Exhibit 99.1

Dear Automatic Data Processing, Inc. Stockholder:

I am pleased to inform you that on August 1, 2006, the Board of Directors of Automatic Data Processing, Inc. (“ADP”) approved the spin-off of our wholly-owned subsidiary, Broadridge Financial Solutions, Inc. (“Broadridge”), a leading global provider of technology-based outsourcing solutions to the financial services industry. Broadridge’s integrated systems and services include investor communication solutions, securities processing solutions, and securities clearing and operations outsourcing solutions. Each ADP stockholder will receive one Broadridge share for every four shares of ADP common stock held on the record date, which was                     , 2007.

The spin-off, which will separate ADP and Broadridge into two distinct businesses with separate ownership and management, will better enable both companies to capitalize on significant opportunities for growth. ADP will continue to focus on its Employer Services and Dealer Services businesses. As an independent, publicly-owned company, Broadridge will be able to pursue its growth strategies and prioritize investment spending as it sees fit, without having to compete for capital or senior management resources with other ADP businesses. This transaction will provide our stockholders with ownership interests in ADP and Broadridge, two companies that are market leaders, each with management teams focused on the unique needs and opportunities of their respective businesses.

The spin-off will be in the form of a pro rata dividend to holders of ADP common stock. The dividend will represent 100 percent of the common stock of Broadridge at the time of the transaction.

You need not take any action to receive the shares of Broadridge to which you are entitled as a stockholder of ADP. You do not need to pay any consideration or surrender or exchange your shares of ADP stock.

We expect that the spin-off will be tax-free to stockholders. To that end, we have requested a ruling regarding the spin-off from the Internal Revenue Service, and intend to complete the spin-off only if we receive a favorable ruling as well as a favorable opinion of counsel confirming the spin-off’s tax-free status. The spin-off is also subject to other conditions, including necessary regulatory approvals.

I encourage you to read the attached information statement, which is being provided to all ADP stockholders. It describes the spin-off in detail and contains important business and financial information about Broadridge.

I believe the spin-off is a positive event for our businesses and our stockholders, and I look forward to your continued support as a stockholder of ADP. We remain committed to working on your behalf to build long-term stockholder value.

Sincerely,

Gary C. Butler

President and Chief Executive Officer

                        , 2007

Dear Future Broadridge Financial Solutions, Inc. Stockholder,

On behalf of the entire team at Broadridge, I want to welcome you as a future stockholder. Our company, which will become independent on or about                     , 2007 brings with it a rich history as a leading global provider of technology-based outsourcing solutions to the financial services industry. Our integrated systems and services include investor communication solutions, securities processing solutions, and securities clearing and operations outsourcing solutions. We are in a strong position to meet the demands of our clients and growing marketplace.

We believe there is a significant market opportunity for outsourcing solutions to the financial services industry based upon what we perceive to be long-term trends in the market such as increasing investor activity, increasing globalization of securities markets, increasing regulatory-driven activity, and increasing acceptance of outsourcing by financial institutions. We are well-positioned to take advantage of these long-term trends through our state-of-the-art offerings, strong heritage of servicing the financial services industry, and deep client relationships.

As an independent company our goal is to create greater value for our clients and our stockholders, with a focused and highly motivated management team.

I encourage you to learn more about Broadridge and the strategies we are pursuing by reading the attached information statement.

Sincerely,

Richard J. Daly

Chief Executive Officer

                    , 2007

The information in this information statement is not complete and may be changed. This information statement is not an offer to sell nor does it seek an offer to buy any securities.

PRELIMINARY INFORMATION STATEMENT

(SUBJECT TO COMPLETION, DATED MARCH 2, 2007)

Automatic Data Processing, Inc., or ADP, is furnishing this information statement to its stockholders in connection with the distribution by ADP to its stockholders of all of its shares of common stock of its wholly-owned subsidiary, Broadridge Financial Solutions, LLC (“Broadridge”), which comprises the Brokerage Services business of ADP.

In this distribution, ADP will distribute all of its shares of Broadridge common stock on a pro rata basis to the holders of ADP common stock. Each of you, as a holder of ADP common stock, will receive one share of Broadridge common stock for every four shares of ADP common stock that you held at the close of business on             , the record date for the distribution. As discussed more fully in the “Distribution” section of this information statement, if you sell shares of ADP common stock in the “regular way” market between the record date and             , the distribution date, you will also be selling your right to receive shares of Broadridge common stock in the distribution. Immediately prior to the distribution, Broadridge will convert to a Delaware corporation, Broadridge Financial Solutions, Inc. Immediately after the distribution is completed, we will be an independent public company.

No vote of ADP stockholders is required for the distribution to occur. No stockholder action is necessary for you to receive the shares of Broadridge common stock to which you are entitled in the distribution. This means that:

•	you do not need to pay any consideration to ADP or to us for the shares of Broadridge common stock distributed to you; and

•	you do not need to surrender or exchange any shares of ADP common stock to receive your shares of Broadridge common stock.

Before             , there was no trading market for Broadridge common stock. On that date, trading of shares of Broadridge common stock began on a “when issued” basis. We have applied to list our common stock on the New York Stock Exchange, or NYSE, under the ticker symbol “BR.”

As you review this information statement, you should carefully consider the matters described in the “ Risk Factors” section beginning on page 10.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell nor does it seek an offer to buy any securities.

The date of this information statement is                     , 2007.

TRADEMARKS

We have proprietary rights to a number of trademarks used in this information statement which are important to our business, including ProxyEdge®, ProxyDisclosure®, PostEdge®, ReorgPlus®, Global Proxy®, ShareLink®, ProVisor®, and MBS Expert®. We have omitted the “®” designation for such trademarks in this information statement. Nevertheless, all rights to such trademarks named in this information statement are reserved.

INDUSTRY AND MARKET DATA

Certain industry and market data cited in this information statement under the heading “Business — Market Overview and Opportunity” were obtained from third party sources. This data was not prepared specifically for us and is attributed to several sources including studies by TowerGroup, Celent and Aite Group and to information published by the U.S. Department of Commerce and the Securities Industry and Financial Markets Association. While we believe that these reports are reliable and appropriately cited in this information statement, we have not independently verified their results.

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SUMMARY

This summary highlights selected information from this information statement relating to our company and our separation from ADP and the distribution of our common stock by ADP. We refer to these transactions in this information statement as the separation and distribution (and, at times, as the separation or as the distribution). For a more complete understanding of our business and the distribution, you should carefully read the entire information statement, including the risk factors and our combined historical and pro forma financial statements and notes to those statements appearing elsewhere in this information statement.

The information included in this information statement, including our combined financial statements, assumes the completion of all the transactions referred to in this information statement as the separation and distribution. Use in this information statement of the terms:

•

“Broadridge,” “we,” “us,” “our” and “our company” refer to Broadridge Financial Solutions, LLC, a Delaware limited liability company which was formed on December 6, 2006 (formerly the Brokerage Services Business of ADP), and, unless the context otherwise requires, its consolidated subsidiaries. Broadridge will be converted to a Delaware corporation immediately prior to the distribution. “Our shares” and “Broadridge shares” refer to the shares of Broadridge Financial Solutions, Inc. outstanding upon and after its conversion to a corporation;

•

“ADP” refers to Automatic Data Processing, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries, including, prior to the distribution date of our stock to its stockholders, Broadridge and the businesses comprising it; and

•	“fiscal year” refers to a twelve month period ended June 30.

Our Company

We are a leading global provider of technology-based outsourcing solutions to the financial services industry. Our integrated systems and services include investor communication solutions, securities processing solutions, and securities clearing and operations outsourcing solutions. With more than four decades of experience, we provide financial services firms with advanced, dependable, scalable and cost-effective integrated systems.

We serve a large and diverse client base in the financial services industry including retail and institutional brokerage firms, global banks, mutual funds, annuity companies, institutional investors, specialty trading firms, and clearing firms. We also provide services to corporate issuers.

We deliver a broad range of solutions that help our clients better serve their retail and institutional customers across the entire investment lifecycle, including pre-trade, trade, and post-trade processing. Our systems enable our clients to process securities transactions in more than 50 countries. In fiscal 2006, we:

•

processed over one billion investor communications, in either paper or electronic form as requested by the investor, including proxy materials, investor account statements, trade confirmations, tax statements, and pre-sale and post-sale prospectuses;

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provided components of our securities processing solutions to seven of the top 10 U.S. broker-dealers, as ranked by the Securities Industry and Financial Markets Association, a securities industry association (“SIFMA”); and

•	served over 90 correspondents through our securities clearing services.

In fiscal 2006, we generated $1.9 billion in total revenues and $180.5 million in net earnings from continuing operations.

Our headquarters are located at 2 Journal Square Plaza, Jersey City, New Jersey 07306, and our telephone number is (201) 714-3000. We anticipate that, commencing in August 2007, our headquarters will be located at 1981 Marcus Avenue, Lake Success, New York 11042. We maintain an Internet site at www.broadridge.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this information statement or the registration statement of which it is a part.

Our Business

Overview

We are a leading global provider of investor communication solutions, securities processing solutions, and securities clearing and operations outsourcing solutions to the financial services industry. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. Our operations are classified into three business segments:

Investor Communication Solutions

A large portion of our Investor Communication Solutions business involves the processing and distribution of proxy materials to investors in equity securities and mutual funds, as well as the facilitation of related vote processing. ProxyEdge, our innovative electronic proxy delivery and voting solution for institutional investors, helps ensure the participation of many companies’ largest stockholders. We provide regulatory reporting, tax reporting and corporate actions/reorganization processing solutions that help our clients meet their regulatory compliance needs. We also provide financial information distribution and transaction reporting services to both financial institutions and securities issuers. These services include the processing and distribution of account statements and trade confirmations, traditional and personalized document fulfillment and content management services, and imaging, archival and workflow solutions that enable and enhance our clients’ communications with investors. All of these services are delivered through physical and electronic means.

Securities Processing Solutions

We offer a suite of advanced computerized real-time transaction processing services that automate the securities transaction lifecycle, from desktop productivity tools and portfolio management to order capture and execution, trade confirmation, settlement, and accounting. Our services help financial institutions efficiently and cost-effectively consolidate their books and records, focus on their core businesses, and manage risk. With multi-currency capabilities, our Global Processing Solution supports real-time global trading of equity, option, mutual fund and fixed income securities in established and emerging markets.

Clearing and Outsourcing Solutions

Securities clearing and settlement describes the process of matching, recording, and processing transaction instructions and then exchanging payment between counterparties. Our securities clearing services enable clients to utilize our broker-dealer business to finance inventory and margin balances. Our operations outsourcing solutions allow brokers of all sizes to outsource the administrative functions of trade processing to us, from order entry to trade matching and settlement, while maintaining their ability to finance and capitalize their business.

Our Integrated Solutions

We believe the breadth of our value-added solutions and services is unique. Our U.S. clients can choose from three levels of trade processing services, all of which utilize the same technology platform. This allows our clients to migrate across these services as they grow or their business needs change without having to undergo the cost and risk of changing their underlying back-office systems. Our three-tier service offering is as follows:

•	financial institutions that choose to run their own clearing operations can utilize our securities transaction processing systems on a hosted, application service provider (“ASP”) basis;

•

financial institutions that choose to take advantage of the scale and resources of a large securities clearing firm can receive our securities processing and securities clearing, settlement and financing services on an integrated outsourced basis as our correspondents; and

•

financial institutions that believe the best way to optimize their business is to outsource their staff, systems and securities processing functions while retaining customer credit and financing activities can utilize our operations outsourcing services.

In addition, our clients can integrate our securities processing and clearing services with our other services including: (i) the processing of trade confirmations and account statements, delivered traditionally or electronically; (ii) pre-sale and post-sale equity and mutual fund prospectus processing; and (iii) automated workflow tools that help our clients streamline their securities processing and operations activities. Our core systems for processing equity, option and mutual fund transactions in the U.S. markets can also be combined with our specialized systems for trading in fixed income and international securities. These specialized securities processing services are fully integrated with our correspondent clearing and operations outsourcing services.

Market Opportunity

We believe there is a significant opportunity for outsourcing solutions to the financial services industry based upon our perceived long-term market trends. These trends include: (i) increasing investor activity; (ii) increasing globalization of securities markets; (iii) increasing regulatory-driven activity; and (iv) increasing acceptance of outsourcing.

For a more detailed discussion of these market trends, see “Business — Market Overview and Opportunity,” included elsewhere in this information statement.

Our Competitive Strengths

We enjoy a strong position in the markets in which we participate as a result of the following unique strengths that differentiate us from our competitors:

•

Strong heritage with established position serving the financial services industry. Over our long history as the Brokerage Services Business of ADP, we have established ourselves as a leading provider of technology-based outsourcing solutions to the financial services industry. In fiscal 2006, we: (i) processed approximately 70% of all proxy votes in the United States; (ii) distributed over one billion investor communications; (iii) provided components of our securities processing solutions to seven of the top 10 U.S. broker-dealers; and (iv) provided six of the top 10 Fortune Global 500 banks with fixed income trade processing services. We are investing in and building on our heritage and client relationships as we establish ourselves as an independent company.

•

Global products and operations. Our product set and client base are global in reach. We enable our clients to process transactions in more than 50 countries and have client support, sales presence, and distributed operations across the globe. With our global presence, we seek to expand our business as more financial institutions outside the United States outsource their information and transaction processing and clearing functions. In addition, we believe the globalization of the financial markets and regulatory efforts to re-engineer securities settlement practices on a pan-European basis will create a significant opportunity for our unique global securities processing and operations outsourcing offerings.

•

Longstanding and deep client relationships. Our relationships with clients representing a majority of our revenues date back on average 10 or more years. Our client relationships are based on exceptionally high levels of client service. These long-term, stable relationships with our clients provide a strong vehicle for the distribution of additional value-added products.

•	Long-term, recurring revenue client contracts. We typically enter into long-term contracts with revenues based on production volume. Much of our revenues are therefore recurring in nature.

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Flexible, state-of-the-art processing offerings and innovative products and services. Our innovative investor communication solutions reduce distribution costs and increase efficiency for our clients. These services include: (i) householding of communications to multiple investors at the same address; (ii) electronic proxy delivery and voting; and (iii) the electronic delivery of various investor communications. In addition, our integrated securities processing platforms support securities trading on a global basis and are offered as hosted ASP or fully outsourced solutions. We also provide our clients with the ability to receive our securities processing, securities clearing and operations outsourcing services on either an unbundled or fully integrated basis. Our clients can therefore migrate across these offerings as their businesses change without undergoing the cost and risk of changing their underlying back-office systems.

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Proven and experienced management team. We have an experienced, seasoned management team that is substantially the same team that managed our business prior to our separation from ADP. Our Chief Executive Officer has been with us for 18 years. Collectively, members of our senior management team have an average of 17 years with us or ADP and have proven their ability to manage our business.

Our Strategy

We believe we are well-positioned to take advantage of long-term market trends through our state-of-the-art offerings, strong heritage of servicing the financial services industry, and deep client relationships. While short-term market fluctuations may impact year-to-year growth comparisons, our goals are to drive revenue growth and margin expansion over the long run through the following:

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Drive new sales of existing solutions. We deliver solutions that automate securities transaction processing and clearing functions for financial institutions, as well as value-added solutions that assist our clients in efficiently and economically meeting their regulatory compliance requirements and investor communication and reporting needs. Many of our clients use our services as modular solutions rather than our full integrated solution set. Therefore, we intend to grow both by selling additional services to our existing clients as well as by selling existing services to new clients.

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Deliver new products and services. To address the changing needs of our clients, we continue to offer new products and services through internal development, acquisitions, or strategic alliances. We strive to offer new products and services that deliver high value to financial institutions at a lower cost than such financial institutions can provide for themselves or receive from other third parties. In our Investor Communication Solutions business, we recently introduced our Investor Mailbox tool which provides the electronic delivery of investor communications to a centralized location for our clients’ retail customers, a tax information reporting product for the preparation of IRS Form 1099s, and our electronic proxy services to Japanese issuers. Other examples include our entry into the securities clearing services market and the development of our operations outsourcing solution for self-clearing firms, an offering which is the first of its kind in the market.

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Capture the global securities processing, operations outsourcing and securities clearing opportunity. Financial services firms outside the United States are increasingly following the practice common in the United States of outsourcing their information and transaction processing and securities clearing functions. Furthermore, global financial services firms are looking to integrate their U.S. and international securities processing systems and consolidate their back-office operations on a worldwide basis. We intend to leverage our global offerings to achieve a significant global operations outsourcing and securities clearing presence.

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Implement operational cost efficiencies. We intend to implement cost saving initiatives in order to enhance the efficiency of our operations. An example is the outsourcing of many of our data center operations to ADP.

Risk Factors

In the execution of our business strategy, we have faced and will continue to face significant challenges. Our ability to execute our strategy is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this summary. These risks include:

•	future consolidation in the financial services industry could eliminate some of our existing and potential clients and could make us more dependent on a more limited number of clients;

•

the financial services industry has experienced increasing scrutiny by regulatory authorities in recent years and further changes in legislation or regulations may affect our ability to conduct our business or may reduce our profitability; in addition, regulatory changes that specifically relate to the services we provide, such as investor communication services, could adversely affect us;

•

we have not operated as a stand-alone public company, and as a result we will need to (i) develop our name recognition and reputation with our clients and employees, (ii) incur the additional costs of being a separate public company and (iii) continue to obtain data center services from ADP following the spin-off in addition to services that we will obtain from ADP on a transitional basis for up to one year;

•

our historical and pro forma financial information are not necessarily representative of the results that we would have achieved as a separate public company because a number of aspects of our operations, including the cost allocations, working capital and financing costs and bargaining power that we experienced as part of ADP, will change after the spin-off is completed; and

•	our debt load, and related financing expenses, will significantly increase as a result of the $800 million of indebtedness we will incur in connection with the spin-off to fund a cash dividend to ADP.

Any of the above risks could adversely affect our financial condition and results of operations. Investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this information statement.

Distribution

The following is a brief summary of the terms of the distribution. For a full discussion, see “Distribution,” included elsewhere in this information statement.

Distributing company	ADP, which after the distribution will not own any shares of our common stock.

Distributed company

Broadridge Financial Solutions, LLC, which is a wholly-owned subsidiary of ADP. We will convert to a Delaware corporation, Broadridge Financial Solutions, Inc., immediately prior to the distribution. After the distribution, we will be an independent public company.

Distributed shares

All of the shares of our common stock will be owned by ADP, which will be 100% of our common stock outstanding immediately prior to the distribution. The number of shares that ADP will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of our common stock, as described below.

Distribution ratio	One share of our common stock for every four shares of ADP stock that you hold at the close of business on the record date for the distribution.

Fractional shares

ADP will not distribute any fractional shares of our common stock to its stockholders. Instead, the transfer agent identified below will aggregate fractional shares into whole shares and sell them in the open market at prevailing market prices and distribute the proceeds pro rata to each person who otherwise would have been entitled to receive a fractional share in the distribution. You will not be entitled to any interest on the amount of payment made in lieu of a fractional share.

Record date	, 2007 ( p.m., New York City time).

Distribution date	, 2007.

Distribution

On or about the distribution date, the transfer agent identified below will distribute the shares of our common stock by crediting such shares to book-entry accounts established by the transfer agent for persons who were stockholders of ADP at the close of business on the record date. You will not be required to make any payment or surrender or exchange your ADP common stock or take any other action to receive your shares of our common stock. If you sell shares of ADP common stock in the “regular way” market between the record date and the distribution date, you will also be selling your right to receive distributed shares of our common stock in the distribution. Registered stockholders will receive additional information from the transfer agent shortly after the distribution date. Beneficial stockholders will receive information from their financial intermediary.

Under the separation and distribution agreement, ADP may, without liability, decide not to proceed with the proposed distribution at any time prior to the time that the distribution is effected. See “Our Relationship with ADP — Agreements with ADP — Separation and Distribution Agreement,” included elsewhere in this information statement.

Transfer agent	American Stock Transfer & Trust Company will act as our transfer agent.

Stock exchange listing

We expect to apply to list our shares of common stock on the New York Stock Exchange under the ticker symbol “BR.” Before the distribution, there was no trading market for our common stock. On                          , 2007 trading of shares of our common stock began on a “when issued” basis. See “Distribution — Trading Between the Record Date and Distribution Date,” included elsewhere in this information statement.

Incurrence of debt

In connection with the separation and distribution, we intend to obtain new financing. We expect to borrow $800 million and use the proceeds to pay a dividend to ADP prior to the distribution. The remaining initial borrowing will be used to pay other liabilities and fees and expenses relating to the financing of this indebtedness. For additional information relating to our planned financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources — New Credit Facility,” included elsewhere in this information statement.

Tax considerations

ADP has requested a ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the request, the distribution will qualify as a transaction that is tax-free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended; the distribution is conditioned upon the receipt by ADP of such a favorable ruling. In addition, the distribution is conditioned upon the receipt by ADP of a favorable opinion of counsel confirming the distribution’s tax-free status, which ADP intends to obtain from Paul, Weiss, Rifkind, Wharton & Garrison LLP, its counsel. See “Distribution — Certain U.S. Federal Income Tax Consequences of the Distribution,” included elsewhere in this information statement, for a more detailed description of the U.S. federal income tax consequences of the distribution.

In connection with the distribution, we will be subject to restrictions on certain post-distribution actions, including significant transfers of our stock or assets, that could affect the qualification of the distribution as a tax-free transaction. We will also generally indemnify ADP if the distribution fails to qualify as a tax-free transaction for specified reasons. For additional information regarding these matters, see “Our Relationship with ADP — Agreements with ADP — Tax Allocation Agreement,” included elsewhere in this information statement.

Dividend policy

We expect to pay cash dividends on our common stock. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors, subject to regulatory and other constraints. See “Dividend Policy,” included elsewhere in this information statement.

Relationship with ADP

Prior to the distribution, we will enter into a separation and distribution agreement and several other agreements with ADP to effect the separation and distribution and provide a framework for our relationship with ADP after the separation. For a discussion of these arrangements, see “Our Relationship with ADP — Agreements with ADP,” included elsewhere in this information statement.

Stockholder inquiries	If you have any questions relating to the distribution, you should contact American Stock Transfer & Trust Company at 1-866-703-9065.

Risk factors	The distribution and ownership of our common stock involve various risks. You should carefully read the “Risk Factors” beginning on page 10 of this information statement.

Summary Combined Financial Data

The following table sets forth summary combined financial information from our unaudited combined financial statements as of and for the six months ended December 31, 2006 and 2005 and our audited combined financial statements as of and for the years ended June 30, 2006, 2005 and 2004. The summary combined financial data presented below should be read in conjunction with our combined financial statements and the accompanying notes included elsewhere in this information statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including many changes that will occur in the operations and capitalization of our company as a result of our separation from ADP. Results of operations for the six months ended December 31, 2006 are not necessarily indicative of results for the full fiscal year.

	Twelve Months Ended June 30,			Six Months Ended December 31,
	2006	2005	2004	2006	2005
	(in millions)
Net revenues	$1,933.3	$1,717.1	$1,525.8	$871.4	$764.7
Cost of net revenues	1,433.0	1,273.2	1,132.5	675.8	586.9
Selling, general and administrative expenses	195.9	168.5	142.0	101.6	99.1
Other expenses, net	1.7	1.5	0.9	1.6	0.6

Total expenses	1,630.6	1,443.2	1,275.4	779.0	686.6

Earnings from continuing operations before income taxes	302.7	273.9	250.4	92.4	78.1
Provision for income taxes	122.2	107.5	104.2	35.9	31.5

Net earnings from continuing operations	$180.5	$166.4	$146.2	$56.5	$46.6

	As of June 30,			As of December 31,
	2006	2005	2004	2006	2005
	(in millions)
Balance Sheet and Other Data
Cash and cash equivalents	$50.1	$31.6	$23.6	$84.8	$114.8
Total current assets	1,405.9	1,682.1	429.6	1,440.5	1,557.8
Property, plant and equipment, net	80.7	75.4	66.5	70.3	77.5
Total assets	2,134.7	2,422.7	1,034.5	2,139.3	2,309.7
Total current liabilities	990.3	1,065.3	211.9	1,097.0	1,191.5
Total liabilities	1,091.5	1,136.2	286.7	1,189.3	1,246.3
Total Group equity	1,043.2	1,286.5	747.8	950.0	1,063.3

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this information statement. Based on the information currently known to us, we believe that the following information identifies the material risk factors affecting our company in each of the noted risk categories: (i) Risks Relating to Our Business; (ii) Risks Relating to Our Clearing and Outsourcing Solutions Business; (iii) Risks Relating to Our Separation From ADP; and (iv) Risks Relating to Our Common Stock. However, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also adversely affect our business.

If any of the following risks and uncertainties develops into actual events, they could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

Risks Relating to Our Business

Future consolidation in the financial services industry could adversely affect our revenues by eliminating some of our existing and potential clients and could make us more dependent on a more limited number of clients.

There has been and continues to be merger, acquisition and consolidation activity in the financial services industry. Mergers or consolidations of financial institutions in the future could reduce the number of our clients and potential clients. If our clients merge with or are acquired by other entities that are not our clients, or that use fewer of our services, they may discontinue or reduce the use of our services. For example, one of our large clients has recently been acquired and, as a result, it has notified us that it intends to terminate the Securities Processing Solutions and Clearing and Outsourcing Solutions services that we provide to it, as of the end of the current fiscal year. However, we will continue to provide this client, and its acquiror, with proxy distribution and related services. This client generated $39.7 million of revenues in fiscal 2006 with respect to the services being terminated. See “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risks Relating to Our Business.” In addition, it is possible that the larger financial institutions resulting from mergers or consolidations could decide to perform in-house some or all of the services that we currently provide or could provide. Any of these developments could have a material adverse effect on our business and results of operations.

A large percentage of our revenues is derived from a small number of clients in the financial services industry.

In fiscal 2006, we derived approximately 24% of our revenues from five clients. Our largest single client accounted for over 5% of our revenues. While these clients generally work with multiple business segments, the loss of business from any of these clients due to client consolidation or non-renewal of contracts would have an adverse effect on our revenues and results of operations. Moreover, we cannot assure you that we will be able to renew any of our contracts on terms we consider favorable. For example, a client of our Investor Communication Solutions business segment, that was one of our five largest clients in fiscal 2006, has notified us that it will not renew its contract for account statement processing and distribution services with us, which has already expired. However, we will continue to provide this client with proxy distribution and related services. This client generated $44.8 million of revenues in fiscal 2006 with respect to the services being terminated. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risks Relating to Our Business.”

The financial services industry has experienced increasing scrutiny by regulatory authorities in recent years and further changes in legislation or regulations may affect our ability to conduct our business or may reduce our profitability.

The legislative and regulatory environment of the financial services industry has undergone significant change in the past and may undergo further change in the future. The SEC, the National Association of Securities Dealers (the “NASD”), various securities exchanges and other U.S. and foreign governmental or regulatory authorities continuously review legislative and regulatory initiatives and may adopt new or revised laws and regulations. These legislative and regulatory initiatives may affect the way in which we conduct our business and may make our business less profitable. Changes in the interpretation or enforcement of existing laws and regulations by those entities may also adversely affect our business.

Our Investor Communication Solutions business generates a large amount of revenue from the distribution of proxy materials. Prior to recent amendments, SEC rules required affirmative written consent from a stockholder before proxy materials could be delivered electronically to that stockholder. On December 13, 2006, the SEC adopted amendments to its proxy rules that will allow public companies an option to follow a “notice and access” model of proxy material delivery. The new rules go into effect on July 1, 2007 and may not be used prior to that date.

Under the new rules, public companies may furnish proxy materials to stockholders by posting them on an Internet website and providing stockholders with notice of the Internet availability of the proxy materials. The notice will be mailed to stockholders unless they have previously elected to receive proxy materials via electronic delivery. Stockholders may request that paper copies of the proxy materials be mailed to them and may make a permanent election to receive proxy materials by mail or by e-mail with respect to future proxy solicitations conducted by the company or other soliciting persons. When a public company chooses to rely on the notice and access model, brokers, banks and similar intermediaries must prepare and send their own notices to their beneficial stockholder customers. A beneficial stockholder desiring a paper or e-mail copy of the proxy materials must request one from the intermediary.

When it adopted the new rules, the SEC also proposed further rule amendments that would require companies and soliciting persons to furnish proxy materials to stockholders by posting them on an Internet website and providing stockholders with notice of the Internet availability of the proxy materials. Companies and soliciting persons could continue to furnish paper copies of the proxy materials to some or all stockholders at the same time that the notice of Internet availability is sent. In addition, stockholders would be able to continue to request paper copies of proxy materials.

The adopted changes, and the proposed changes, if adopted, will have a significant effect on our business. For those companies that choose the notice and access option, we will continue to mail notices to those stockholders who have not elected to receive proxy materials electronically. Therefore, the volume of items to be mailed will most likely remain unchanged. However, the weight of the packages will be less, resulting in lower revenues per distribution. At the same time, some stockholders may elect to continue to receive paper copies of proxy materials. Certain of these mailings may not receive the benefit of volume discounts, resulting in higher revenues per distribution. We also anticipate deriving additional revenue from the fulfillment services that we expect to provide for individually ordered paper proxy materials and for the establishment of procedures such as toll-free numbers and websites to accommodate the requests of stockholders to receive paper proxy materials for up to one year after the conclusion of the meeting or corporate action to which the materials relate. Additionally, we may derive revenue from new services such as the creation of access notices and the creation and maintenance of a new database of stockholders requesting paper proxy materials. We do not at this time know how many companies will choose the notice and access option, nor do we know how many stockholders will elect to continue to receive paper copies of proxy materials. As a result, we cannot at this time predict the net effect of the SEC’s new electronic access rules on our Investor Communication Solutions business.

In addition, the NYSE has convened a Proxy Working Group to review the NYSE’s rules regarding the participation of its brokerage firm members in the proxy voting process. A report issued by the Working Group in June 2006 recommended that the NYSE amend existing rules that allow brokers to vote in uncontested director elections. The Working Group also recommended that the NYSE increase investor education regarding the proxy voting process, support efforts to improve the ability of issuers to communicate directly with investors and review our role in the process, as well as the reimbursement of brokers for handling the forwarding of investor materials.

Taken together, the new electronic access rules and the Working Group recommendations could result in dramatic changes to regulations and practices regarding the distribution of proxy materials, proxy voting and stockholder communications. It is unclear how our role in the process will change. Even if we are able to adapt to the changes, our business may nevertheless suffer. Moreover, if additional modifications to the current regulatory regime are enacted that allow for Internet delivery without notice of additional forms of investor communications, our revenues in the Investor Communication Solutions business could be adversely affected.

Also, certain of the securities processing services we provide may be deemed to be mission-critical functions of financial institutions that are regulated by one or more member agencies of the Federal Financial Institutions Examination Council (“FFIEC”). We are therefore subject to examination by the member agencies of the FFIEC. The FFIEC conducts periodic reviews of certain of our operations in order to identify existing or potential risks associated with our operations that could adversely affect the financial institutions to which we provide services, evaluates our risk management systems and controls, and determines our compliance with applicable laws that affect the services we provide to financial institutions. In addition to examining areas such as our management of technology, data integrity, information confidentiality and service availability, the reviews also assess our financial stability. A sufficiently unfavorable review from the FFIEC could result in our clients not being allowed to use our services, which could have a material adverse effect on our business, financial condition and operating results.

Our revenues may decrease due to declines in trading volume, market prices, liquidity of securities markets or proprietary trading activity.

We generate significant revenues from the transaction processing fees we earn from our investor communication, securities processing, and securities clearing and operations outsourcing services (including the interest income from our margin lending activities and interest earned by investing clients’ cash). These revenue sources are substantially dependent on customer trading volumes, market prices and liquidity of securities markets. Over the past several years the U.S. and foreign securities markets have experienced significant volatility. Sudden sharp or gradual but sustained declines in market values of securities can result in:

•	reduced investor communication activity, including reduced mutual funds communications volumes, reduced mergers and acquisitions and reduced proxy activity;

•	reduced trading activity;

•	illiquid markets;

•	declines in the market values of securities carried by our clients and clearing correspondents;

•	the failure of buyers and sellers of securities to fulfill their settlement obligations;

•	reduced margin loan balances of investors; and

•	increases in claims and litigation.

The occurrence of any of these events would likely result in reduced revenues and decreased profitability from our investor communication solutions, securities processing solutions, and securities clearing and operations outsourcing solutions activities.

Breaches of our information security policies or safeguards, or those of our outsourced data center services provider, could adversely affect our ability to operate, could result in the personal or account information of our clients’ customers being misappropriated, and may cause us to be held liable or suffer harm to our reputation.

We process and transfer the personal and account information of customers of financial institutions. Our clients are subject to laws and regulations in the United States and other jurisdictions designed to protect the privacy of personal information and to prevent that information from being inappropriately disclosed and they require that we abide by such laws and regulations in performing our services for them. We have developed and maintain technical and operational safeguards including encryption, authentication technology and transmission of data over private networks in order to effect secure transmissions of confidential information over computer systems and the Internet. In addition, ADP, as our data center services provider, has information security safeguards in place. However, despite those safeguards, it is possible that hackers, employees acting contrary to security policies or others could improperly access our systems or improperly obtain or disclose the personal or account information of our clients’ customers. Any breach of our security policies or safeguards, or those of our outsourced data center services provider, resulting in the unauthorized use or disclosure of the personal or account information of our clients’ customers could limit our ability to provide services, hinder the growth of our business and subject us to litigation or damage our reputation. In addition, we may incur significant costs to protect against the threat of network or Internet security breaches or to alleviate problems caused by such breaches.

We have recently combined our primary data center with ADP’s data center from whom we will purchase a significant portion of our data center services, including disaster recovery capabilities.

In July 2006, we combined our primary data center with ADP’s data center. In connection with the distribution, we will enter into a multi-year data center outsourcing services agreement with ADP pursuant to which ADP will provide us with data center services consistent with the services provided to us immediately prior to the distribution. The services include hosting the mainframe, midrange, open systems, and networks. Additionally, systems engineering, network engineering, hardware engineering, network operations, data center operations, application change management, and data center disaster recovery services will be managed by ADP. As a result, we will purchase a significant portion of our data center services, including disaster recovery capabilities, from ADP. ADP has not ordinarily provided outsourced data center services. If ADP fails to adequately perform the data center services in the manner necessary to meet our clients’ needs, our business, financial condition and results of operations may be harmed. If our agreement with ADP is terminated for any reason, we may not be able to find an alternative data center services provider in a timely manner or on acceptable financial terms. If we need to build our own information technology infrastructure, we may incur substantial costs and could experience temporary business interruptions. As a result, we may not be able to meet the demands of our clients and, in turn, our business, financial condition and results of operations may be harmed. In addition, technology service failures could have adverse regulatory consequences for our Clearing and Outsourcing Solutions business. Some of these risks are anticipated and covered through service level credits, termination rights, and indemnification clauses in our data center outsourcing services agreement with ADP. Nevertheless, we may not be adequately protected against all possible losses through the terms of the agreement.

Any slowdown or failure of our computer or communications systems or those of our outsourced data center services provider could subject us to liability for losses suffered by our clients or their customers.

Our services depend on our ability to store, retrieve, process and manage significant databases, and to receive and process transactions and investor communications through a variety of electronic systems and media. Our systems, those of our outsourced data center services provider, or any other systems with which ours interact could slow down significantly or fail for a variety of reasons, including:

•	computer viruses or undetected errors in internal software programs or computer systems;

•	inability to rapidly monitor all system activity;

•	inability to effectively resolve any errors in internal software programs or computer systems once they are detected;

•	heavy stress placed on systems during peak times; or

•	power or telecommunications failure, fire, flood or any other natural disaster.

While we monitor system loads and performance and implement system upgrades to handle predicted increases in trading volume and volatility, we cannot assure you that we will be able to accurately predict future volume increases or volatility or that our systems and those of ADP, as our data center services provider, will be able to accommodate these volume increases or volatility without failure or degradation. Moreover, because we have outsourced our data center operations, the operation and performance of the data center involve factors beyond our control. Any significant degradation or failure of our computer systems, communications systems or any other systems in the clearing or trading processes could cause the customers of our clients to suffer delays in the execution of their trades. These delays could cause substantial losses for our clients or their customers and could subject us to claims and losses, including litigation claiming fraud or negligence that could damage our reputation, increase our service costs, cause us to lose revenues and/or divert our technical resources.

If the operational systems and infrastructure that we depend on fail to keep pace with our anticipated growth, we may experience operating inefficiencies, client dissatisfaction and lost revenue opportunities.

The growth of our business and expansion of our client base may place a strain on our management and operations. We believe that our current and anticipated future growth will require the implementation of new and enhanced communications and information systems, the training of personnel to operate these systems and the expansion and upgrade of core technologies. While many of our systems are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth. In addition, we cannot assure you that we will be able to accurately predict the timing or rate of this growth or expand and upgrade our systems and infrastructure on a timely basis. Because we utilize the systems of our outsourced data center, we will depend on ADP to keep the processing capacity and speed of the data center in line with the growth of our business.

In addition, with respect to our Clearing and Outsourcing Solutions business, the scope of procedures for assuring compliance with applicable rules and regulations has changed as the size and complexity of our business has increased. We have implemented and continue to implement formal compliance procedures to respond to these changes. The future operating results of our Clearing and Outsourcing Solutions business will depend on our ability:

•	to improve our systems for operations, financial controls, and communication and information management;

•	to refine our compliance procedures and enhance our compliance oversight; and

•	to recruit, train, manage and retain our employees.

Our growth has required and will continue to require increased investments in management personnel and systems, financial systems and controls and office facilities. In the absence of continued revenue growth, the costs associated with these investments would cause our operating margins to decline from current levels. We cannot assure you that we will be able to manage or continue to manage our recent or future growth successfully. If we fail to manage our growth, we may experience operating inefficiencies, dissatisfaction among our client base and lost revenue opportunities.

If we are unable to respond to the demands of our existing and new clients, our ability to reach our revenue goals or maintain our profitability could be diminished.

The global securities industry is characterized by increasingly complex infrastructures and products, new and changing business models and rapid technological changes. Our clients’ needs and demands for our products and services evolve with these changes. For example, an increasing number of our clients are from market segments focusing on hedge funds, algorithmic trades and direct access customers who demand increasingly sophisticated products. Our future success will depend, in part, on our ability to respond to our clients’ demands for new services, capabilities and technologies on a timely and cost-effective basis, to adapt to technological advancements and changing standards and to address our clients’ increasingly sophisticated requirements.

Intense competition could negatively affect our ability to maintain or increase our market share and profitability.

The market for our products and services is rapidly evolving and highly competitive. We compete with a number of firms that provide similar products and services to our market. In addition, we compete with our clients’ in-house capabilities to perform competitive functions. Some of our competitors may possess significantly greater financial, technical, marketing and other resources than we do. Some of our competitors may also offer a wider range of services than we do and may enjoy greater name recognition and more extensive client bases than ours. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients and adopt more aggressive pricing policies than we will be able to offer or adopt. There can be no assurances that we will be able to compete effectively with current or future competitors. If we fail to compete effectively, our market share could decrease and our business, financial condition and operating results could be materially harmed.

We may be unable to attract and retain key personnel.

Our continued success depends on our ability to attract and retain senior management and other qualified personnel to conduct our Investor Communication Solutions, Securities Processing Solutions, and Clearing and Outsourcing Solutions businesses. The market for such specialists is extremely competitive and has grown more so recently due to industry growth. There can be no assurance that we will be successful in our efforts to recruit and retain the required personnel. If we are unable to attract and retain qualified individuals or our recruiting and retention costs increase significantly, our operations and financial results could be materially adversely affected.

Our products and services, and the products and services provided to us by third parties, may infringe upon intellectual property rights of third parties, and any infringement claims could require us to incur substantial costs, distract our management or prevent us from conducting our business.

Although we attempt to avoid infringing upon known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third-party proprietary rights. If we infringe upon the rights of third parties, we may be unable to obtain licenses to use those rights on commercially reasonable terms. Additionally, third parties that provide us with products and services that are integral to the conduct of our business may be subject to similar allegations, which could prevent them from continuing to provide these products and services to us. In either of these events, we would need to undertake substantial reengineering in order to continue offering our services and we may not succeed in doing so. In addition, any claim of infringement could cause us to incur substantial costs defending the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from conducting our business.

Acquisitions and integrating such acquisitions create certain risks and may affect operating results.

From time to time, we have been, and expect to continue to be, a business acquirer. The acquisition and integration of businesses involve a number of risks. The core risks are in the areas of:

•	valuation: negotiating a fair price for the business based on inherently limited due diligence reviews; and

•

integration: managing the complex process of integrating the acquired company’s people, products, technology and other assets so as to realize the projected value of the acquired company and the synergies projected to be realized in connection with the acquisition.

Also, the process of integrating these businesses may disrupt our business and divert our resources. These risks may arise for a number of reasons including, for example:

•	finding suitable businesses to acquire at affordable valuations or on other acceptable terms;

•	competition for acquisitions from other potential acquirers;

•	borrowing money from lenders or selling equity or debt securities to the public to finance future acquisitions on terms that may be adverse to us;

•	incurring unforeseen obligations or liabilities in connection with such acquisitions;

•	devoting unanticipated financial and management resources to an acquired business;

•	entering markets where we have minimal prior experience; and

•	experiencing decreases in earnings as a result of non-cash impairment charges.

In addition, international acquisitions often involve additional or increased risks including, for example:

•	geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	complying with foreign regulatory requirements;

•	enforcing intellectual property rights in some foreign countries; and

•	general economic and political conditions.

General economic and political conditions and broad trends in business and finance that are beyond our control may contribute to reduced levels of activity in the securities markets, which could result in lower revenues from our business operations.

Trading volume, market prices and liquidity are affected by general national and international economic and political conditions and broad trends in business and finance that result in changes in volume and price levels of securities transactions. These factors include:

•	economic, political and market conditions;

•	the availability of short-term and long-term funding and capital;

•	the level and volatility of interest rates;

•	legislative and regulatory changes;

•	currency values and inflation; and

•	national, state and local taxation levels affecting securities transactions.

These factors are beyond our control and may contribute to reduced levels of activity in the securities markets. Our revenue has historically been largely driven by the volume of trading activities of our clients. Our margin lending revenues are also impacted by changes in the trading activities of our correspondents. Accordingly, any significant reduction in activity in the securities markets would likely result in lower revenues from our business operations.

The financial services business is highly dependent on certain market centers that may be targets of terrorism.

Our business is dependent on exchanges and market centers being able to process trades. Terrorist activities in September 2001 caused the U.S. securities markets to close for four days. This impacted our revenue and profitability for that period of time. If future terrorist incidents cause interruption of market activity, our revenues and profits may be impacted negatively again.

Risks Relating to Our Clearing and Outsourcing Solutions Business

Our existing clearing correspondents may choose to perform their own securities clearing services as their operations grow.

We market our securities clearing services to our existing correspondent clients on the strength of our ability to process transactions and perform related back-office functions more effectively than these clients could perform these functions themselves. As our correspondent clients’ operations grow, they often consider the option of performing securities clearing functions themselves, in a process referred to in the securities industry as “self-clearing.” As the transaction volume of a broker-dealer grows, the cost of implementing the necessary infrastructure for self-clearing may be eventually offset by the elimination of per-transaction processing fees that would otherwise be paid to a clearing firm. Additionally, performing their own securities clearing services allows self-clearing broker-dealers to retain their customers’ margin balances, free credit balances and securities for use in margin lending activities. If a significant number of clearing correspondents or correspondents representing a significant portion of our business terminate their clearing relationship with us to become self-clearing, this could result in a material adverse effect on our business, financial condition and operating results.

We have tried to address this potential client loss by offering our operations outsourcing service, which affords firms an ability to remain or become self-clearing without the necessity of maintaining this infrastructure. However, some firms may nevertheless choose to change to self-clearing operations and not outsource their operations to us, which could have a material adverse effect on our business, financial condition and operating results.

Our securities clearing business may be exposed to risk from our counterparties and third parties.

In the normal course of business, our securities clearing activities involve execution, settlement and financing of various security clearing transactions for a nationwide client base. With these activities, we may be exposed to risk in the event our clients, other broker-dealers, banks, clearing organizations or depositories are unable to fulfill contractual obligations.

Our practice of recording security clearing transactions may expose us to off-balance sheet risk of loss.

We record clients’ security clearing transactions on a settlement date basis, which is generally three business days after trade date. We are therefore exposed to off-balance sheet risk of loss on unsettled transactions in the event clients and other counterparties are unable to fulfill contractual obligations.

Our securities clearing business may be subject to liability under our membership agreements with exchanges and clearinghouses.

We are a member of numerous exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet these shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral. We may be subject to liability under these arrangements in case of default of a member of those exchanges or clearinghouses.

Our securities clearing business’ involvement in options markets subjects us to risks inherent in conducting business in those markets.

We clear options contracts on behalf of our correspondents and their customers. Trading in options contracts is generally more highly leveraged than trading in other types of securities. This additional leverage increases the risk associated with trading in options contracts, which in turn raises the risk that a correspondent or customer may not be able to fully repay its creditors, including us, if it experiences losses in its options contract trading business.

Our securities clearing and operations outsourcing services could expose us to legal liability for errors in performing clearing or operations outsourcing services and, in connection with our clearing services, for improper activities of our correspondents.

Any intentional failure or negligence in properly performing our securities clearing or operations outsourcing services, or any mishandling of funds and securities held by us on behalf of our correspondents and their customers could lead to censures, fines or other sanctions by applicable authorities as well as actions in contract or tort brought by parties who are financially harmed by those failures or mishandlings. Any litigation that arises as a result of our securities clearing or operations outsourcing services could harm our reputation and cause us to incur substantial expenses associated with litigation and damage awards that could exceed our liability insurance by unknown but significant amounts.

In the past, clearing firms in the U.S. have been held liable for failing to take action upon the receipt of customer complaints, failing to know about the suspicious activities of correspondents or their customers under circumstances where they should have known, and even aiding and abetting, or causing, the improper activities of their correspondents. We cannot assure you that our procedures will be sufficient to properly monitor our correspondents under current laws and regulations or that securities industry regulators will not enact more restrictive laws or regulations or change their interpretations of current laws and regulations. If we fail to implement proper procedures or fail to adapt our existing procedures to new or more restrictive regulations, we may be subject to liability that could result in substantial costs to us and distract our management from our business.

Our Clearing and Outsourcing Solutions business is subject to complex regulations, the violation of which could expose us to interruptions in our business and monetary liability from regulations, clients, competitors and others.

Compliance with applicable laws and regulations is time consuming and personnel-intensive. Changes in these laws and regulations may increase materially our direct and indirect compliance and other expenses of doing business. The costs of the compliance requirements we face, and the constraints they impose on our operations, could have a material adverse effect on our financial condition and results of operations. For a further discussion of the regulatory framework in which we operate, see “Business — Regulation.” Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

We may be subject to legal and regulatory actions in the ordinary course of our operations, both domestically and internationally. Legal and regulatory actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the industries and businesses in which we operate. Substantial legal liability from legal or regulatory actions could have a material financial effect or cause significant reputational harm, which in turn could seriously harm our business prospects.

All aspects of our Clearing and Outsourcing Solutions business are subject to extensive government regulation which may subject us to disciplinary or other action by regulatory organizations.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. In addition to these laws, our securities clearing and operations outsourcing services must comply with rules and regulations of the SEC, the NASD, various stock exchanges, state securities commissions and other regulatory bodies charged with safeguarding the integrity of the securities markets and other financial markets and protecting the interests of investors participating in these markets. Broker-dealers are subject to regulations covering all aspects of the securities business, including:

•	trade practices among broker-dealers;

•	use and safekeeping of investors’ funds and securities;

•	capital structure;

•	margin lending;

•	record keeping;

•	conduct of directors, officers and employees; and

•	supervision of investor accounts.

Our ability to comply with these regulations depends largely on the establishment and maintenance of an effective compliance system as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed non-compliance with these regulations in the future and even for the claimed non-compliance of our correspondents with such regulations. If a claim of non-compliance is made by a regulatory authority, the efforts of our management could be diverted to responding to such claim and we could be subject to a range of possible consequences, including the payment of fines and the suspension of one or more portions of our business. Additionally, some of our securities clearing services contracts include automatic termination provisions which are triggered in the event we are suspended from any of the national exchanges of which we are a member for failure to comply with the rules or regulations thereof.

In addition, because our Clearing and Outsourcing Solutions business is heavily regulated, regulatory approval may be required prior to expansion of our business activities. We may not be able to obtain the necessary regulatory approvals for any desired expansion. Even if approvals are obtained, they may impose restrictions on our business and could require us to incur significant compliance costs or adversely affect the development of business activities in affected markets.

If our securities clearing business does not maintain the capital levels required by regulations, we may be subject to fines, suspension, revocation of registration or expulsion by regulatory authorities.

Our securities clearing business is subject to stringent rules imposed by the SEC, the NASD and various other regulatory agencies which require broker-dealers to maintain specific levels of net capital. Net capital is the net worth of a broker-dealer, less deductions for other types of assets including assets not readily convertible into cash and specified percentages of a broker-dealer’s securities positions. If we fail to maintain the required net capital, we may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, which, if not cured, could ultimately lead to the liquidation of our Clearing and Outsourcing Solutions business. If the net capital rules are changed or expanded, or if there is an unusually large charge against the net capital of our Clearing and Outsourcing Solutions business, we might be required to limit or discontinue our securities clearing and margin lending operations that require the intensive use of capital. In addition, our ability to withdraw capital from our Clearing and Outsourcing Solutions business could be restricted, which in turn could limit our ability to pay dividends, repay debt at the parent company level and redeem or purchase shares of our outstanding stock, if necessary. A large operating loss or charge against the net capital of our securities clearing business could impede our ability to expand or even maintain our present volume of business.

Procedures and requirements of the USA PATRIOT Act may expose our securities clearing business to significant costs or penalties.

As participants in the financial services industry, our securities clearing business is subject to laws and regulations, including the USA PATRIOT Act of 2001, which require that we know certain information about our securities clearing services clients and monitor transactions for suspicious financial activities. The cost of complying with the USA PATRIOT Act and related laws and regulations is significant. We may face particular difficulties in identifying our international clients, gathering the required information about them and monitoring their activities. We face risks that our policies, procedures, technology and personnel directed toward complying with the USA PATRIOT Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and operating results.

Risks Relating to Our Separation from ADP

Our combined historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.

Our combined historical and pro forma financial information included in this information statement does not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or that we may achieve in the future. This is primarily a result of the following factors:

•

our combined historical financial results reflect allocations of corporate expenses from ADP, which allocations may be different than the comparable expenses we would have actually incurred as a stand-alone company;

•	our working capital requirements historically have been satisfied as part of ADP’s corporate-wide cash management policies;

•	our cost of debt and our capitalization will be different in the future, because our credit rating will be lower than ADP’s credit rating;

•

significant changes will occur in our cost structure, management, financing and business operations as a result of our separation from ADP, including the potentially significant costs required for us to establish our new brand and operating infrastructure; and

•	our separation from ADP and the creation of our new brand may have an adverse effect on our client and other business relationships.

We have made adjustments based upon available information and assumptions that we believe are reasonable to reflect these factors, among others, in our combined historical and pro forma financial information. However, our assumptions may prove not to be accurate, and accordingly, the financial information presented in this information statement should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a stand-alone company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

For a description of the components of our historical combined financial information and adjustments to our pro forma financial information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Comparability of Financial Results — Our Separation from ADP” and our historical combined financial statements and pro forma financial information.

We will experience increased costs after the separation or as a result of the separation.

We will need to replicate certain facilities, systems, infrastructure and personnel to which we will no longer have access after our separation from ADP. We will also need to make investments to operate without access to ADP’s existing operational and administrative infrastructure. These initiatives will be costly to implement. Due to the scope and complexity of the underlying projects, the amount of total costs cannot be estimated at this time.

ADP performs many important corporate functions for our operations, including information technology support, treasury, accounting, financial reporting, tax administration, human resource administration, procurement and other services. We currently pay ADP for these services on a cost-allocation basis. Following the separation and distribution, ADP will continue to provide some of these services to us on a short-term transitional basis, for which we will pay ADP fees generally based on the applicable allocable cost of ADP’s services to the Brokerage Services Business prior to the distribution. For more information regarding the transition arrangements, see “Our Relationship with ADP — Agreements with ADP — Transition Services Agreement.” When we begin to operate these functions independently, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline.

Prior to the separation, our business benefited from ADP’s purchasing power when procuring goods and services, including office supplies and equipment, travel services, telecommunications, computer software licenses, insurance and benefits. As a stand-alone company, we may be unable to obtain goods and services at comparable prices or on terms as favorable as those obtained prior to the separation, which could decrease our overall profitability.

As part of the separation from ADP, we will incur debt with external lenders, which will subject us to various restrictions and could decrease our profitability.

At or shortly prior to the separation, we expect to incur $800 million in debt to fund a dividend to ADP and to enter into a revolving credit facility and commercial paper program that will provide $500 million of additional borrowing capacity for general corporate purposes, including working capital requirements. These financing arrangements will contain customary restrictions, covenants and events of default. The terms of these financing arrangements and any future indebtedness will impose various restrictions and covenants on us that could limit our ability to respond to market conditions, provide for capital investment needs or take advantage of business opportunities. In addition, our financing costs will be higher than they were as part of ADP. For a more detailed discussion of these borrowings and our liquidity following the separation and distribution, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources — New Credit Facility.”

We may not have sufficient capital generation ability to meet our operating and regulatory capital requirements.

As a stand-alone company, we may be required to maintain higher capital ratios than those maintained by ADP to retain our credit ratings. In addition, we will need to cover volatility associated with variations in our operating, risk-based and regulatory capital requirements, including separation costs and contingent exposures such as our indemnification obligation to ADP in connection with the tax allocation agreement we are entering into with ADP. See “Business — Regulation” for more information regarding capital requirements.

Our business, financial position and results of operations could be harmed by adverse rating actions by credit rating agencies.

At this time we are targeting to have, following the distribution, long-term debt with an investment grade rating. If our long-term debt does not receive this rating, if our initial rating is downgraded, or if ratings agencies indicate that a downgrade may occur, our business, financial position, and results of operations could be adversely affected and perceptions of our financial strength could be damaged. This could adversely affect our relationships with our clients. Also, a downgrade could increase our costs of borrowing money, adversely affecting our business, financial position, and results of operations.

We are agreeing to certain restrictions to preserve the treatment of the distribution as tax-free to ADP and its stockholders, which will reduce our strategic and operating flexibility.

The Internal Revenue Service ruling and opinion confirming the tax-free status of the distribution will rely on certain representations and undertakings from us, and the tax-free status of the distribution could be affected if these representations and undertakings are not correct or are violated. If the distribution fails to qualify for tax-free treatment, it will be treated as a taxable dividend to ADP stockholders in an amount equal to the fair market value of our stock issued to ADP stockholders. In that event, ADP would be required to recognize a gain equal to the excess of the sum of the fair market value of our stock on the distribution date and the amount of cash received in the cash distribution over ADP’s tax basis in our stock.

In addition, current tax law generally creates a presumption that the distribution would be taxable to ADP, but not to its stockholders, if we or our stockholders were to engage in a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the two-year period beginning on the distribution date, unless it is established that the distribution and the transaction are not part of a plan or series of related transactions to effect such a change in ownership. In the case of such a 50% or greater change in our stock ownership, tax imposed on ADP in respect of the distribution would be based on the fair market value of our stock on the distribution date over ADP’s tax basis in our stock.

Under the tax allocation agreement that we will enter into with ADP, we will generally be prohibited, except in specified circumstances, for specified periods of up to 30 months following the distribution, from

•	issuing, redeeming or being involved in other significant acquisitions of our equity securities;

•	transferring significant amounts of our assets;

•	amending our certificate of incorporation or by-laws;

•	failing to engage in the active conduct of a trade or business; or

•	engaging in certain other actions or transactions that could jeopardize the tax-free status of the distribution.

See “Our Relationship with ADP — Agreements with ADP — Tax Allocation Agreement.”

We are agreeing to indemnify ADP for taxes and related losses resulting from certain actions that cause the distribution to fail to qualify as a tax-free transaction.

Under the tax allocation agreement that we will enter into with ADP, we will agree generally to indemnify ADP for taxes and related losses they suffer as a result of the distribution failing to qualify as a tax-free transaction, if the taxes and related losses are attributable to

•	direct or indirect acquisitions of our stock or assets (regardless of whether we consent to such acquisitions);

•	negotiations, understandings, agreements, or arrangements in respect of such acquisitions; or

•	our failure to comply with certain representations and undertakings from us, including the restrictions described in the preceding risk factor.

See “Our Relationship with ADP — Agreements with ADP — Tax Allocation Agreement.” Our indemnity will cover both corporate level taxes and related losses imposed on ADP in the event of a 50% or greater change in our stock ownership described in the preceding risk factor, as well as taxes and related losses imposed on both ADP and its stockholders if, due to our representations or undertakings being incorrect or violated, the distribution is determined to be taxable for other reasons.

The indemnification obligation to ADP for taxes due in the event of a 50% or greater change in our stock ownership could be substantial and it is unlikely that we would have the resources to satisfy it.

The cost of compliance or failure to comply with the Sarbanes-Oxley Act of 2002 may adversely affect our business.

As a new reporting company under the Exchange Act, we will be subject to certain provisions of the Sarbanes-Oxley Act of 2002, which may result in higher compliance costs and may adversely affect our financial results and our ability to attract and retain qualified members of our Board of Directors or qualified executive officers. The Sarbanes-Oxley Act affects corporate governance, securities disclosure, compliance practices, internal audits, disclosure controls and procedures, and financial reporting and accounting systems. Section 404 of the Sarbanes-Oxley Act, for example, requires companies subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal controls over financial reporting. We will be required to provide our Section 404 evaluation beginning with our annual report on Form 10-K for the year ended June 30, 2008. The failure to comply with Section 404, when we are required to comply, may result in investors losing confidence in the reliability of our financial statements (which may result in a decrease in the trading price of our common stock), prevent us from providing the required financial information in a timely manner (which could materially and adversely impact our business, our financial condition and the trading price of our common stock), prevent us from otherwise complying with the standards applicable to us as a public company and subject us to adverse regulatory consequences.

Our separation from ADP could adversely affect our ability to attract and retain clients and recruit and retain employees.

As a division of ADP, we have marketed our products and services using the “ADP” brand name and logo. We believe the association with ADP has provided us with preferred status among our clients and employees due to ADP’s:

•	globally-recognized brand, which is associated with quality, customer service, trust, integrity and security;

•	perceived high-quality products and services; and

•	strong capital base and financial strength.

In connection with the separation and distribution, we will change our corporate name and operate under a new brand name. Without the ADP brand name, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. Our separation from ADP may adversely affect our ability to attract and retain clients, which could result in termination of our investor communication, securities processing, and securities clearing and operations outsourcing client relationships.

The ADP brand and our affiliation with ADP have also been key aspects of our recruitment and retention of our employees. Our separation from ADP could also adversely affect our ability to attract and retain senior management and other key employees.

If we are unable to successfully manage the transition of our business to our new brand, the benefit we offer our clients and employees of having a recognized brand will be reduced, which could have an adverse effect on our revenue and profitability. We cannot predict the effect that our separation from ADP will have on our clients and our employees.

The continued ownership of ADP common stock by our executive officers and some of our directors may create, or may create the appearance of, conflicts of interest.

Because of their current or former positions with ADP, substantially all of our executive officers, including our Executive Chairman, Chief Executive Officer and our Chief Operating Officer, and possibly some of our non-employee directors, own ADP common stock. These holdings in ADP common stock may be significant for some of these persons compared to that person’s total assets. Even though our Board of Directors will consist of a majority of directors who are independent from both ADP and our company and our executive officers who are currently employees of ADP will cease to be employees of ADP upon consummation of the distribution, ownership of ADP common stock by our directors and officers after the separation may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for ADP than they do for us.

Risks Relating to Our Common Stock

Once our common stock begins trading, substantial sales of common stock may occur, which could cause our stock price to decline.

There is no public market for our common stock. On                     , 2007, in connection with the declaration by the Board of Directors of ADP of the distribution, our common stock will begin trading publicly on a “when issued” basis. We have not set an initial price for our common stock. The price for our common stock will be established by the public markets.

The shares of our common stock that ADP distributes to its stockholders generally may be sold immediately in the public market. Because ADP stockholders did not invest directly in our stock, our business profile may not fit their investment objectives and they may sell our shares following the distribution period. In addition, index funds tied to the Standard & Poor’s 500 Index, the Russell 1000 Index and other indices hold shares of ADP common stock. To the extent our common stock is not included in these indices, certain of these index funds will likely be required to sell the shares of our common stock that they receive in the distribution. The sale of significant amounts of our common stock or the perception in the market that this will occur may lower the market price of our common stock.

There is no previous market for our common stock and the market price of our shares may fluctuate widely.

We cannot predict the prices at which our common stock may trade after the distribution. Indeed, the combined market prices of our common stock and ADP common stock after the distribution may not equal or exceed the market value of ADP common stock immediately before the distribution. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•

changes in expectations concerning our future financial performance and the future performance of the financial services industry in general, including financial estimates and recommendations by securities analysts;

•	the potential that our business profile may not fit the investment objectives of ADP stockholders, causing them to sell our shares after the distribution as described below;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	strategic moves by us or our competitors, such as acquisitions or restructurings;

•	changes in the regulatory framework of the financial services industry and regulatory action; and

•	changes in general economic or market conditions.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Holders of our common stock may be adversely affected through the issuance of more senior securities or through dilution.

In addition to the new financing arrangements we expect to enter into as part of the separation from ADP, we may need to incur additional debt or issue equity in order to fund working capital, capital expenditures and product development requirements or to make acquisitions and other investments. If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have liquidation rights, preferences and privileges senior to those of holders of our common stock. If we raise funds through the issuance of common equity, the issuance will dilute your ownership interest. We cannot assure you that debt or equity financing will be available to us on acceptable terms, if at all. If we are not able to obtain sufficient financing, we may be unable to maintain or grow our business. It may also be more expensive for us to raise funds through the issuance of additional debt than the cost of raising funds or issuing debt for our business while we were part of ADP.

Provisions in our certificate of incorporation and by-laws and of Delaware law and our tax allocation agreement may prevent or delay an acquisition of our company.

Our certificate of incorporation and by-laws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making them unacceptably expensive to the raider and to encourage prospective acquirers to negotiate with our Board of Directors rather than to attempt a hostile takeover. These provisions include, among others:

•	elimination of the right of our stockholders to act by written consent; and

•	the right of our Board of Directors to issue preferred stock without stockholder approval.

We will not opt out of the protections afforded by Section 203 of the Delaware General Corporation Law, which provides that a stockholder acquiring more than 15% of our outstanding voting shares (an “Interested Stockholder”) but less than 85% of such shares may not engage in certain business combinations with us for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless prior to such date, our Board of Directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the Board of Directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the Interested Stockholder.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board of Directors determines is not in the best interests of our company and our stockholders.

Under the tax allocation agreement that we will enter into with ADP, we will generally be prohibited, except in specified circumstances, for specified periods of up to 30 months following the distribution from consenting to certain acquisitions of significant amounts of our stock.

As discussed above, an acquisition or further issuance of our equity securities could trigger a tax to ADP, requiring us under the tax allocation agreement to indemnify ADP for such tax. This indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

We cannot assure you that we will pay any dividends.

Although we expect to pay dividends, there can be no assurance as to what the amount of dividends will be or that we will have sufficient surplus under Delaware law to be able to pay any dividends. This may result from extraordinary cash expenses, actual expenses exceeding contemplated costs, funding of capital expenditures, or increases in reserves. If we do not pay dividends, the price of our common stock that you receive in the distribution must appreciate for you to receive a gain on your investment in us. This appreciation may not occur.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made various forward-looking statements in this information statement. Examples of such forward-looking statements include:

•	statements of our plans, intentions, expectations, objectives or goals, including those relating to the establishment of our new brand, our strategy and our competitive environment;

•	statements estimating the expected costs and other effects of being a separate public company;

•	statements about our future economic performance, the performance of financial markets, interest rate variations and economic and political conditions; and

•	statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such factors, some of which are discussed under “Risk Factors,” include, but are not limited to:

•	risks relating to our business;

•	changes in the regulatory environment;

•	risks relating to the financial services industry;

•	our cost structure and capital structure as a stand-alone company, including our ratings and indebtedness;

•	our ability to establish our new brand;

•	the impact of our separation from ADP on clients, employees and other aspects of our business; and

•	risks relating to our common stock.

We caution you that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

DISTRIBUTION

General

On August 2, 2006, ADP announced its intention to pursue the disposition of our company through the distribution of our common stock to ADP’s stockholders.

On                     , 2007, the ADP board declared a dividend on ADP common stock consisting of all of the shares of our common stock that ADP will own on the date of the distribution. These shares will represent 100% of our outstanding common stock immediately prior to the distribution. The dividend will be paid at          , New York City time, on                     , 2007, the distribution date, in the amount of one share of our common stock for every four shares outstanding of ADP common stock as described below to each stockholder on the record date.

Please note that you will not be required to pay any cash or other consideration for the shares of our common stock distributed to you or to surrender or exchange your shares of ADP common stock to receive the dividend of our common stock.

Reasons for the Distribution

Currently, ADP is engaged, through its subsidiaries, in three businesses in the United States and around the world:

•

employer services, which provides human resources information, payroll processing and benefits administration products and services that assist employers to staff, manage, pay and retain their employees (the “Employer Services Business”);

•

dealer services, which provides integrated computing solutions to automobile, truck, motorcycle, marine and recreational vehicle dealers (the “Dealer Services Business,” and, together with the Employer Services Business, the “Retained Businesses”); and

•

brokerage services, which provides investor communication solutions, securities processing solutions for the financial services industry, and clearing, custody, financing, securities lending, trade execution and operations outsourcing solutions to broker-dealers (the “Brokerage Services Business”).

In 2005, ADP’s senior management and board of directors undertook a strategic review of ADP’s businesses, including an assessment of the market and growth characteristics of each of its businesses and the role of each business within ADP’s overall business portfolio. Factors considered by ADP’s management and board of directors as part of the strategic review included:

•

Historical revenue growth: While the historical long-term growth performance of the Brokerage Services Business was similar to that of ADP’s Retained Businesses, the Brokerage Services Business experienced higher fluctuations in year-to-year growth when compared to ADP’s Employer Services Business;

•

Level of projected revenue growth: The Retained Businesses are believed to be better positioned to meet ADP’s long-term revenue growth objectives, while the Brokerage Services Business is expected to experience long-term growth more commensurate with our peer firms;

•

Level of future earnings predictability: The Brokerage Services Business is expected to have a lower degree of earnings predictability than the Retained Businesses given that: (i) the client base within the financial services market is generally more consolidated than the client base of either of the Retained Businesses; and (ii) regulatory changes within the financial services industry could drive higher fluctuations in future year-to-year performance comparisons;

•	ADP cash deployment: Given ADP’s positive cash balance and strong cash flows, ADP’s management and board of directors weighed alternatives available to return excess cash to ADP stockholders; and

•	Potential benefits and detriments of separating the Brokerage Services Business: ADP’s management and board of directors considered the potential benefits and detriments to the Brokerage Services

Business that could result from a spin-off, including: (i) potential client reaction to the increased autonomy and flexibility afforded to the Brokerage Services Business to pursue its growth strategies; (ii) potential client perception of the Brokerage Services Business no longer being part of ADP; (iii) potential perception of employees of the Brokerage Services Business if separated from ADP; and (iv) the significant management time and effort required to effect the spin-off.

As a result of this strategic review, ADP’s management and board of directors believe it is in the best interests of ADP’s stockholders to separate its Brokerage Services Business from its Retained Businesses in order to maximize stockholder value. ADP’s management and board of directors believe that the separation would allow the creation of a new ADP focused on the Employer Services Business and the Dealer Services Business, which together would be better positioned in management’s view to meet ADP’s long-term revenue growth objectives. ADP’s management and board of directors also believe that both the Brokerage Services Business and the Retained Businesses would have the opportunity to benefit from the increased fit and focus of a separation whereby:

•	The Brokerage Services Business would have increased autonomy to pursue its strategic initiatives and deploy its capital as the Brokerage Services Business’ management team sees fit;

•

Management of the Retained Businesses would have a sharpened focus on its Employer Services Business and its Dealer Services Business. In part because of the regulatory nature and market-driven volatility of the Brokerage Services Business, the operational, financial, and strategic management of the Brokerage Services Business currently requires similar levels of time and attention from ADP’s senior corporate management as the Employer Services Business and the Dealer Services Business, despite the fact that the Brokerage Services Business represents less than 25% of total ADP revenues;

•	A separation would provide greater transparency for investors for the separated businesses; and

•	Separate publicly traded equity securities would provide greater alignment of management incentives with stockholder interests.

The separation would also, in conjunction with the contemplated tax-free distribution of shares representing the Brokerage Services Business to ADP’s stockholders, allow ADP to return excess cash to its stockholders. Subject to a favorable IRS ruling, it is ADP’s intention to utilize the one-time proceeds from the dividend being paid by the Brokerage Services Business to ADP to increase share buybacks as market conditions warrant.

In determining the appropriate size of the dividend from the Brokerage Services Business to ADP as part of the distribution, ADP’s management and board of directors considered various factors, including:

•	The strategic importance of an investment grade credit rating for the Brokerage Services Business;

•	The potential credit ratings for the Brokerage Services Business under various debt scenarios;

•

The appropriate mix of debt and equity in the capitalization of the Brokerage Services Business, reflecting the amount of leverage we would have had if we had been required to operate as a stand-alone entity prior to the separation; and

•

The amount of proceeds that could be distributed tax-free from the Brokerage Services Business to ADP, which depends upon and cannot exceed ADP’s tax basis in the assets it contributes to us prior to the distribution of the Brokerage Services Business.

Based on their review, ADP’s management and board of directors expect that we will be able to obtain an investment grade credit rating following the separation. ADP’s management and board of directors believe that given our experienced management team, position as a leading global service provider, strong cash flows, and targeted investment grade credit rating, we will be able to advance our business goals and strategic growth initiatives notwithstanding the debt that we will incur in connection with the separation and dividend.

The Number of Shares You Will Receive

It is expected that for every four shares of ADP common stock that you own at        , New York City time on                          , the record date, you will receive one share of our common stock on the distribution date.

It is important to note that if you sell your shares of ADP common stock between the record date and the distribution date in the “regular way” market, you will be also selling your right to receive the share dividend in the distribution. Please see the following section “— Trading Between the Record Date and Distribution Date.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date and until the distribution date, there will be two markets in ADP common stock: a “regular way” market and an “ex-distribution” market. Shares of ADP common stock that trade on the regular way market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock distributed pursuant to the distribution. Therefore, if you owned shares of ADP common stock at          , New York City time, on the record date and sell those shares on the regular way market prior to the distribution date, you will also be selling the shares of our common stock that would have been distributed to you pursuant to the distribution. If you sell those shares of ADP common stock on the ex-distribution market prior to the distribution date, you will still receive the shares of our common stock that were to be distributed to you pursuant to your ownership of the shares of ADP common stock.

Furthermore, beginning on or shortly before the record date and ending on the distribution date there will be a “when issued trading” market in our common stock. When issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when issued trading market will be a market for shares of our common stock that will be distributed to ADP stockholders on the distribution date. If you owned shares of ADP common stock at          , New York City time, on the record date, then you are entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, without the shares of ADP common stock you own, on the when issued trading market. On the first trading day following the distribution date, when issued trading with respect to our common stock will end and regular way trading will begin.

When and How You Will Receive the Dividend

ADP will pay the dividend on                          , 2007 by releasing its shares of our common stock to be distributed in the distribution to American Stock Transfer & Trust Company, who is our transfer agent. As part of the distribution, we will adopt a book-entry share transfer and registration system for our common stock. This means that instead of receiving physical share certificates, registered holders of ADP common stock entitled to the distribution will have their shares of our common stock distributed on the date of the distribution credited to book-entry accounts established for them by the transfer agent. The transfer agent will mail an account statement to each such registered holder stating the number of shares of our common stock credited to the holder’s account.

For those holders of ADP common stock who hold their shares through a broker, bank or other nominee, the transfer agent will credit the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers’ accounts with our common stock. We and ADP anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with our common stock on the same day that their accounts are credited, which is expected to be the distribution date.

The transfer agent will not deliver any fractional shares of our common stock in connection with the distribution. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon after the date of the distribution as practicable. Such holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales. Such cash payments will be made to the holders in the same accounts in which the underlying shares are held. If you physically hold ADP stock certificates, your check for any cash that you may be entitled to receive instead of fractional shares of our common stock will follow separately.

None of ADP, our company or the transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. Neither our company nor ADP will pay any interest on the proceeds from the sale of fractional shares.

Certain U.S. Federal Income Tax Consequences of the Distribution

The following discussion summarizes certain U.S. federal income tax consequences of the distribution for a beneficial owner of ADP common stock that holds such common stock as a capital asset for tax purposes. The discussion is of a general nature and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax exempt entities, persons holding ADP common stock in a tax-deferred or tax-advantaged account, or persons holding ADP common stock as a hedge against currency risk, as a position in a “straddle,” or as part of a “hedging” or “conversion” transaction for tax purposes.

This summary applies only to U.S. holders. A “U.S. holder” is a beneficial owner of ADP common stock that is (i) an individual U.S. citizen or resident, (ii) a U.S. domestic corporation or other entity taxable as a corporation, or (iii) otherwise subject to U.S. federal income tax on a net income basis in respect of such common stock.

This summary does not address all of the tax considerations that may be relevant to a holder of ADP common stock. In particular, we do not address:

•	the U.S. federal income tax consequences applicable to a stockholder of ADP that is treated as a partnership for U.S. federal income tax purposes;

•	the U.S. federal income tax consequences applicable to stockholders in, or partners, members or beneficiaries of, an entity that holds ADP common stock;

•	the U.S. federal estate, gift or alternative minimum tax consequences of the distribution;

•	the tax considerations relevant to U.S. holders whose functional currency is not the U.S. dollar;

•	the tax considerations relevant to holders of ADP employee stock options, restricted stock or other compensatory awards; or

•	any state, local or foreign tax consequences of the distribution.

This summary is based on laws, regulations, rulings, interpretations and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. It is not intended to be tax advice.

You should consult your own tax advisor as to all of the tax consequences of the distribution to you in light of your own particular circumstances, including the consequences arising under state, local and foreign tax laws, as well as possible changes in tax laws that may affect the tax consequences described herein.

General

ADP has requested a ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, the distribution will qualify as a transaction that is tax-free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended, and the distribution is conditioned upon the receipt by ADP of such favorable ruling. In addition, the distribution is conditioned upon the receipt by ADP of a favorable opinion of counsel confirming the distribution’s tax-free status, which ADP intends to obtain from Paul, Weiss, Rifkind, Wharton & Garrison LLP, its counsel. Except as otherwise noted, it is assumed for purposes of the following discussion that the distribution will so qualify.

Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, if the distribution qualifies as tax-free, then for U.S. federal income tax purposes:

•

no gain or loss will be recognized by, and no amount will be includible in the income of, ADP as a result of the distribution, other than taxes arising out of foreign and other internal restructurings undertaken in connection with the separation and with respect to any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury regulations relating to consolidated returns;

•	no gain or loss will be recognized by, and no amount will be includible in the income of, a U.S. holder solely as a result of the receipt of our common stock in the distribution;

•	the holding period for our common stock received in the distribution will include the period during which the ADP common stock was held; and

•

the tax basis of the ADP common stock immediately prior to the distribution will be apportioned between such ADP common stock and the shares of our common stock received, including any fractional share of our common stock deemed received in the distribution, based upon relative fair market values at the time of the distribution.

Although an Internal Revenue Service ruling generally is binding on the Internal Revenue Service, if the facts, assumptions, representations or undertakings set forth in the ruling request are incorrect or violated in any material respect, the ruling may be retroactively modified or revoked by the Internal Revenue Service. An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service or any court. If, on audit, the Internal Revenue Service were successful in asserting the position that the distribution is taxable, the above consequences would not apply and both ADP and its stockholders could be subject to tax.

If the distribution were taxable to ADP and its stockholders, then:

•

ADP would recognize a gain equal to the excess of the sum of the fair market value of our common stock on the date of the distribution and the amount of cash received in the cash distribution over ADP’s tax basis in our common stock;

•

each U.S. holder that receives shares of our common stock in the distribution would be treated as if the U.S. holder received a taxable distribution equal to the full value of the shares of our common stock received, which would be taxed (i) as a dividend to the extent of the U.S. holder’s pro rata share of ADP’s current and accumulated earnings and profits (including the gain to ADP described in the preceding bullet point), then (ii) as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its ADP common stock, and finally (iii) as capital gain with respect to the remaining value;

•

an individual U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to the portion of the distribution that was treated as a dividend or capital gain, subject to exceptions for certain short term and hedged positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates; and

•

a U.S. holder would not be subject to U.S. federal income tax with respect to the portion of the distribution that was treated as a return of capital, although its tax basis in its ADP common stock would be thereby reduced.

If, due to any of our representations or undertakings being incorrect or violated, the Internal Revenue Service were successful in asserting the position that the distribution is taxable, we could be required to indemnify ADP (including in respect of claims asserted by its stockholders) for the taxes described above and related losses. In addition, current tax law generally creates a presumption that the distribution would be taxable to ADP, but not to its stockholders, if we or our stockholders were to engage in a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the two-year period beginning on the distribution date, unless it is established that the distribution and the transaction are not part of a plan or series of related transactions to effect such a change in ownership. If the distribution were taxable to ADP due to such a 50% or greater change in our stock ownership, ADP would recognize a gain equal to the excess of the fair market value of our common stock on the date of the distribution over ADP’s tax basis therein and we could be required to indemnify ADP for the tax on such gain and related losses. See “Our Relationship with ADP — Agreements with ADP — Tax Allocation Agreement.”

Cash in Lieu of Fractional Shares

No fractional shares of our common stock will be issued in the distribution. All fractional shares resulting from the distribution will be aggregated and sold by the transfer agent, and the proceeds will be distributed to the owners of such fractional shares. A holder that receives cash in lieu of a fractional share of our common stock as a part of the distribution will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share determined as described under “— General,” above. An individual U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to such a capital gain, assuming that the U.S. holder had held all of its ADP common stock for more than one year.

Payments of cash in lieu of a fractional share of our common stock made in connection with the distribution may, under certain circumstances, be subject to “backup withholding” unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and non-U.S. holders will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is supplied to the Internal Revenue Service.

Information Reporting

Current Treasury regulations require each U.S. holder who receives our common stock pursuant to the distribution to attach to its U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability to the distribution of Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended. ADP will provide to each holder of record of ADP common stock as of the record date appropriate information to be included in such statement.

DIVIDEND POLICY

We expect to pay cash dividends on our common stock. However, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors, and will depend upon many factors, including our financial condition, earnings, capital requirements of our businesses, legal requirements, regulatory constraints, industry practice and other factors that the Board of Directors deems relevant.

The terms of our new senior credit facility, which have not been finalized, will likely limit our ability to pay dividends to stockholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources — New Credit Facility.”

In addition, under Delaware law, our Board of Directors may declare dividends either out of our surplus, as defined in the relevant Delaware statutes, or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value. The value of our capital may be adjusted from time to time by our Board of Directors but in no event will it be less than the aggregate par value of our issued stock. Our Board of Directors may base this determination on our financial statements, a fair valuation of our assets or another reasonable method. Our Board of Directors will seek to assure itself that the statutory requirements will be met before actually declaring dividends.

We are primarily a holding company and as a result, our ability to pay dividends in the future will depend on receiving dividends from our subsidiaries. Our subsidiaries may be restricted in their ability to pay dividends to our company resulting from regulatory restrictions and restrictive provisions in our financing arrangements.

As a registered broker-dealer and member of the NASD, our Clearing and Outsourcing Solutions business is subject to the SEC’s net capital rule. The net capital rule, which specifies minimum net capital requirements for registered broker-dealers, prohibits payments of dividends if such payment would reduce the broker-dealer’s net capital below required levels. The net capital rule also provides that the SEC may restrict any capital withdrawal if such capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. A change in the net capital rule, the imposition of new rules or any unusually large charges against net capital could restrict our ability to withdraw capital from our Clearing and Outsourcing Solutions business which in turn could limit our ability to pay dividends. See “Business — Regulation — Regulatory Capital Requirements.”

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements presented below have been derived from our audited combined financial statements for the year ended June 30, 2006 and from our unaudited combined financial statements for the six months ended December 31, 2006. The pro forma adjustments and notes to the pro forma combined financial statements give effect to the distribution of Broadridge common stock by ADP and the other transactions contemplated by the separation and distribution agreement. These unaudited pro forma combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the notes to those statements included elsewhere in this information statement.

The unaudited pro forma combined statements of income for the year ended June 30, 2006 and the six months ended December 31, 2006 have been prepared as though the spin-off had occurred as of July 1, 2005. The unaudited pro forma combined balance sheet at December 31, 2006 has been prepared as though the spin-off had occurred on December 31, 2006. We will convert to a Delaware corporation, Broadridge Financial Solutions, Inc., just prior to the distribution. The unaudited pro forma combined financial statements presented below give effect to this conversion as though it occurred as of December 31, 2006. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. However, such adjustments are subject to change based on the finalization of the terms of the spin-off and the transaction agreements. See “Our Relationship with ADP — Agreements with ADP — Separation and Distribution Agreement.” In addition, such adjustments are estimates and may not prove to be accurate.

The pro forma adjustments include the following items:

•	The issuance by us to ADP of 137.9 million shares of our common stock.

•	The distribution of 137.9 million shares of our common stock to holders of ADP common stock.

•

The assumed incurrence of $800.0 million of combined indebtedness in connection with the spin-off and the payment to ADP of $800.0 million in the form of a cash dividend. The amount to be paid to ADP and the amount and term of the debt we will incur have not been fully determined, but will be determined prior to the spin-off. A number of factors could affect this final determination, and the amount of combined indebtedness ultimately incurred could change from the amount assumed in this information statement.

•

The settlement by ADP of $84.4 million of intercompany notes and related accrued interest owed by us to ADP and its affiliates which will be treated as a contribution of capital from ADP to us for accounting and tax purposes.

•	Estimated incremental costs associated with operating as a stand-alone company of $30.0 million annually.

•	The elimination of the intercompany trademark royalty fee of $35.0 million currently paid to ADP relating to our usage of the ADP trademark and brand name.

•

The elimination of $84.5 million of annual revenues and $47.7 million of annual cost of revenues related to two clients of ours who have notified us that they intend to terminate certain of our services.

The share numbers are based on ADP shares outstanding as of December 31, 2006, adjusted to reflect the four to one distribution ratio, and the dollar and settlement amounts are based on our balances as of December 31, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Quantitative and Qualitative Disclosures about Market Risk.”

Our unaudited pro forma combined statements of income do not include adjustments for certain other costs of operating as a stand-alone company including higher information technology, procurement and other expenses related to being a stand-alone company. We do not have a reasonable estimate of these costs at this time as we are finalizing our plans and working to complete certain transition agreements with ADP.

Our unaudited pro forma combined statements of income do not give effect to initial expenses directly attributable to the spin-off because of their non-recurring nature. A significant portion of these non-recurring charges to effect the separation will be incurred by ADP, such as investment banker fees, outside legal and accounting fees relating to the spin-off, costs to separate information systems and temporary consulting costs. We will incur separation costs that have a future benefit to our company such as recruiting and relocation expenses associated with hiring key senior management positions new to our company, other employee compensation expenses and temporary labor used to develop ongoing processes. We do not have a reasonable estimate of the non-recurring separation costs that we will incur at this time as we are finalizing our plans and working to complete certain transition agreements with ADP. We anticipate that substantially all of these costs will be incurred within 12 months of the spin-off. See “Our Relationship with ADP — Agreements with ADP — Separation and Distribution Agreement.”

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable based on our current plans and expectations. However, such adjustments are subject to change based on the finalization of the terms of the spin-off and the transaction agreements. Additionally, this information is forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Special Note About Forward-Looking Statements” and “Our Relationship with ADP — Agreements with ADP — Separation and Distribution Agreement” for further information.

The unaudited pro forma combined financial statements are for illustrative purposes only and do not reflect what our financial position and results of operations would have been had the spin-off occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations.

Unaudited Pro Forma Combined Statements of Earnings

Year Ended June 30, 2006

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Services revenues	$1,876.8	$(84.5	)(e)	$1,792.3
Other	72.7	—		72.7

Total revenues	1,949.5	(84.5)		1,865.0
Interest expense from securities operations	16.2	—		16.2

Net revenues	1,933.3	(84.5)		1,848.8

Cost of net revenues	1,433.0	(47.7	)(e)	1,385.3
Selling, general and administrative expenses	195.9	30.0	(c)	190.9
		(35.0	)(d)
Other expenses, net	1.7	48.6	(a)	50.3

	1,630.6	(4.1)		1,626.5

Earnings from continuing operations before income taxes	302.7	(80.4)		222.3
Provision (benefit) for income taxes	122.2	(31.4	)(b)	90.8

Net earnings from continuing operations	180.5	(49.0)		131.5
Loss from discontinued operations, net of benefit for income taxes	(13.8)	—		(13.8)

Net earnings	$166.7	$(49.0)		$117.7

Pro forma earnings per share:
Basic (f)				$0.85
Diluted (f)				$0.84
Pro forma shares outstanding
Basic (f)				137.9
Diluted (f)				139.5

See accompanying notes.

Unaudited Pro Forma Combined Statements of Earnings

Six Months Ended December 31, 2006

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Services revenues	$842.9	$(36.2	)(e)	$806.7
Other	40.1	—		40.1

Total revenues	883.0	(36.2)		846.8
Interest expense from securities operations	11.6	—		11.6

Net revenues	871.4	(36.2)		835.2

Cost of net revenues	675.8	(20.7	)(e)	655.1
Selling, general and administrative expenses	101.6	15.0	(c)	96.2
		(20.4	)(d)
Other expenses, net	1.6	24.3	(a)	25.9

	779.0	(1.8)		777.2

Earnings from continuing operations before income taxes	92.4	(34.4)		58.0
Provision (benefit) for income taxes	35.9	(13.2	)(b)	22.7

Net earnings	$56.5	$(21.2)		$35.3

Pro forma earnings per share:
Basic (f)				$0.26
Diluted (f)				$0.25
Pro forma shares outstanding
Basic (f)				137.9
Diluted (f)				139.5

See accompanying notes.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2006

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$84.8	$—		$84.8
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	40.4	—		40.4
Accounts receivable, net	344.7	—		344.7
Securities clearing receivables	924.0	—		924.0
Other current assets	46.6	—		46.6

Total current assets	1,440.5	—		1,440.5
Property, plant and equipment, net	70.3	—		70.3
Other non-current assets	115.3	2.8	(h)	118.1
Goodwill	480.8	—		480.8
Intangible assets, net	32.4	—		32.4

Total assets	$2,139.3	$2.8		$2,142.1

Liabilities and Group Equity
Current liabilities:
Accounts payable	$65.8	—		$65.8
Accrued expenses and other current liabilities	153.6	—		153.6
Securities clearing payables	790.5	—		790.5
Deferred revenues	2.7	—		2.7
Notes payable to affiliated parties	84.4	(84.4	)(g)	—

Total current liabilities	1,097.0	(84.4)		1,012.6
Other non-current liabilities	48.9	—		48.9
Long-term debt	—	800.0	(i)	800.0
Deferred revenues	43.4	—		43.4

Total liabilities	1,189.3	715.6		1,904.9

Group equity:
Parent company’s net investment	913.3	(913.3	)(k)	—
Common stock	—	1.4	(j)	1.4
Additional paid in capital	—	199.1	(j)	199.1
Accumulated other comprehensive income	36.7	—		36.7

Total group equity	950.0	(712.8)		237.2

Total liabilities and equity	$2,139.3	$2.8		$2,142.1

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a)

Reflects the adjustment to record interest expense on $800.0 million of combined indebtedness to be incurred in connection with the spin-off. Pro forma interest expense was calculated based on an assumed average interest rate of 6%. Interest expense also includes amortization on approximately $2.8 million of debt issuance costs that will be amortized on a straight-line basis over the term of the debt. The calculation of interest expense assumes constant debt levels throughout the period; actual interest expense may be higher or lower depending on fluctuations in interest rates and actual credit ratings. A  1/8% change in interest rates would result in a $1.0 million change in annual interest expense.

(b)	Represents the tax effect of pro forma adjustments using the statutory tax rate of 38.5% for the six months ended December 31, 2006 and 39.0% for the year ended June 30, 2006 for U.S. transactions, which represent the majority of the pro forma adjustments, and the applicable international tax rate for the international portion of the pro forma adjustments.

(c)	Represents the estimated incremental costs associated with operating as a stand-alone company of $15.0 million for the six months ended December 31, 2006 and $30.0 million for the year ended June 30, 2006. The estimated costs associated with operating as a stand-alone company include costs as follows:

(i)	$6.8 million for the six months ended December 31, 2006 and $13.5 million for the year ended June 30, 2006 related to staff additions and increases in salaries to replace ADP support, which were calculated based on approved headcounts, expected compensation plans and current market compensation assumptions. These costs include total compensation and benefits for approximately 65 additional staff and the compensation structure related to the establishment of a public company executive level management team;

(ii)	$4.0 million for the six months ended December 31, 2006 and $8.0 million for the year ended June 30, 2006 related to corporate governance, including insurance costs (approximately $4.0 million annually), audit fees (approximately $1.5 million annually), board of directors compensation and expenses (approximately $1.0 million annually), as well as annual report and proxy printing and filing fees, stock exchange fees, corporate compliance fees, and tax advisory fees (approximately $1.5 million annually), which were estimated using ADP historical costs, and adjusted for expected variations as applicable, or from insurance premium cost projections received from our insurance broker based on current market conditions;

(iii)	$1.7 million for the six months ended December 31, 2006 and $3.5 million for the year ended June 30, 2006 related to the administration of our benefit plans ($2.5 million annually) and payroll functions ($1.0 million annually), which were estimated based upon rates quoted by ADP, who will provide these services for us following the separation;

(iv)	$1.5 million for the six months ended December 31, 2006 and $3.0 million for the year ended June 30, 2006 related to increased depreciation ($1.2 million annually under the straight-line depreciation method), amortization ($1.0 million annually) and maintenance costs ($0.8 million annually) in connection with information technology infrastructure investments of $6.6 million resulting from the spin-off, which were calculated from a plan approved by management using vendor quotes as a basis; and

(v)	$1.0 million for the six months ended December 31, 2006 and $2.0 million for the year ended June 30, 2006 related to other corporate costs, including ongoing costs associated with treasury, mergers and acquisitions and corporate security activities and increased depreciation relating to additional property and equipment purchases of $4.0 million in connection with the distribution, which were estimated using ADP’s historical costs and adjusted for expected variations as applicable.

The information provided in the pro forma adjustment described in this footnote is forward-looking information based on our current plans and expectations and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Special Note About Forward-Looking Statements” for further information.

(d)	Represents the elimination of $20.4 million for the six months ended December 31, 2006 and $35.0 million for the year ended June 30, 2006 for the royalty paid by us to ADP for the utilization of the ADP trademark and brand. This expense will cease upon completion of the spin-off.

(e)	Represents the elimination of $36.2 million of revenues and $20.7 million of cost of revenues for the six months ended December 31, 2006 and $84.5 million of revenues and $47.7 million of cost of revenues for the year ended June 30, 2006 relating to two clients of ours who have notified us that they intend to terminate certain of our services.

(f)	The calculation of pro forma basic earnings per share and shares outstanding is based on the number of shares of ADP common stock outstanding as of December 31, 2006 adjusted for the distribution ratio of one share of our common stock for every four shares of ADP common stock. The calculation of pro forma diluted earnings per share and shares outstanding for the periods presented is based on the number of shares of ADP common stock outstanding as of December 31, 2006 and diluted shares of common stock outstanding as of December 31, 2006 adjusted for the same distribution ratio. This calculation may not be indicative of the dilutive effect that will actually result from the replacement of ADP stock-based awards held by our employees and employees of ADP or the grant of new stock-based awards. The number of dilutive shares of our common stock that will result from ADP stock options, restricted stock awards and restricted stock units held by our employees will not be determined until immediately after the spin-off. However, we currently expect the number of dilutive shares resulting from the replacement of our employees’ ADP stock options, restricted stock awards and restricted stock units could be greater than one dilutive share of our common stock after the spin-off for every four dilutive shares of ADP common stock held prior to the spin-off. See “Our Relationship with ADP — Agreements with ADP — Employee Matters Agreement” for further information.

(g)	Represents the settlement by ADP of $84.4 million of intercompany notes and related accrued interest owed by us to ADP and its affiliates which will be treated as a contribution of capital from ADP to us for accounting and tax purposes.

(h)	Represents assumed debt issuance costs of $2.8 million.

(i)	Represents the assumed incurrence of $800.0 million of indebtedness in connection with the spin-off.

(j)	Represents the distribution of 137.9 million shares of our common stock to holders of ADP common stock.

(k)	Represents the elimination of ADP’s net investment in us (which includes the settlement of certain intercompany balances between ADP and us described in (g) above) and the reductions to equity to reflect the expected payment of $800.0 million to ADP which is expected to be funded through the planned incurrence of debt described in (i) above.

SELECTED COMBINED FINANCIAL DATA

The following table sets forth selected combined financial information from our unaudited combined financial statements as of and for the six months ended December 31, 2006 and 2005, our audited combined financial statements as of and for the years ended June 30, 2006, 2005 and 2004 and our unaudited combined financial statements as of and for the years ended June 30, 2003 and 2002.

Our combined financial statements include various adjustments to amounts in our combined financial statements as a subsidiary of ADP. The summary combined financial data presented below should be read in conjunction with our combined financial statements and the accompanying notes included elsewhere in this information statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including many changes that will occur in the operations and capitalization of our company as a result of our separation and distribution from ADP.

	Twelve Months Ended June 30,					Six Months Ended December 31,
	2006	2005	2004	2003	2002	2006	2005
	(in millions)
Net revenues	$1,933.3	$1,717.1	$1,525.8	$1,424.2	$1,582.9	$871.4	$764.7
Earnings from continuing operations before income taxes	302.7	273.9	250.4	221.1	315.3	92.4	78.1
Net earnings from continuing operations after income taxes	180.5	166.4	146.2	110.3	180.9	56.5	46.6

	As of June 30,					As of December 31,
	2006	2005	2004	2003	2002	2006	2005
	(in millions)
Balance Sheet and Other Data
Cash and cash equivalents	$50.1	$31.6	$23.6	$44.6	$32.7	$84.8	$114.8
Total current assets	1,405.9	1,682.1	429.6	458.7	487.8	1,440.5	1,557.8
Property, plant and equipment, net	80.7	75.4	66.5	57.3	65.0	70.3	77.5
Total assets	2,134.7	2,422.7	1,034.5	1,018.3	1,005.7	2,139.3	2,309.7
Total current liabilities	990.3	1,065.3	211.9	254.6	210.4	1,097.0	1,191.5
Total liabilities	1,091.5	1,136.2	286.7	292.8	226.5	1,189.3	1,246.3
Total group equity	1,043.2	1,286.5	747.8	725.5	779.2	950.0	1,063.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our selected combined financial and operating data and the accompanying combined financial statements and related notes included elsewhere in this information statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this information statement, particularly in “Risk Factors” and “Special Note About Forward-Looking Statements.”

Overview

General

We are a leading global provider of investor communication, securities processing, and securities clearing and operations outsourcing solutions to the financial services industry. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. Our reportable segments are: Investor Communication Solutions, Securities Processing Solutions, and Clearing and Outsourcing Solutions. A brief description of each segment’s operations is provided below.

Investor Communication Solutions

A large portion of our Investor Communication Solutions business involves the processing and distribution of proxy materials to investors in equity securities and mutual funds, as well as the facilitation of related vote processing. ProxyEdge, our innovative electronic proxy delivery and voting solution for institutional investors, helps ensure the participation of many companies’ largest stockholders. We provide regulatory reporting, tax reporting and corporate actions/reorganization processing solutions that help our clients meet their regulatory compliance needs. We also provide financial information distribution and transaction reporting services to both financial institutions and securities issuers. These services include the processing and distribution of account statements and trade confirmations, traditional and personalized document fulfillment and content management services, and imaging, archival and workflow solutions that enable and enhance our clients’ communications with investors. All of these services are delivered through physical and electronic means.

Securities Processing Solutions

We offer a suite of advanced computerized real-time transaction processing services that automate the securities transaction lifecycle, from desktop productivity tools and portfolio management to order capture and execution, trade confirmation, settlement, and accounting. Our services help financial institutions efficiently and cost-effectively consolidate their books and records, focus on their core businesses, and manage risk. With multi-currency capabilities, our Global Processing Solution supports real-time global trading of equity, option, mutual fund and fixed income securities in established and emerging markets.

Clearing and Outsourcing Solutions

Securities clearing and settlement describes the process of matching, recording, and processing transaction instructions and then exchanging payment between counterparties. Our securities clearing services enable clients to utilize our broker-dealer business to finance inventory and margin balances. Our operations outsourcing solutions allow brokers of all sizes to outsource the administrative functions of trade processing to us, from order entry to trade matching and settlement, while maintaining their ability to finance and capitalize their business.

Risks Relating to Our Business

Following the distribution, we will begin the transition from being wholly-owned by ADP to being a separate public company. The transition will have several important effects on our financial condition and results of operations. For example, we will no longer be required to make annual trademark royalty payments to ADP which currently accrue at $35.0 million per year. At the same time, we expect to incur $30.0 million per year in incremental costs associated with being a stand-alone public company. In addition, in connection with the distribution, we will settle our intercompany indebtedness with ADP without payment, but we will also incur $800.0 million in new indebtedness and use the proceeds to pay a cash dividend to ADP. As a result, we will pay significantly more in debt service than we have in the past. In connection with our separation from ADP, we will cease to use the ADP brand name and logo. Instead we will use our new Broadridge brand name and logo. We believe that our association with ADP has benefitted us in the past in terms of name recognition and reputation with customers and employees. Although we will need to establish a reputation with our new name, we do not expect to incur significant incremental expenses for branding and promotion following the separation.

There has been and continues to be merger, acquisition and consolidation activity in the financial services industry. Mergers or consolidations of financial institutions in the future could reduce the number of our clients and potential clients. If our clients merge with or are acquired by other entities that are not our clients, or that use fewer of our services, they may discontinue or reduce the use of our services. In addition, it is possible that the larger financial institutions resulting from mergers or consolidations could decide to perform in-house some or all of the services that we currently provide or could provide. Any of these developments could have a material adverse effect on our business and results of operations. One of our large clients has recently been acquired and, as a result, it has notified us that it intends to terminate the Securities Processing Solutions and Clearing and Outsourcing Solutions services that we provide to it, as of the end of the current fiscal year. However, we will continue to provide this client, and its acquiror, with proxy distribution and related services. The client generated $39.7 million of revenues in fiscal 2006 with respect to the services being terminated. The client has given us notice that it intends to terminate our services in order to utilize the proprietary services of the acquiring firm.

Our revenues are also concentrated. In fiscal 2006, we derived approximately 24% of our revenues from five clients. Our largest single client accounted for over 5% of our revenues. While these clients generally work with multiple business segments, the loss of business from any of these clients due to client consolidation or non-renewal of contracts may have an adverse affect on our revenues and results of operations. Moreover, we cannot assure you that we will be able to renew any of our contracts on terms we consider favorable. However, our business strategy includes selling additional services and products to our existing clients. We have been successful in increasing the volume of business from our existing client base. A client of our Investor Communication Solutions business segment, that was one of our five largest clients in fiscal 2006, has notified us that it will not renew its contract for account statement processing and distribution services with us, which has already expired. However, we will continue to provide this client with proxy distribution and related services. In fiscal 2006, this client generated $44.8 million of revenues with respect to the services being terminated.

Our Investor Communication Solutions business generates a large amount of revenue from the distribution of proxy materials. Prior to recent amendments, SEC rules required affirmative written consent from a stockholder before proxy materials could be delivered electronically to that stockholder. On December 13, 2006, the SEC adopted amendments to its proxy rules that will allow public companies an option to follow a “notice and access” model of proxy material delivery. The new rules will go into effect on July 1, 2007 and may not be used prior to that date.

Under the new rules, public companies may furnish proxy materials to stockholders by posting them on an Internet website and providing stockholders with notice of the Internet availability of the proxy materials. The notice will be mailed to stockholders unless they have previously elected to receive proxy materials via electronic delivery. Stockholders may request that paper copies of the proxy materials be mailed to them and may make a permanent election to receive proxy materials by mail or by e-mail with respect to future proxy solicitations conducted by the company or other soliciting persons. When a public company chooses to rely on the notice and access model, brokers, banks and similar intermediaries must prepare and send their own notices to their beneficial stockholder customers. A beneficial stockholder desiring a paper or e-mail copy of the proxy materials must request one from the intermediary.

When it adopted the new rules, the SEC also proposed further rule amendments that would require companies and soliciting persons to furnish proxy materials to stockholders by posting them on an Internet website and providing stockholders with notice of the Internet availability of the proxy materials. Companies and soliciting persons could continue to furnish paper copies of the proxy materials to some or all stockholders at the same time that the notice of Internet availability is sent. In addition, stockholders would be able to continue to request paper copies of proxy materials.

The adopted changes, and the proposed changes, if adopted, will have a significant effect on our business. For those companies that choose the notice and access option, we will continue to mail notices to those stockholders who have not elected to receive proxy materials electronically. Therefore, the volume of items to be mailed will most likely remain unchanged. However, the weight of the packages will be less, resulting in lower revenues per distribution. At the same time, some stockholders may elect to continue to receive paper copies of proxy materials. Certain of these mailings may not receive the benefit of volume discounts, resulting in higher revenues per distribution. We also anticipate deriving additional revenue from the fulfillment services that we expect to provide for individually ordered paper proxy materials and for the establishment of procedures such as toll-free numbers and websites to accommodate the requests of stockholders to receive paper proxy materials for up to one year after the conclusion of the meeting or corporate action to which the materials relate. Additionally, we may derive revenue from new services such as the creation of access notices and the creation and maintenance of a new database of stockholders requesting paper proxy materials. We do not at this time know how many companies will choose the notice and access option, nor do we know how many stockholders will elect to continue to receive paper copies of proxy materials. As a result, we cannot at this time predict the net effect of the SEC’s new electronic access rules on our Investor Communication Solutions business.

In addition, the NYSE has convened a Proxy Working Group to review the NYSE’s rules regarding the participation of its brokerage firm members in the proxy voting process. A report issued by the Working Group in June 2006 recommended that the NYSE amend existing rules that allow brokers to vote in uncontested director elections. The Working Group also recommended that the NYSE increase investor education regarding the proxy voting process, support efforts to improve the ability of issuers to communicate directly with investors and review our role in the process, as well as the reimbursement of brokers for handling the forwarding of investor materials.

Taken together, the new electronic access rules and the Working Group recommendations could result in dramatic changes to regulations and practices regarding the distribution of proxy materials, proxy voting and stockholder communications. It is unclear how our role in the process will change. Even if we are able to adapt to the changes, our business may nevertheless suffer. Moreover, if additional modifications to the current regulatory regime are enacted that allow for Internet delivery without notice of additional forms of investor communications, our revenues in the Investor Communication Solutions business could be adversely affected.

Sources of Revenues and Expenses

Revenues. We generally receive fee-based revenues by providing services to clients. In the Investor Communication Solutions segment, we receive a fee for each item processed and/or distributed. In the Securities Processing Solutions segment, we receive a fee per transaction processed, as well as fees for software maintenance and licenses. In the Clearing and Outsourcing Solutions segment, we typically receive a fee for each transaction that we clear or for which we provide back-office services. We also receive revenues related to interest from customer margin financing, customer short selling activity and uninvested customer balances. In addition, company-wide we occasionally receive up-front set-up fees in some cases where we are required to perform set-up and implementation activities prior to serving a client’s needs.

We have long-term relationships with our clients based on our high levels of service. Our clients include the largest financial services firms in the United States. The average client retention for our top 50 clients, which represents 74% of our revenues, is estimated at 10 or more years. For many clients we provide a variety of services across multiple segments. Our pricing is negotiated for each client and set forth in written agreements that have a finite duration. Our contracts have staggered termination dates and most are renewed at the end of the term.

Expenses. Our expenses generally relate to the cost of providing the services to clients in our three business segments. In the Investor Communication Solutions segment, our significant expenses include employee payroll and other labor related costs, computer hardware, software, telecommunications, the costs of paper, obtaining packaging materials, mail sorting equipment, transportation and distribution costs, and other general overhead items. In the Securities Processing Solutions segment, our significant expenses include employee payroll and other labor related costs, computer hardware, software, and other general overhead items. In the Clearing and Outsourcing Solutions segment, our significant expenses include employee payroll and other labor related costs, trade processing costs, interest expense, computer hardware, software programming and updating, telecommunications and general overhead items. We also have company-wide expenses attributable to management compensation and other selling, general and administrative costs, such as expenses attributable to sales personnel, start-up costs for new business acquisitions and opportunities, and certain facility exit costs.

Factors Affecting Comparability of Financial Results

Our Separation from ADP

On August 2, 2006, ADP announced its intention to pursue the disposition of our company through the distribution of our common stock to ADP’s stockholders as an independent, publicly-traded company. We refer to this transaction as the distribution. The distribution is conditioned on a favorable ruling by the Internal Revenue Service that it will not be a taxable event for stockholders subject to U.S. federal income taxes, the receipt of a favorable opinion of counsel, as well as other regulatory approvals. Immediately following the distribution, ADP will no longer have a financial investment in us.

    Historical ADP Cost Allocations versus Us as a Stand-alone Entity

Our historical combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements present the combined financial position and results of operations of the Brokerage Services Business of ADP which is being spun-off to common stockholders of ADP pursuant to the distribution to form a new business. The combined financial statements include allocated costs for facilities, functions and services used by the Brokerage Services Business at shared ADP sites and costs for certain functions and services performed by centralized ADP organizations and directly charged to the Brokerage Services Business based on usage.

Specifically, these costs were allocated by ADP to us as follows:

•	Cost of information technology support was allocated based on the usage of information technology systems by Brokerage Services Business in relation to ADP’s total usage;

•	Travel department costs were allocated based on the estimated percentage of travel directly related to the Brokerage Services Business;

•	Treasury department costs were allocated based on an estimate of the amount of support staff time and bank service charges that are directly related to the Brokerage Services Business;

•	Internal audit department costs were allocated based on the number of hours incurred for the Brokerage Services Business in relation to ADP’s total internal audit hours;

•	Risk management department costs were allocated based on the estimated percentage of insurance coverage for the Brokerage Services Business in relation to ADP’s total insurance coverage;

•

Real estate department costs were allocated based on the number of leased facilities for Brokerage Services Business that were managed by the corporate real estate department in relation to ADP’s total leased facilities; and

•	All other allocations were based on an estimated percentage of support staff time related to the Brokerage Services Business in comparison to ADP as a whole.

Our management believes these allocation methods are reasonable. However, it is likely that as a stand-alone entity, our costs for the same services will be higher, for the following reasons:

Size and influence of ADP. We generally benefited from the size of ADP in negotiating many of our overhead costs and were able to leverage the ADP business as a whole, including the Employer Services business from which ADP derives a majority of its total revenues, in obtaining favorable pricing. ADP is a larger company than we are with extensive resources. As a stand-alone company, we will no longer have this advantage.

Shared corporate overhead. As the Brokerage Services Business of ADP, our ultimate management was the management of ADP. Moreover, ADP performed all of the public company obligations, including:

•	Compensation of management and directors;

•	Corporate investor relations staff, office space and personnel;

•	Annual meetings of stockholders;

•	Board of Directors and committee meetings;

•	Securities Exchange Act annual, quarterly and current report preparation and filing, including reports to stockholders;

•	SEC and stock exchange corporate governance compliance, including Sarbanes-Oxley Section 404 internal control over financial reporting compliance;

•	Stock exchange listing fees and transfer agent fees; and

•	Directors and officers insurance.

As an independent public company, we will need to provide these services ourselves and bear all of these expenses directly. The historical allocation of ADP’s expenses to us may be significantly less than the actual costs we will incur as an independent company. In addition to public company expenses, other general overhead transactions were handled for us by ADP, such as our payroll services and data center services.

New Financing

In connection with the separation and distribution, we expect to borrow $800.0 million. These initial borrowings will be used to pay a dividend to ADP and therefore will not directly benefit our business. This new debt is not reflected within the accompanying combined financial statements appearing elsewhere in this information statement and is significantly more than our $84.4 million of notes payable incurred as of December 31, 2006. Moreover, the notes payable on our balance sheet as of December 31, 2006 are payable to affiliates with little or no interest charged. The new credit facility will contain arm’s length interest charges with an unaffiliated financial institution who will judge our creditworthiness without the benefit of support from ADP. As a result, our interest expense and deferred financing costs will be significantly higher than they were when we were the Brokerage Services Business of ADP. For a description of the new credit facility, see “— Financial Condition, Liquidity and Capital Resources — New Credit Facility.”

Acquisitions and Divestitures

From time to time, we make acquisitions and divestitures for strategic reasons. In fiscal 2005, we acquired the U.S. Clearing and BrokerDealer Services businesses of Bank of America Corporation for approximately $344.2 million, net of cash acquired. This acquisition resulted in the creation of our Clearing and Outsourcing Solutions segment which enables us to provide trade execution, clearing and settlement services, asset management, customer financing services, including margin lending, securities borrowing to facilitate customer short selling activity, and operations outsourcing services for a variety of clearing and custody-related functions.

Seasonality

Our business has experienced and is expected to continue to experience seasonality due to seasonal patterns in our Investor Communication Solutions segment. Typically, our revenues increase during our fourth fiscal quarter (the second quarter of the calendar year) as most of our proxy processing and distribution of proxy materials and annual reports take place at that time. The effect of such seasonality makes it difficult to estimate future operating results based on the results of any specific quarter.

Critical Accounting Policies

The preparation of our financial statements requires management to make estimates, judgments and assumptions that affect reported amounts of assets, liabilities, revenues and expenses. We continually evaluate the accounting policies and estimates used to prepare the combined financial statements. The estimates are based on historical experience that are believed to be reasonable. Actual amounts and results could differ from these estimates made by management. Certain accounting policies that require significant management estimates and are deemed critical to our results of operations or financial position are discussed below.

Goodwill. We review the carrying value of all our goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” by comparing the carrying value of our reporting units to their fair values. We are required to perform this comparison at least annually or more frequently if circumstances indicate possible impairment. When determining fair value, we utilize a discounted future cash flow approach using various assumptions, including projections of revenues based on assumed long-term growth rates, estimated costs, and appropriate discount rates based on the particular business’ weighted average cost of capital. The principal factors used in the discounted cash flow analysis requiring judgment are the projected future operating cash flows, the weighted average cost of capital and the terminal value growth rate assumptions. The weighted average cost of capital takes into account the relative weights of each component of our consolidated capital structure (equity and debt). Our estimates of long-term growth and costs are based on historical data, various internal estimates and a variety of external sources, and are developed as part of our routine long-range planning process. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairments in future periods. We had $480.8 million of goodwill as of December 31, 2006. Given the significance of our goodwill, an adverse change to the fair value could result in an impairment charge, which could be material to our combined earnings. A 10% change in our estimates of projected future operating cash flows, discount rates or terminal value growth rates used in our calculations of the fair values of the reporting units would have no impact on the reported value of our goodwill.

Income Taxes. We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing the future tax consequences of events that have been recognized in our financial statements or tax returns (e.g., realization of deferred tax assets, changes in tax laws or interpretations thereof). In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. A change in the assessment of the outcomes of such matters could materially impact our combined financial statements. As of June 30, 2006, we had estimated foreign net operating loss carry forwards of approximately $28.4 million of which $4.7 million expires in years 2009 through 2012, and $23.7 million which has an indefinite utilization period. In addition, we estimated Federal net operating loss carry forwards of a U.S. subsidiary which is not included in our consolidated tax return to be approximately $22.9 million as of June 30, 2006. These carry forward losses expire in years 2023 through 2026. Our net operating loss carry forwards resulted in recognition of deferred tax assets of $18.1 million. It is management’s belief that it is more likely than not that these deferred tax assets will not be recognized, therefore a valuation allowance has been recorded to fully offset these assets.

Stock-based Compensation. SFAS No. 123(R) requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant. We determine the fair value of stock options issued by using a binomial option-pricing model. The binomial option-pricing model considers a range of assumptions related to volatility, dividend yield, risk-free interest rate and employee exercise behavior. Expected volatilities utilized in the binomial option-pricing model are based on a combination of implied market volatilities, historical volatility of our stock price and other factors. Similarly, the dividend yield is based on historical experience and expected future changes. The risk-free rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The binomial option-pricing model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grants is derived from the output of the binomial model and represents the period of time that options granted are expected to be outstanding. Determining these assumptions are subjective and complex, and therefore, a change in the assumptions utilized could impact the calculation of the fair value of our stock options. Prior to July 1, 2005, our predecessor ADP, followed APB No. 25, and related interpretations. Under APB No. 25, no stock-based compensation expense was recognized related to our stock option program and employee stock purchase plan, as all options granted under the stock option program had an exercise price equal to the market value of the underlying common stock on the date of grant and with respect to the employee stock purchase plan, the discount did not exceed fifteen percent. A hypothetical change of five percentage points applied to the volatility assumption used to determine the fair value of the fiscal 2006 stock option grants would result in approximately a $2.0 million change in total pretax stock-based compensation expense for the fiscal 2006 grants, which would be amortized over the five year graded vesting period. A hypothetical change of one year in the expected life assumption used to determine the fair value of the fiscal 2006 stock option grants would result in approximately a $0.5 million change in the pretax stock-based compensation expense for the fiscal 2006 grants, which would be amortized over the five year graded vesting period. A hypothetical change of one percentage point in the forfeiture rate assumption used for the fiscal 2006 stock option grants would result in approximately a $0.4 million change in the total pretax stock-based compensation expense for the fiscal 2006 grants, which would be amortized over the five year graded vesting period.

Results of Operations – Analysis of Combined Operations

The following is a discussion of the results of our combined operations for the six months ended December 31, 2006 and 2005 and the twelve months ended June 30, 2006, 2005 and 2004. For a discussion of the results of our operations by segment, see “Results of Operations — Analysis of Segment Results”.

Six Months Ended December 31, 2006 Compared to Six Months Ended December 31, 2005

The table below presents combined statement of operations data for the periods indicated and the dollar change and percentage change between periods:

	Six Months Ended December 31,
	2006	2005	Change ($)	Change (%)
	($ in millions)
Total net revenues	$871.4	$764.7	$106.7	14.0%

Cost of net revenues	675.8	586.9	88.9	15.1
Selling, general and administrative expenses	101.6	99.1	2.5	2.5
Other expenses, net	1.6	0.6	1.0	166.7

Total expenses	779.0	686.6	92.4	13.4

Earnings from continuing operations before income taxes	92.4	78.1	14.3	18.3
Margin	10.6%	10.2%		0.4	pts.

Provision for income taxes	35.9	31.5	4.4	14.0
Effective tax rate	38.9%	40.3%		(1.4	)pts.

Net earnings from continuing operations	$56.5	$46.6	$9.9	21.2%

Total Net Revenues. Our combined net revenues for the six months ended December 31, 2006 were $871.4 million, an increase of $106.7 million or 14.0%, compared to $764.7 million for the six months ended December 31, 2005. The increase was due to an increase in Investor Communication Solutions net revenues of $79.9 million, or 15.6%, an increase in Securities Processing Solutions net revenues of $13.9 million, or 6.2%, and an increase in Clearing and Outsourcing Solutions net revenues of $7.5 million or 20.0%. The growth in our net revenues was also favorably impacted by $5.1 million due to fluctuations in foreign currency exchange rates.

Total Expenses. Our combined total expenses for the six months ended December 31, 2006 were $779.0 million, an increase of $92.4 million, or 13.4%, compared to $686.6 million for the six months ended December 31, 2005. The increase in our combined total expenses was due to the increase in our revenue-generating service activity. Cost of net revenues increased by $88.9 million, or 15.1%, for the six months ended December 31, 2006, due to the increase in net revenues in our three business segments. The increase was mostly attributable to the increase in the Investor Communication Solutions cost of net revenues of $75.5 million, or 18.2%, of which $45.4 million represents an increase in distribution costs. To a lesser extent, the increase in cost of net revenue was also attributable to the increase in the Securities Processing Solutions cost of net revenues of $5.9 million, or 4.2%, and the increase in the Clearing and Outsourcing Solutions cost of net revenues of $4.7 or 12.1%. Selling, general and administrative expenses for the six months ended December 31, 2006 increased by $2.5 million, or 2.5%.

Earnings from Continuing Operations before Income Taxes. Earnings from continuing operations before income taxes for the six months ended December 31, 2006 were $92.4 million, an increase of $14.3 million, or 18.3% compared to $78.1 million for the six months ended December 31, 2005. The increase was due to the increase in net revenues and expenses discussed above. Overall margin increased from 10.2% to 10.6% for the six months ended December 31, 2006 as compared to the six months ended December 31, 2005, due to the increase in net revenues.

Provision for Income Taxes. Our effective tax rate for the six months ended December 31, 2006 was 38.9%, compared to 40.3% for the six months ended December 31, 2005. The decrease in the effective tax rate is attributable to a favorable mix in income among tax jurisdictions and the impact of a decrease in the amount of operating losses (i.e. for which no tax benefit is provided) for the six months ended December 31, 2006 compared to December 31, 2005.

Net Earnings from Continuing Operations. Net earnings for the six months ended December 31, 2006 were $56.5 million, an increase of $9.9 million or 21.2%, compared to $46.6 million for the six months ended December 31, 2005. The increase reflects the increase in earnings from continuing operations before income taxes as a result of increased net revenues, partially offset by increased expenses, and a lower effective tax rate as described above.

Twelve Months Ended June 30, 2006 Compared to Twelve Months Ended June 30, 2005

The table below presents combined statement of operations data for the periods indicated and the dollar change and percentage change between periods:

	Years Ended June 30,			Change
	2006	2005 – As Reported	2005 – As Adjusted	2006 vs. 2005 – As Reported			2006 vs. 2005 – As Adjusted
				($)	(%)		($)	(%)
	($ in millions)
Total net revenues	$1,933.3	$1,717.1	$1,717.1	$216.2	12.6%		$216.2	12.6%

Cost of net revenues	1,433.0	1,273.2	1,289.3	159.8	12.6		143.7	11.1
Selling, general and administrative expenses	195.9	168.5	179.2	27.4	16.3		16.7	9.3
Other expenses, net	1.7	1.5	1.5	0.2	13.3		0.2	13.3

Total expenses	1,630.6	1,443.2	1,470.0	187.4	13.0		160.6	10.9

Earnings from continuing operations before income taxes	302.7	273.9	247.1	28.8	10.5		55.6	22.5
Margin	15.7%	16.0%	14.4%		(0.3	)pts.		1.3	pts.

Provision for income taxes	122.2	107.5	99.3	14.7	13.7		22.9	23.1
Effective tax rate	40.4%	39.3%	40.2%		1.1	pts.		0.2	pts.

Net earnings from continuing operations	$180.5	$166.4	$147.8	$14.1	8.5%		$32.7	22.1%

The comparison between the results of operations for fiscal 2006 and 2005 are affected by the impact of our adoption of SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123R”), effective July 1, 2005, using the modified prospective method. The adoption of SFAS No. 123R requires the recognition of stock-based compensation expense in the combined financial statements. Prior to July 1, 2005, we followed Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations. Under APB No. 25, no stock-based compensation expense was recognized related to our stock option program and employee stock purchase plan, as all options granted under the stock option program had an exercise price equal to the market value of the underlying common stock on the date of grant and, with respect to the employee stock purchase plan, the discount did not exceed fifteen percent. Stock-based compensation expense for our restricted stock program has historically been recognized in our results of operations in accordance with APB No. 25. The following table summarizes the stock-based compensation expense related to our stock option program, the employee stock purchase plan and restricted stock program, which has been recorded in earnings from continuing operations in each respective period:

	Years ended June 30,
	2006	2005
	(in millions)
Cost of net revenues	$14.8	$—
Selling, general and administrative expenses	9.8	2.2

Total stock-based compensation expense reported in net earnings from continuing operations	$24.6	$2.2

Income tax benefit on stock-based compensation expense reported in net earnings from continuing operations	$(7.5)	$(0.9)

In order to provide a comparable basis between the results of operations for fiscal 2006 and 2005, we have provided pro forma information, reflected under the heading “2005 — As Adjusted,” to provide the fiscal 2005 results as if stock-based compensation expense related to our stock option program and employee stock purchase plan had been expensed. The “2005 — As Adjusted” amounts includes the following pro forma stock-based compensation expense adjustment related to our stock option program and employee stock purchase plan, which are based on the pro forma amounts disclosed in Note 13 to the combined financial statements included in this information statement:

Year ended June 30, 2005
(in millions)
Cost of net revenues	$16.1
Selling, general and administrative expenses	10.7

Total pro forma stock-based compensation expense	$26.8

Pro forma income tax benefit on stock-based compensation expense	$(8.2)

The adoption of SFAS No. 123R affected the comparability of our results of operations for fiscal 2006 and 2005. We believe the inclusion of the “2005 — As Adjusted” amounts provides a useful additional perspective to compare the results of operations for fiscal 2006 and 2005. We use both generally accepted accounting principles (“GAAP”) and non-GAAP measures to manage and evaluate our performance and consider it appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. However, these measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

Total Net Revenues. Our combined net revenues for fiscal 2006 were $1,933.3 million, an increase of $216.2 million, or 12.6%, compared to $1,717.1 million in fiscal 2005. The increase was due to an increase in Investor Communication Solutions net revenue of $175.9 million, or 14.5%, an increase in Securities Processing Solutions net revenue of $14.8 million, or 3.2%, and an increase in Clearing and Outsourcing Solutions net revenue of $19.1 million, or 31.1%. Our net revenue growth was also favorably impacted by $9.1 million due to fluctuations in foreign currency exchange rates.

Total Expenses, As Reported. Our combined total expenses for fiscal 2006 were $1,630.6 million, an increase of $187.4 million, or 13.0%, compared to $1,443.2 million, as reported, for fiscal 2005. The increase in our combined total expenses was due to the inclusion of stock-based compensation expenses in our results of operations as of July 1, 2005 associated with the adoption of SFAS No. 123R, as discussed above, as well as the increase in cost of net revenues associated with the increase in our revenue-generating service activity. Total stock-based compensation expense included in continuing operations increased $22.4 million, to $24.6 million in fiscal 2006 from $2.2 million in fiscal 2005, as reported, due to the recording of expenses within our results of operations for our stock option program and employee stock purchase plan. Cost of net revenues for fiscal 2006 increased by $159.8 million, or 12.6%, due to increases in net revenues in our three business segments and the impact of $14.8 million from stock-based compensation. The increase in cost of net revenues was mostly attributable to the increase in the Investor Communication Solutions cost of net revenues of $132.6 million, or 14.1%, of which $81.5 million represents an increase in distribution costs. To a lesser extent, the increase in cost of net revenues was also attributable to the increase in the Securities Processing Solutions cost of net revenues of $9.2 million, or 3.3%, and the increase in the Clearing and Outsourcing Solutions cost of net revenues of $16.3 million or 25.1%. Selling, general and administrative expenses increased by $27.4 million, or 16.3%, due to the increase in stock-based compensation expense of $7.6 million in fiscal 2006, and increased compensation costs associated with our continued investment in our sales personnel to drive our revenue growth.

Total Expenses, As Adjusted. Our combined total expenses for fiscal 2006 were $1,630.6 million, an increase of $160.6 million, or 10.9%, compared to $1,470.0 million, for fiscal 2005, as adjusted. Total stock-based compensation expense decreased $4.4 million, to $24.6 million in fiscal 2006, from $29.0 million, in fiscal 2005, as adjusted. This decrease was driven by the reduction in the number of stock options granted to associates, which began in fiscal 2005, and other changes in expenses as discussed above.

Earnings from Continuing Operations before Income Taxes, As Reported. Earnings from continuing operations before income taxes for fiscal 2006 were $302.7 million, an increase of $28.8 million, or 10.5%, compared to $273.9 million during fiscal 2005. The increase was due to the increase in net revenues discussed above. Overall margin decreased by 0.3% points to 15.7%. Although we have been able to leverage our expense levels with the increasing revenues and thereby improve our margins on our services, these improved margins were offset by the increase in our stock compensation expenses of $22.4 million due to the recording of stock-based compensation expense associated with our stock option program and employee stock purchase plan during fiscal 2006.

Earnings from Continuing Operations before Income Taxes, As Adjusted. Earnings from continuing operations before income taxes for fiscal 2006 were $302.7 million, an increase of $55.6 million, or 22.5%, compared to $247.1 million during fiscal 2005, as adjusted. The increase was due to the increase in net revenues and expenses discussed above. Overall margin improved from 14.4% to 15.7%. We have been able to leverage our expense levels with the increasing net revenues, in order to improve our margins on our services as well as decrease total stock-based compensation expense primarily due to the reduction in the number of stock options granted to associates.

Provision for Income Taxes, As Reported. Our effective tax rate for fiscal 2006 was 40.4%, as compared to 39.3%, for fiscal 2005, as reported. The increase in the effective tax rate is attributable to the expensing of stock-based compensation, as certain components of our stock-based compensation programs are non-deductible, and a favorable tax settlement for fiscal 2005 which lowered the rate for fiscal 2005 compared to fiscal 2006. These increases were partially offset by the impact of a decrease in the amount of operating losses for which no tax benefit is provided for fiscal 2006 compared to fiscal 2005.

Provision for Income Taxes, As Adjusted. Our effective tax rate for fiscal 2006 was 40.4%, as compared to 40.2%, for fiscal 2005, as adjusted. The increase in the effective tax rate is attributable to a favorable tax settlement for fiscal 2005 which lowered the rate for fiscal 2005 compared to fiscal 2006, partially offset by the impact of a decrease in the amount of operating losses for which no tax benefit is provided for fiscal 2006 compared to fiscal 2005.

Net Earnings from Continuing Operations, As Reported. Net earnings from continuing operations during fiscal 2006 were $180.5 million, an increase of $14.1 million, or 8.5%, compared to $166.4 million, during fiscal 2005, as reported. The increase in net earnings from continuing operations reflects the increase in earnings from continuing operations before income taxes as a result of increased net revenues partially offset by the additional expense associated with stock-based compensation and a higher effective tax rate, as described above.

Net Earnings from Continuing Operations, As Adjusted. Net earnings from continuing operations for fiscal 2006 were $180.5 million, an increase of $32.7 million, or 22.1%, compared to $147.8 million for fiscal 2005, as adjusted. The increase reflects the increase in earnings from continuing operations before income taxes as a result of our higher net revenues and improved margins, partially offset by a higher effective tax rate, as described above.

Twelve Months Ended June 30, 2005 Compared to Twelve Months Ended June 30, 2004

The table below presents combined statement of operations data for the periods indicated and the dollar change and percentage change between periods:

	Twelve Months Ended June 30,
	2005	2004	Change ($)	Change (%)
	($ in millions)
Total net revenues	$1,717.1	$1,525.8	$191.3	12.5%

Cost of net revenues	1,273.2	1,132.5	140.7	12.4
Selling, general and administrative expenses	168.5	142.0	26.5	18.7
Other expenses, net	1.5	0.9	0.6	66.7

Total expenses	1,443.2	1,275.4	167.8	13.2

Earnings from continuing operations before income taxes	273.9	250.4	23.5	9.4
Margin	16.0%	16.4%		(0.4	)pts.

Provision for income taxes	107.5	104.2	3.3	3.2
Effective tax rate	39.3%	41.6%		(2.3	)pts.

Net earnings from continuing operations	$166.4	$146.2	$20.2	13.8%

Total Net Revenues. Our combined total net revenues for fiscal 2005 were $1,717.1 million, an increase of $191.3 million, or 12.5%, compared to $1,525.8 million in fiscal 2004. This increase was due to an increase in Investor Communication Solutions net revenue of $122.8 million, or 11.2%, and an increase in Securities Processing Solutions net revenue of $10.8 million, or 2.4%. Fiscal 2005 net revenues also include $61.5 million for Clearing and Outsourcing Solutions which was acquired on November 1, 2004. Our net revenue growth for fiscal 2005 was also favorably impacted by $10.2 million due to fluctuations in foreign currency exchange rates.

Total Expenses. Our combined total expenses for fiscal 2005 were $1,443.2 million, an increase of $167.8 million, or 13.2%, compared to $1,275.4 million for fiscal 2004. The increase in our combined total expenses is due to the increase in cost of net revenues due to increases in net revenues, primarily in the Investor Communication Solutions segment which increased $89.5 million, or 10.5%, of which $38.0 million represents an increase in distribution costs. In addition, expenses associated with the acquisition of the Clearing and Outsourcing Solutions segment of $82.2 million contributed to the increase in total expenses from the prior year.

Earnings from Continuing Operations before Income Taxes. Earnings from continuing operations before income taxes for fiscal 2005, were $273.9 million, an increase of $23.5 million, or 9.4%, compared to $250.4 million during fiscal 2004. The increase was due to the increase in net revenues and expenses discussed above.

Provision for Income Taxes. Our effective tax rate for fiscal 2005 was 39.3%, as compared to 41.6% for fiscal 2004. The decrease was attributable to a favorable tax settlement which lowered the rate during fiscal 2005 and the impact of a decrease in the amount of operating losses for which no tax benefit is provided for fiscal 2005 compared to fiscal 2004.

Net Earnings from Continuing Operations. Net earnings from continuing operations for fiscal 2005 were $166.4 million, an increase of $20.2 million, or 13.8%, compared to $146.2 million for fiscal 2004. The increase reflects the increase in earnings before income taxes from continuing operations due to an increase in net revenues and expenses as discussed above, and the impact of the lower effective tax rate.

Results of Operations – Analysis of Segment Results

The following is a discussion of the results of our operations by segment for the six months ended December 31, 2006 and 2005 and the twelve months ended June 30, 2006, 2005 and 2004. Additional information about each segment’s assets can be found in Note 18 of our combined financial statements.

Segment Net Revenues

The table below presents data on net revenues by segment for the periods indicated and the dollar change and percentage change between periods:

	Six Months Ended December 31,
	2006	2005	Change ($)	Change (%)
	($ in millions)
Investor Communication Solutions	$592.0	$512.1	$79.9	15.6%
Securities Processing Solutions	238.4	224.5	13.9	6.2
Clearing and Outsourcing Solutions	45.0	37.5	7.5	20.0
Other	(8.0)	(8.3)	0.3	3.6
Reconciling item:
Foreign exchange	4.0	(1.1)	5.1	ND *

Total net revenues	$871.4	$764.7	$106.7	14.0%

*	Not Determinable

The table below presents data on net revenues by segment for the periods indicated and the dollar change and percentage change between periods:

	Twelve Months Ended June 30,			Change
	2006	2005	2004	2006 vs. 2005		2005 vs. 2004
				$	%	$	%
	($ in millions)
Investor Communication Solutions	$1,391.2	$1,215.3	$1,092.5	$175.9	14.5%	$122.8	11.2%
Securities Processing Solutions	476.2	461.4	450.6	14.8	3.2	10.8	2.4
Clearing and Outsourcing Solutions	80.6	61.5	—	19.1	31.1	61.5	ND	*
Other	(16.8)	(14.1)	(0.1)	(2.7)	(19.1)	(14.0)	ND	*
Reconciling item:
Foreign exchange	2.1	(7.0)	(17.2)	9.1	ND *	10.2	59.3

Total net revenues	$1,933.3	$1,717.1	$1,525.8	$216.2	12.6%	$191.3	12.5%

*	Not Determinable

Segment Earnings from Continuing Operations before Income Taxes

The table below presents data on earnings from continuing operations before income taxes by segment for the periods indicated and the dollar change and percentage change between periods:

	Six Months Ended December 31,
	2006	2005	Change ($)	Change (%)
	($ in millions)
Investor Communication Solutions	$42.2	$42.7	$(0.5)	(1.2)%
Securities Processing Solutions	64.2	55.4	8.8	15.9
Clearing and Outsourcing Solutions	(10.2)	(15.8)	5.6	35.4
Other	(5.3)	(3.8)	(1.5)	(39.5)
Reconciling item:
Foreign exchange	1.5	(0.4)	1.9	ND *

Total earnings from continuing operations before income taxes	$92.4	$78.1	$14.3	18.3%

*	Not Determinable

The table below presents data on earnings from continuing operations before income taxes by segment for the periods indicated and the dollar change and percentage change between periods:

	Twelve Months Ended June 30,			Change
	2006	2005	2004	2006 vs. 2005		2005 vs. 2004
				$	%	$	%
	($ in millions)
Investor Communication Solutions	$204.9	$176.3	$150.7	$28.6	16.2%	$25.6	17.0%
Securities Processing Solutions	129.7	128.8	112.5	0.9	0.7	16.3	14.5
Clearing and Outsourcing Solutions	(25.0)	(20.7)	—	(4.3)	(20.8)	(20.7)	ND *
Other	(8.0)	(7.2)	(5.7)	(0.8)	(11.1)	(1.5)	(26.3)
Reconciling item:
Foreign exchange	1.1	(3.3)	(7.1)	4.4	ND *	3.8	53.5

Total earnings from continuing operations before income taxes	$302.7	$273.9	$250.4	$28.8	10.5%	$23.5	9.4%

*	Not Determinable

Certain revenues and expenses are charged to the reportable segments at a standard rate for management reasons. Other costs are charged to the reportable segments based on management’s responsibility for the applicable costs.

The fiscal 2005 and 2004 reportable segments’ net revenues and earnings from continuing operations before income taxes have been adjusted to reflect updated fiscal 2006 budgeted foreign exchange rates. This adjustment is made for management purposes so that the reportable net revenues for each segment are presented on a consistent basis without the impact of fluctuations in foreign currency exchange rates. This adjustment is a reconciling item to revenues and earnings from continuing operations before income taxes in order to eliminate the adjustment in consolidation.

Investor Communication Solutions Segment

Six Months Ended December 31, 2006 Compared to Six Months Ended December 31, 2005

Net Revenues. Investor Communication Solutions’ net revenues for the six months ended December 31, 2006 were $592.0 million, an increase of $79.9 million, or 15.6%, compared to $512.1 million for the six months ended December 31, 2005. The increase was due to increases in the volume of our proxy, interim and other communication services, as well as increases in our fulfillment services activity. Revenues from our proxy, interim and other communication services grew due to higher corporate actions-related investor communication activity, higher equity proxy specials, and higher mutual fund activity. Our number of pieces delivered increased 18.2% from 397.9 million for the six months ended December 31, 2005 to 470.5 million for the six months ended December 31, 2006. Our fulfillment services revenues increased by $5.9 million due to higher volumes from our existing client base.

Earnings from Continuing Operations before Income Taxes. Earnings from continuing operations before income taxes for the six months ended December 31, 2006 were $42.2 million, a decrease of $0.5 million, or 1.2%, compared to $42.7 million for the six months ended December 31, 2005. Margin declined by 1.2 percentage points due to the mix of our services.

Fiscal 2006 Compared to Fiscal 2005

Net Revenues. Investor Communication Solutions’ net revenues for fiscal 2006 were $1,391.2 million, an increase of $175.9 million, or 14.5%, compared to $1,215.3 for fiscal 2005. The increase was due to the increase in the volume of our proxy and interim communications services, as well as increases in our fulfillment and transaction reporting services revenues. The number of pieces delivered increased 5.3%, from 994.6 million for fiscal 2005 to 1,047.0 million for fiscal 2006. The increase in the fiscal 2006 proxy and interim communications activity resulted from increased mutual fund meeting activity and other required mutual fund communications. Stock record growth, which is a measure of how many stockholders own a security compared to the prior year and a key factor in the number of pieces delivered, increased 4% in fiscal 2006. Our fulfillment services revenues increased due to higher volume from our existing client base. Our transaction reporting services revenues increased due to new business growth of $31.9 million in our monthly statement and trade confirmation services.

Earnings from Continuing Operations before Income Taxes. Earnings from continuing operations before income taxes for fiscal 2006 were $204.9 million, an increase of $28.6 million, or 16.2%, compared to $176.3 million for fiscal 2005. The increase was primarily due to the revenue growth in our investor communication activities. Additionally, earnings from continuing operations before income taxes were favorably affected by our overall cost containment measures.

Fiscal 2005 Compared to Fiscal 2004

Net Revenues. Investor Communication Solutions’ net revenues for fiscal 2005 were $1,215.3 million, an increase of $122.8 million, or 11.2%, compared to $1,092.5 million for fiscal 2004. The increase was due to increases in the volume of our proxy and interim communications services, as well as increases in our fulfillment and transaction reporting services revenues. The number of pieces delivered increased 12.9%, from 881.0 million for fiscal 2004 to 994.6 million for fiscal 2005. The increase in the fiscal 2005 proxy and interim communications activity resulted from more holders of equities, increased activity related to additional mutual fund meetings, and more mutual fund special communications. Stock record growth increased 6% in fiscal 2005. Our fulfillment services revenues increased due to new business growth of $5.4 million for post-sale mutual fund prospectus fulfillment services. Our transaction reporting services revenues increased due to new business growth of $19.5 million from sales in our monthly statement services.

Earnings from Continuing Operations before Income Taxes. Earnings from continuing operations before income taxes for fiscal 2005 were $176.3 million, an increase of $25.6 million, or 17.0%, compared to $150.7 million, for fiscal 2004. The increase is primarily due to the increased revenues in our investor communication activities. With the increase in volume of our investor communication services, we were able to leverage our expense structure to improve our margins associated with such services. In addition, earnings from continuing operations before income taxes were favorably impacted by an increase in our services to consolidate or electronically deliver proxies, which is a higher margin service.

Securities Processing Solutions Segment

Six Months Ended December 31, 2006 Compared to Six Months Ended December 31, 2005

Net Revenues. Securities Processing Solutions’ net revenues for the six months ended December 31, 2006 were $238.4 million, an increase of $13.9 million, or 6.2%, compared to $224.5 million for the six months ended December 31, 2005. The increase was due to internal growth from our existing client base in both our domestic equity and fixed income trade processing of $5.6 million and $2.9 million, respectively, coupled with new business growth of $3.5 million in our foreign market trade processing.

Earnings from Continuing Operations before Income Taxes. Earnings from continuing operations before income taxes for the six months ended December 31, 2006 were $64.2 million, an increase of $8.8 million, or 15.9%, compared to $55.4 million for the six months ended December 31, 2005. Margin increased by 2.2 percentage points due to product mix and one-time revenues.

Fiscal 2006 Compared to Fiscal 2005

Net Revenues. Securities Processing Solutions’ net revenues for fiscal 2006 were $476.2 million, an increase of $14.8 million, or 3.2%, compared to $461.4 million for fiscal 2005. The increase was due to internal growth from our existing client base in Canada of $9.3 million and new business growth of $18.9 million, partially offset by losses of $15.8 million due to industry consolidation and compression of trading activity.

Earnings from Continuing Operations before Income Taxes. Earnings from continuing operations before income taxes for fiscal 2006 were $129.7 million, an increase of $0.9 million, or 0.7%, compared to $128.8 million for fiscal 2005. This increase was due to higher revenues as discussed above, partially offset by higher expenses as a result of the timing of new client implementation activities.

Fiscal 2005 Compared to Fiscal 2004

Net Revenues. Securities Processing Solutions’ net revenues for fiscal 2005 were $461.4 million, an increase of $10.8 million, or 2.4%, compared $450.6 million for fiscal 2004. The increase was due to new business growth of $29.8 million, partially offset by losses of $21.4 million due to industry consolidation and our clients’ ability to compress their trading activity.

Earnings from Continuing Operations before Income Taxes. Earnings from continuing operations before income taxes for fiscal 2005 were $128.8 million, an increase of $16.3 million, or 14.5%, compared to $112.5 million for fiscal 2004. The increase was due to an increase in net revenues and continued cost containment measures.

Clearing and Outsourcing Solutions Segment

Six Months Ended December 31, 2006 Compared to Six Months Ended December 31, 2005

Net Revenues. Clearing and Outsourcing Solutions net revenues were $45.0 million for the six months ended December 31, 2006, an increase of $7.5 million, or 20.0% compared to $37.5 million for the six months ended December 31, 2005. The increase in net revenues was due to new outsourcing business of $4.8 million and higher net interest income of $3.0 million, as average margin balances for the six months ended December 31, 2006 were $661.0 million as compared with $616.0 million for the six months ended December 31, 2005. The average number of trades cleared per day for the six months ended December 31, 2006 was 23,000 as compared with 18,000 for the six months ended December 31, 2005.

Loss from Continuing Operations before Income Taxes. Loss from continuing operations before income taxes was $10.2 million for the six months ended December 31, 2006, a decrease of $5.6 million, or 35.4%, compared to a loss of $15.8 million for the six months ended December 31, 2005. The improvement was primarily due to higher net revenues as well as lower expenses due to the absence of integration and transition costs incurred in the prior year.

Fiscal 2006 Compared to Fiscal 2005

Net Revenues. Clearing and Outsourcing Solutions net revenues were $80.6 million for fiscal 2006, an increase of $19.1 million, or 31.1%, compared to $61.5 million for the period from its acquisition date of November 1, 2004 through June 30, 2005. Fiscal 2006 net revenues decreased as compared with annualized fiscal 2005 net revenues due to the deconversion of two correspondent clearing clients during fiscal 2005, partially offset by the increase from new business growth of $16.0 million in outsourcing activity in fiscal 2006. Average margin balances were $617.0 million during fiscal 2006 and $955.0 million during the period from its acquisition date of November 1, 2004 through June 30, 2005. The average number of trades cleared per day during fiscal 2006 was 20,000 as compared with 23,000 for the period from its acquisition date of November 1, 2004 through June 30, 2005.

Loss from Continuing Operations before Income Taxes. Loss from continuing operations before income taxes was $25.0 million for fiscal 2006 as compared with $20.7 million for the period from its acquisition date of November 1, 2004 through June 30, 2005. The loss for fiscal 2006 is lower than the annualized loss from the eight months of fiscal 2005 due to the efforts to reduce operational costs in order to align the cost structure of the business to the current revenue levels. The decrease was primarily due to continued integration and transition expenses, which decreased in the second half of fiscal 2006 as compared to the second half of fiscal 2005, and higher compensation costs to support the start up of new Clearing and Outsourcing Solutions’ clients.

Fiscal 2005 Compared to Fiscal 2004

Net Revenues. On November 1, 2004, we formed the Clearing and Outsourcing Solutions segment upon the acquisition of the U.S. Clearing and BrokerDealer Services businesses of Bank of America Corporation. Net revenues for Clearing and Outsourcing Solutions were $61.5 million from November 1, 2004 to June 30, 2005. Average customer margin balances were $955.0 million from November 1, 2004 to June 30, 2005.

Loss from Continuing Operations before Income Taxes. Loss from continuing operations before income taxes was $20.7 million from November 1, 2004 to June 30, 2005 due to the deconversion of two correspondent clearing clients during fiscal 2005, as well as integration costs.

Other

The primary components of “Other” revenues are the elimination of revenues from intercompany activity. The primary components of “Other” earnings from continuing operations before income taxes are certain corporate costs that are not allocated to our reportable segments.

Financial Condition, Liquidity and Capital Resources

December 31, 2006, cash and marketable securities were $84.8 million and group equity was $950.0 million. At December 31, 2006, working capital was $343.5 million as compared to $415.6 million at June 30, 2006.

Our principal sources of liquidity are derived from cash generated through operations and our cash and marketable securities on hand. Our new credit facility will provide us with additional liquidity going forward. We believe that the internally generated cash flows and financing arrangements are adequate to support business operations and capital expenditures.

Cash Flows

On November 1, 2004, we acquired the U.S. Clearing and BrokerDealer Services businesses of Bank of America Corporation and formed the Clearing and Outsourcing Solutions segment to report the results of the acquired business. The Clearing and Outsourcing Solutions segment provides third-party clearing operations in the regulated broker-dealer industry. The cash flows from operations for our Clearing and Outsourcing Solutions segment differ from that of our other businesses because the broker-dealer third-party clearing activities utilize payables to finance their business activities and the regulations associated with the broker-dealer industry require cash or securities to be segregated for the exclusive benefit of customers in certain circumstances based on regulatory calculations driven by customers’ balances. As a result, management analyzes cash flows provided from operating activities of the Clearing and Outsourcing Solutions segment separately from all other businesses. Net cash flows provided by operating activities of the Clearing and Outsourcing Solutions segment were as follows:

	Six Months Ended December 31,		Fiscal Years Ended June 30
	2006	2005	2006	2005
Net cash flows provided by operating activities for all businesses, excluding the Clearing and Outsourcing Solutions segment	$137.4	$173.0	$305.4	$202.2
Net cash flows (used in) provided by operating activities for the Clearing and Outsourcing Solutions segment	79.5	180.4	120.7	(193.0)

Net cash flows provided by operating activities, as reported	$216.9	$353.4	$426.1	$9.2

Net cash flows provided by operating activities for all businesses, excluding the Clearing and Outsourcing Solutions segment, were $137.4 million for the six months ended December 31, 2006, compared to $173.0 million for the comparable period in the prior fiscal year. This $35.6 million decrease was primarily due to a decrease in accounts payable, accrued expenses and other liabilities. Net cash flows provided by operating activities for the Clearing and Outsourcing Solutions segment were $79.5 million for the six months ended December 31, 2006 compared to net cash flows provided by the Clearing and Outsourcing Solutions segment of $180.4 million for the six months ended December 31, 2005. The $100.9 million decrease in net cash flows provided by operating activities for the six months ended December 31, 2006 primarily resulted from two items: a decrease in cash provided by liquidation of U.S. Treasury bills of $178.4 million as the Clearing and Outsourcing Solutions segment had a required regulatory deposit reserve of $176.8 million at June 30, 2005 that was subsequently liquidated with no similar reserve requirement at June 30, 2006; this decrease was partially offset by an increase in securities clearing payables of $70.4 million for the six months ended December 31, 2006.

Cash flows used in investing activities, for all businesses, for the six months ended December 31, 2006 totaled $12.3 million, compared to $18.3 million for the comparable period in the prior year. The fluctuation between periods was primarily due to the level of spending on capital expenditures.

Cash flows used in financing activities, for all businesses, for the six months ended December 31, 2006 totaled $169.8 million, a decrease of $81.7 million, or 32.4%, compared to $251.5 million for the six months ended December 31, 2005. The six months ended December 31, 2005 includes a return of $119.0 million previously borrowed from ADP to fund regulatory deposits required by securities regulations, resulting from securities lending activity in our Clearing and Outsourcing Solutions segment. We were able to decrease the cash and securities segregated for regulatory purposes because we reduced our securities lending activity.

Net cash flows provided by operating activities for all businesses, excluding the Clearing and Outsourcing Solutions segment, were $305.4 million in fiscal 2006, as compared to $202.2 million in fiscal 2005. This increase was primarily due to the increase in net earnings and the increase in accounts payable and accrued expenses. Net cash flows provided by operating activities for the Clearing and Outsourcing Solutions segment were $120.7 million in fiscal 2006 as compared to cash flows used by operating activities of $193.0 million from November 1, 2004 to June 30, 2005. The net cash flows provided by operating activities primarily resulted from a decrease of $164.4 million of securities deposited with clearing organizations or segregated for the exclusive benefit of our Clearing and Outsourcing Solutions’ customers to meet regulatory requirements. In addition, securities clearing receivables decreased due to the timing of securities clearing activities of the segment.

Cash flows used in investing activities, for all businesses, in fiscal 2006 totaled $20.8 million, as compared to $400.7 million in fiscal 2005. The fluctuation between periods was primarily due to the acquisition of the Clearing and Outsourcing Solutions segment in 2005.

Cash flows used in financing activities, for all businesses, in fiscal 2006 totaled $387.9 million, as compared to cash flow provided by financing activities of $397.6 million in fiscal 2005. The increase reflects a higher distribution to ADP.

New Credit Facility

In connection with the distribution, we expect to enter into a new senior, unsecured credit facility (the “New Credit Facility”), consisting of a term loan facility, a revolving credit facility and a bridge loan facility. The New Credit Facility is expected to provide for aggregate maximum borrowings of $1.3 billion.

We expect that approximately $800.0 million will be drawn under the New Credit Facility prior to the distribution. This entire amount will be paid to ADP as a dividend prior to the distribution.

This dividend will allow ADP to return excess cash to stockholders. Subject to a favorable IRS ruling, it is ADP’s intention to utilize the one-time proceeds from the dividend to increase share buybacks, as market conditions warrant.

In determining the appropriate size of the dividend, ADP’s management and board of directors considered various factors, including:

•	The strategic importance of an investment grade credit rating for us;

•	The potential credit ratings for us under various debt scenarios;

•

The appropriate mix of debt and equity in the capitalization of the Brokerage Services Business, reflecting the amount of leverage we would have had if we had been required to operate as a stand-alone entity prior to the separation; and

•

The amount of proceeds that could be distributed tax-free from us to ADP, which depends upon and cannot exceed ADP’s tax basis in the assets it contributes to us prior to the distribution of the Brokerage Services Business.

Based on their review, ADP’s management and board of directors expect that we will be able to obtain an investment grade credit rating following the separation. ADP’s management and board of directors believe that given our experienced management team, position as a leading global service provider, strong cash flows, and targeted investment grade credit rating, we will be able to advance our business goals and strategic growth initiatives notwithstanding the debt that we will incur in connection with the separation and dividend.

Based upon current and anticipated levels of operations, we believe that our cash on hand and cash flow from operations, combined with borrowings available under the proposed New Credit Facility, will be sufficient to enable us to meet our current and anticipated cash operating requirements, capital expenditures and working capital needs for the foreseeable future. However, actual capital requirements may change, particularly as a result of any acquisition which we may make. Our ability to meet current and anticipated operating requirements will depend upon our future performance, which, in turn, will be subject to general economic and competitive conditions and to financial, business and other factors, some of which may be beyond our control.

The following sets forth a description of the material terms of the New Credit Facility as they are currently expected to be entered into.

Structure. The New Credit Facility will provide for aggregate commitments of $1.3 billion, consisting of (i) a senior unsecured term loan facility in an aggregate principal amount of up to $550 million (the “Term Loan Facility”), (ii) a senior unsecured competitive advance and revolving credit facility in an aggregate principal amount of up to $500 million (the “Revolving Credit Facility”) and (iii) a senior unsecured revolving credit facility in an aggregate principal amount of up to $250 million (the “Interim Credit Facility”). The Revolving Credit Facility will include a swingline facility in an aggregate principal amount of up to $50 million for same-day borrowings and a sub-facility for the issuance of letters of credit.

The proceeds of the New Credit Facility will be used (i) to pay the dividend to ADP, (ii) to pay transaction fees and expenses and (iii) for general corporate purposes, including the backstop of commercial paper and the payment of intercompany loans following the distribution. The Revolving Credit Facility is intended to replace our reliance on ADP’s centralized cash management system. The full amount of the Term Loan Facility must be drawn in a single drawing upon its closing.

Interest and Expenses. Borrowings under the Term Loan Facility and the Revolving Credit Facility (other than in respect of any competitive advance) are expected to bear interest at our option at an adjusted LIBOR rate plus a margin or an alternate base rate. It is expected that the LIBOR margin on the Revolving Credit Facility (other than in respect of any competitive advance) will be subject to adjustment based on our ratings. Borrowings under the competitive advance option under the Revolving Credit Facility are expected to bear interest at rates obtained from bids selected by us under a competitive auction procedure run by the facility’s administrative agent. Borrowings under the Interim Credit Facility are expected to bear interest at our option at an adjusted LIBOR rate plus a margin which will be subject to adjustment based on our ratings or an alternate base rate.

In connection with the New Credit Facility, we are required to pay administrative fees, underwriting fees, arranger fees, commitment fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type.

Maturity and Amortization. The Interim Credit Facility will mature 364 days after the closing date, at which time we expect to replace it with permanent financing. The Term Loan Facility and the Revolving Credit Facility will both mature five years after the closing date.

Prepayments. We may voluntarily prepay, in whole or in part and without premium or penalty, the Term Loan Facility and the Revolving Credit Facility at any time. Commitments under the Interim Credit Facility will be subject to a mandatory permanent reduction upon the issuance by us or any of our subsidiaries of any indebtedness or equity interests (with certain exceptions).

Covenants. The New Credit Facility will contain customary affirmative and negative covenants including covenants relating to limitations on, among other things:

•	liens,

•	sale-leaseback transactions,

•	subsidiary indebtedness,

•	transactions with affiliates,

•	changes in business activities conducted by us, and

•	mergers, consolidations and transfers of all or substantially all of our assets.

Financial Covenants. The New Credit Facility will contain a maximum ratio of total consolidated indebtedness to EBITDA (which will be defined in the New Credit Facility) covenant and, based on our ratings, may contain an additional financial covenant customary for financings of this type.

Events of Default. The New Credit Facility will contain customary events of default, including but not limited to:

•	non-payment of principal, interest, fees or other amounts when due,

•	violation of covenants,

•	material inaccuracies of representations and warranties,

•	cross-default and cross-acceleration,

•	change of control,

•	material judgments, and

•	bankruptcy events.

Some of these events of default are expected to provide for grace periods and materiality qualifications.

Contractual Obligations

The following table provides a summary of our contractual obligations as of June 30, 2006:

	Payments due by June 30,
Contractual Obligations	2007	2008	2009	2010	2011 and later
Debt Obligations (1)	$115.9	$—	$—	$—	$—
Operating Lease and Software License Obligations (2)	48.8	39.7	23.4	16.7	33.9
Purchase Obligations (3)	0.7	—	—	—	—

Total	$165.4	$39.7	$23.4	$16.7	$33.9

(1)	These amounts represent the principal repayments of our related party debt and are included on our Combined Balance Sheets. These amounts do not include approximately $1.2 million in interest paid as of December 31, 2006 on these Debt Obligations. Interest payments for the three month period ended March 31, 2007 are estimated to be $0.6 million. These Debt Obligations have various maturity dates, or no maturity date in one case, but are set forth under the 2007 column in anticipation of their repayment by ADP prior to the separation. As of June 30, 2006, we had $115.9 million of outstanding debt consisting of $65.0 million under a revolving note and cash subordination agreement between ADP, as lender, and us, as borrower, and $14.2 million under a loan agreement between ADP of North America, as lender, and us, as borrower. See Note 11 to the combined financial statements for additional information about our debt and related matters.
(2)	Included in these amounts are various facilities and equipment leases, and software license agreements. We enter into operating leases in the normal course of business relating to facilities and equipment, as well as the licensing of software. The majority of our lease agreements have fixed payment terms based on the passage of time. Certain facility and equipment leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. Our future operating lease obligations could change if we exit certain contracts and if we enter into additional operating lease agreements.
(3)	Purchase obligations primarily relate to purchase and maintenance agreements on our software, equipment and other assets.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in foreign currency exchange rates that could impact our financial position, results of operations and cash flows. We manage our exposure to these market risks through our regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We may use derivative financial instruments as risk management tools and not for trading purposes. In the normal course of business, we also enter into contracts in which we make representations and warranties that relate to the performance of our service offerings. In addition, the securities transactions of our Clearing and Outsourcing Solutions segment involve collateral arrangements required by various regulatory and internal guidelines, which are monitored daily. We do not expect any material losses related to such representations and warranties or collateral arrangements.

We are a member of numerous exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet these shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral. Our maximum potential liability under these arrangements cannot be quantified. However, we believe that it is unlikely that we will be required to make payments under these arrangements. Accordingly, no contingent liability is recorded in the combined financial statements for these arrangements.

In addition, in the normal course of business, the securities clearing activities of our Clearing and Outsourcing Solutions segment provides execution, settlement and financing of various security clearing transactions for a nationwide client base. With these activities, we may be exposed to risk in the event customers, other broker-

dealers, banks, clearing organizations or depositories are unable to fulfill contractual obligations. For securities clearing activities of the Clearing and Outsourcing Solutions segment in which we extend credit to customers and broker-dealers, we seek to control the risk associated with these activities by requiring customers and broker-dealers to maintain margin collateral in compliance with various regulatory and internal guidelines. We monitor margin levels and, pursuant to such guidelines, request the deposit of additional collateral or the reduction of securities positions, when necessary. In addition, broker-dealers may be required to maintain deposits relating to any securities clearing activities we perform on their behalf.

We record customers’ security clearing transactions on a settlement date basis, which is generally three business days after trade date. We are therefore exposed to off-balance sheet risk of loss on unsettled transactions in the event customers and other counterparties are unable to fulfill contractual obligations.

Recently-issued Accounting Pronouncements

As previously discussed, we adopted SFAS No. 123(R), “Share-Based Payment” effective July 1, 2005 using the modified prospective method. The adoption of this standard requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The requirements of SAB 108 are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. We will adopt SAB 108 during fiscal 2007 and we are currently evaluating the effect that the adoption will have on our results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the effect that the adoption of SFAS No. 157 will have, if any, on our results of operations and financial condition.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). This statement would require a company to (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and (c) recognize changes in the funded status of a defined postretirement plan in the year in which the changes occur (reported in comprehensive income). The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. We plan to include the effect of adopting SFAS No. 158 in our Form 10-K for the year ending June 30, 2007. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, which we do not believe will have a material impact on our results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). This Statement provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided that the entity: makes that choice in the first 120 days of that fiscal year; has not yet issued financial statements for any interim period of the fiscal year of adoption; and also elects to apply the provisions of Statement No. 157, Fair Value Measurements (“SFAS No. 157”). We intend to early adopt SFAS No. 159 as of the first quarter of fiscal 2008 and are currently assessing the impact of adoption on our results of operations and financial condition.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 applies to all tax positions accounted for under SFAS No. 109, “Accounting for Income Taxes” and defines the confidence level that a tax position must meet in order to be recognized in the financial statements. The interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If a tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are to be recognized. FIN 48 requires additional annual disclosures and is effective as of the beginning of the first fiscal year beginning after December 15, 2006. We expect to adopt FIN 48 on July 1, 2007 and are currently evaluating the effect that the adoption of FIN 48 will have on our results of operations and financial condition.

BUSINESS

Overview

We are a leading global provider of technology-based outsourcing solutions to the financial services industry. Our integrated systems and services include investor communication solutions, securities processing solutions, and securities clearing and operations outsourcing solutions. In short, we provide the infrastructure that helps make the financial services industry work. With more than four decades of experience, we provide financial services firms with advanced, dependable, scalable and cost-effective integrated systems.

We serve a large and diverse client base in the financial services industry, including retail and institutional brokerage firms, global banks, mutual funds, annuity companies, institutional investors, specialty trading firms, and clearing firms. We also provide services to corporate issuers.

We deliver a broad range of solutions that help our clients better serve their retail and institutional customers across the entire investment lifecycle, including pre-trade, trade, and post-trade processing. Our systems enable our clients to process transactions in more than 50 countries. In fiscal 2006, we: (i) distributed over one billion investor communications in either paper or electronic form as requested by the investor, including proxy materials, investor account statements, trade confirmations, tax statements, pre-sale and post-sale prospectuses; (ii) provided components of our securities processing solutions to seven of the top 10 U.S. broker-dealers, as ranked by SIFMA; and (iii) served over 90 correspondents through our securities clearing services.

History and Development of Our Company

We are the former Brokerage Services Business of ADP. Our company has a 44-year history of providing innovative solutions to the financial services industry and publicly-held companies. In 1962, the Brokerage Services division of ADP opened for business with one client, processing an average of 300 trades per night. In 1979, we expanded our U.S.-based securities processing solutions to process Canadian securities. During the 1980s, we began providing desktop productivity tools extending our role as a service provider to both the front and back-office of financial institutions.

We made significant additions to our Securities Processing Solutions business through two key acquisitions in the mid-1990s. In 1995, we acquired London-based Wilco International, a provider of multi-currency clearance and settlement services, to become a global supplier of transaction processing services. Wilco has opened offices in Hong Kong and Tokyo, acquired firms in Australia and Germany, and has become a key link in our ability to integrate our full suite of transaction processing services to clients around the world. In 1996, we acquired Information Catalyst Inc., a provider of institutional fixed income transaction processing systems. In fiscal 2006, we processed on average approximately $2 trillion per day in fixed income trades.

We began offering our proxy services in 1989. The proxy services business, which started what has become our Investor Communication Solutions business, leveraged the information processing systems and infrastructure of our Securities Processing Solutions business. Our proxy services offering attracted 31 major clients in its first year of operations. In 1992, we acquired The Independent Election Corporation of America which further increased our proxy services capabilities. By 1999, we were handling over 90% of the investor communication distributions for all securities held of record by banks and brokers in the United States — from proxy statements to annual reports. During the 1990s, we expanded our proxy services business to serve security owners of Canadian and United Kingdom issuers and we offered a complete outsourced solution for international proxies. In 1995, we became the exclusive owner of the ProxyEdge product after acquiring the one-half interest then owned by our joint venture partner. ProxyEdge is our workflow solution that permits the electronic voting of institutionally held shares and now accounts for the processing of approximately 50% of all U.S. shares voted by stockholders. In 1999, we acquired Management Information Services Corp., a company specializing in proxy processing services for mutual funds. We entered into a joint venture with the Tokyo Stock Exchange in 2004, gaining entry into the world’s second largest capital market and expanding our international proxy services presence. Over 100 issuers in Japan have signed on to this service. In 2005, we launched a proxy solicitation service designed for the registered mutual fund and annuity industry.

In 1998, having previously provided print and distribution services as an accommodation to our transaction processing and proxy clients, we decided to focus on account statement and reporting services. In 2001, we acquired IBM’s print centers in Dallas, Texas and Columbus, Ohio, significantly expanding the size and scale of our print and distribution services. Also in that year, we developed and released PostEdge to meet the need for electronic distribution and archiving of all investor communications. In 2002, we acquired Argus Group to add on-demand customized print capabilities to our investor communication offerings.

In 2005, we entered the securities clearing business by purchasing Bank of America Corporation’s U.S. Clearing and BrokerDealer Services businesses. The following year we commenced offering our unique business process outsourcing service to self-clearing U.S. broker-dealers.

Market Overview and Opportunity

We believe there is a significant opportunity for outsourcing solutions to the financial services industry based upon our perceived long-term market trends. These trends include:

(a)	Increasing investor activity. Greater securities ownership and trading activity will continue to drive strong demand for overall financial services and securities and investor communication processing solutions.

(b)	Increasing globalization of securities markets. Increased cross-border ownership and trading add complexity to securities processing execution, thereby providing an opportunity for solutions providers.

(c)	Increasing regulatory-driven activity. The financial services industry has been subject to heightened regulatory oversight and corporate governance requirements in recent years. This increasing activity adds to the compliance requirements of financial institutions and their customers, while also driving the need for enhanced communications between companies and their investors including via interactive data technologies such as XBRL.

(d)	Increasing acceptance of outsourcing. As financial institutions become subject to greater competition, they have increasingly looked to outsourcing solutions providers to enable efficiency enhancements.

We discuss these market trends in more detail in the following pages.

(a) Increasing Investor Activity

We believe that securities ownership and trading activity have increased significantly over the long-term. According to SIFMA, a securities industry association, the number of households owning equities in the United States grew at a 6% compounded annual growth rate between 1983 and 2005 and as of January 2005, 56.9 million households (half of all households in the United States) owned equities. As shown in the accompanying graphs, increased ownership has been accompanied by greater trading activity as equity share trade volumes on the NYSE have grown 14% per year on average from 1983 to 2005 and the number of trades has grown 22% on average over the same period. According to SIFMA, equity market capitalization in the United States over that same period grew at a 10% annual rate. We believe that increased securities ownership and trading activity will continue to drive strong demand for overall financial services and securities processing and investor communication solutions.

US Households Owning Equities (millions of households) 1983-2005	NYSE Share Trading Volume (billions of shares) 1983-2005

NYSE Trading Volume (millions of trades) 1983-2005	US Equity Market Capitalization ($ trillions) 1983-2005

(b) Increasing Globalization of the Securities Markets

We believe that both cross-border ownership and cross-border trading have increased substantially since 1977, driving increased complexity in securities transaction processing. According to U.S. Department of Commerce’s Bureau of Economic Analysis statistics released in June 2006, U.S. ownership of foreign corporate equities increased 23% annually from 1977 to 2005, while foreign ownership of U.S. corporate equities increased 15% per year over that period. As a measure of cross-border trading activity, according to the U.S. Department of the Treasury, gross transactions by U.S. investors in foreign corporate equities increased 28% per year, and gross transactions by foreign investors in U.S. corporate equities increased 23% per year over the 1977 to 2005 period.

U.S. Ownership of Foreign Corporate Equities ($ trillions) 1977-2005	Non-U.S. Ownership of U.S. Corporate Equities ($ trillions) 1977-2005

U.S. Investor Transactions of Foreign Corporate Equities ($ trillions) 1977-2005	Non-U.S. Investor Transactions of U.S. Corporate Equities ($ trillions) 1977-2005

(c) Increasing Regulatory-Driven Activity

The financial services industry has also been characterized by increasing regulatory oversight and corporate governance requirements. Increasing investor activity, expansions into new financial instruments, a changing global political landscape and well-publicized corporate scandals in the United States have helped drive additional regulation. As a result, statutes such as the USA PATRIOT Act, the Gramm-Leach-Bliley Act of 1999, and the Sarbanes-Oxley Act of 2002, and Regulations NMS and SHO in the United States have added to the compliance requirements of financial institutions. In addition, the implementation of the Basel II Accord in the European Union and MiFID in the United Kingdom in 2007 will further increase their compliance requirements. A recent study by SIFMA estimated that the annual costs of compliance in the U.S. securities industry grew from

$13 billion in 2002 to $25 billion in 2005, a 24% compounded annual growth rate. While the vast majority of this spending is currently on internal staff and systems, we believe it highlights an opportunity for emerging compliance and workflow solutions from outsourcing vendors.

(d) Increasing Acceptance of Outsourcing

The above factors — increasing securities ownership and trading volumes; complexity from globalization; and regulatory-driven activity — are among the drivers of what we believe to be a trend toward increasing outsourcing acceptance in the financial services industry. Financial institutions must manage these operational considerations in an increasingly competitive business environment.

In part due to the above drivers, market observers believe that external spending by financial services firms will outpace internal spending as institutions seek cost-efficient solutions for mission-critical but non-differentiating functions. For example, TowerGroup, a research and consulting firm focused on the financial services industry, estimates that broker-dealer spending on external information technology for securities processing will grow 8% per year from 2006-2008 compared to a decline of 6% per year in spending on internal information technology. Additionally, Celent, an international strategy consultancy for financial institutions, estimates 5% growth in external information technology services spending for North American securities and institutional investment firms from 2005-2008 versus 2% growth for internal information technology spending. Finally, Aite Group, an advisor to the financial services industry on information technology, business and regulatory issues, estimates that external information technology spending in the U.S. securities and investments industry will grow 6% per year from 2005-2010 versus 1% growth for internal information technology spending.

Our Competitive Strengths

We enjoy a strong position in the markets in which we participate as a result of the following unique strengths that differentiate us from our competitors:

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Strong heritage with established position serving the financial services industry. Over our long history as the Brokerage Services Business of ADP, we have established ourselves as a leading provider of technology-based outsourcing solutions to the financial services industry. In fiscal 2006, we: (i) processed approximately 70% of all proxy votes in the United States; (ii) distributed over one billion investor communications in either paper or electronic form as requested by the investor; (iii) provided components of our securities processing solutions to seven of the top 10 U.S. broker-dealers; and (iv) provided six of the top 10 Fortune Global 500 banks with fixed income trade processing services, processing on average approximately $2 trillion daily in fixed income trades. We are investing in and building on our heritage and client relationships as we establish ourselves as an independent company.

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Global products and operations. Our product set and client base are global in reach. We enable our clients to process transactions in more than 50 countries and have client support, sales presence, and distributed operations across the globe. With our global presence, we seek to expand our business as more financial institutions outside the United States outsource their information and transaction processing and clearing functions. In addition, we believe the globalization of the financial markets and regulatory efforts to reengineer securities settlement practices on a pan-European basis will create a significant opportunity for our unique global securities processing and operations outsourcing offerings. Our Global Processing Solution provides securities transaction processing on a fully-integrated, real-time basis. It enables our clients to:

•	centralize their books and records;

•	gain efficiency by leveraging global scale;

•	enhance their ability to achieve regulatory compliance through the consistent application of enterprise-wide policies and procedures; and

•	reduce their risk by enabling the real-time review of transactions or open commitments with counterparties around the world.

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Longstanding and deep client relationships. Our relationships with clients representing a majority of our revenues date back on average 10 or more years. Our client relationships are based on exceptionally high levels of client service. These long-term, stable relationships with our clients provide a strong vehicle for the distribution of additional value-added products.

•	Long-term, recurring revenue client contracts. We typically enter into long-term contracts with revenues based on production volume. Much of our revenues are therefore recurring in nature.

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Flexible, state-of-the-art processing offerings and innovative products and services. Our innovative investor communication solutions reduce distribution costs and increase efficiency for our clients. These services include: (i) householding of communications to multiple investors at the same address as a result of having ascertained the delivery preferences of holders of approximately 90 million beneficial stockholder accounts; (ii) electronic proxy delivery and voting; and (iii) the electronic delivery of various investor communications. We have also developed and maintain technology solutions to handle the special processing needs of beneficial stockholder accounts (approximately 40% of all beneficial stockholder accounts require some level of special processing). In addition, our integrated securities processing platforms support securities trading on a global basis and are offered as hosted ASP or fully outsourced solutions. We also provide our clients with the ability to receive our securities processing, securities clearing and operations outsourcing services on either an unbundled or fully integrated basis. Our clients can therefore migrate across these offerings as their businesses change without undergoing the cost and risk of changing their underlying back-office systems.

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Proven and experienced management team. We have an experienced, seasoned management team that is substantially the same team that managed our business prior to our separation from ADP. Our Chief Executive Officer has been with us for 18 years. Collectively, members of our senior management team have an average of 17 years with us or ADP and have proven their ability to manage our business.

Our Strategy

We believe we are well-positioned to take advantage of long-term market trends through our state-of-the-art offerings, strong heritage of servicing the financial services industry, and deep client relationships. While short-term market fluctuations may impact year-to-year growth comparisons, our goals are to drive revenue growth and margin expansion over the long run through the following strategy:

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Drive new sales of existing solutions. We deliver solutions that automate securities transaction processing and clearing functions for financial institutions, as well as value-added solutions that assist our clients in efficiently and economically meeting their regulatory compliance requirements and investor communication and reporting needs. Many of our clients use our services as modular solutions rather than our full integrated solution set. Therefore, we intend to grow both by selling additional services to our existing clients as well as by selling existing services to new clients.

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Deliver new products and services. To address the changing needs of our clients, we continue to offer new products and services through internal development, acquisitions, or strategic alliances. We strive to offer new products and services that deliver high value to financial institutions at a lower cost than such financial institutions can provide for themselves or receive from other third parties. In our Investor Communication Solutions business, we recently introduced our Investor Mailbox tool which provides the electronic delivery of investor communications to a centralized location for our clients’ retail customers, a tax information reporting product for the preparation of IRS Form 1099s offered through a strategic alliance with The Depository Trust Clearing Corporation, and our electronic proxy services to Japanese issuers offered through a joint venture with the Tokyo Stock Exchange. Other examples include our entry into the securities clearing services market and the development of our operations outsourcing solution for self-clearing firms, an offering which is the first of its kind in the market. We also recently introduced our Enterprise Workflow solution, which helps our clients streamline their securities processing and operations activities.

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Capture the global securities processing, operations outsourcing and securities clearing opportunity. Financial services firms outside the United States are increasingly following the practice common in the United States of outsourcing their information and transaction processing and securities clearing functions. Furthermore, global financial services firms are looking to integrate their U.S. and international securities processing systems and consolidate their back-office operations on a worldwide basis. We intend to leverage our global offerings to achieve a significant global operations outsourcing and securities clearing presence.

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Implement operational cost efficiencies. We intend to implement cost saving initiatives in order to enhance the efficiency of our operations. An example is the outsourcing of many of our data center operations to ADP.

Products and Services

The chart below illustrates components of the investment lifecycle, from the investment decision process before a trade is made, through the servicing of assets post-trade. We provide solutions across the entire investment lifecycle, including pre-trade, trade, and post-trade processing. While many of our solutions are available on an unbundled basis, we believe our ability to integrate our products into bundled, integrated solutions is one of our competitive strengths that differentiates us from our competitors.

Our operations are classified into three business segments: Investor Communication Solutions, Securities Processing Solutions and Clearing and Outsourcing Solutions.

Investor Communication Solutions

A majority of publicly traded shares are not registered in companies’ records in the names of their ultimate beneficial owners. Instead, a substantial majority of all public companies’ shares are held in “street name,” meaning that they are held of record by brokers or banks through their depositories. Most street name shares are registered in the name “Cede & Co.,” the name used by The Depository Trust and Clearing Corporation (“DTCC”), which holds shares on behalf of its participant brokers and banks. These participant brokers and banks (which are known as nominees because they hold securities in name only) in turn hold the shares on behalf of their clients, the individual beneficial owners. Nominees, upon request, are required to provide companies with lists of “non-objecting beneficial owners” (or “NOBOs”) who do not object to having their names and addresses supplied to companies. Objecting beneficial owners (or “OBOs”) may be contacted directly only by the broker or bank, or its agent.

Because DTCC’s role is only that of custodian, a number of mechanisms have been developed in order to pass the legal rights it holds as the record owner (such as the right to vote) to the beneficial owners. The first step in passing voting rights down the chain is the “omnibus proxy,” which DTCC executes to transfer its voting rights to its participant nominees.

Under applicable rules, nominees must deliver proxy materials to beneficial owners and request voting instructions. Nominees are often prohibited by applicable NYSE rules or by express agreements with their customers from voting the securities held in their customers’ accounts in the absence of receiving such customers’ voting instructions.

A large number of nominees have contracted out the administrative processes of distributing proxy materials and tabulating votes to us. Nominees accomplish this by transferring to us via powers of attorney the authority to execute a proxy, which authority they receive from DTCC (via omnibus proxy). We then distribute the proxy materials and voting instruction forms (known as “VIFs”) to beneficial owners.

SEC rules require public companies to reimburse nominees for the expense of distributing stockholder communications to beneficial owners of securities held in street name. The reimbursement rates are set forth in the rules of self-regulatory organizations, including the NYSE. We act as the billing and collection agent for many nominees with respect to this reimbursement. We bill public companies on behalf of the nominees, collect the fee and remit to the nominee any difference between the fee that the nominee is entitled to collect and the amount that the nominee has agreed to pay us for our services.

We also compile NOBO lists on behalf of nominees in response to requests from issuers. The preparation of NOBO lists is subject to reimbursement by the securities issuers requesting such lists to the brokers at rates based on the number of NOBOs on the list produced pursuant to SRO rules. Such rules also provide for certain fees to be paid to third party intermediaries who compile such NOBO lists. We function as such an intermediary in the NOBO process.

We provide proxy distribution, vote tabulation and various additional investor communication tools and services to banks and broker-dealers, institutional investors, corporate issuers, and investment companies. These products include:

Bank and Brokerage Offerings. We handle the entire proxy materials distribution and voting process for our bank and broker-dealer clients on-line and in real-time, from coordination with third-party entities to ordering, inventory maintenance, mailing, tracking and vote tabulation. Some of our proxy services include:

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Electronic Proxy Delivery Services: Our turnkey approach encompasses use of our proxy vote enrollment website or development of a custom proxy vote enrollment website for our clients; electronic delivery of proxy materials to investors and collection of consents; maintenance of a database that contains the delivery method preferences of our clients’ customers; posting of documents on the Internet; e-mail notification to investors notifying them that proxy materials are available; and proxy voting over the Internet.

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Householding: We have the ability to combine stockholder communications for multiple stockholders residing at the same address which we accomplish by having ascertained the delivery preferences of holders of approximately 90 million beneficial stockholder accounts. We determine stockowner eligibility and send out notifications to all that qualify. By eliminating multiple copies we reduce printing and distribution costs to our clients.

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ReorgPlus: Our complete reorganization communications solution to notify investors of reorganizations or corporate action events such as tender offers, mergers and acquisitions, bankruptcies and class action lawsuits. This fully automated, highly efficient, electronic system provides continuous monitoring of pending information. It has the capacity to make both electronic and paper distributions of any size.

•	Reorg Event Library: Our tool providing clients with access to historical and current reorganization and corporate action information in an interactive format.

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Global Proxy Services: A complete outsourced solution for the processing of international proxies. We offer a fully automated, electronic product supporting straight through processing from account collection and agenda distribution, through vote processing. Votes are tabulated and delivered to the country where the sale of a security is settled in accordance with the practice in that country.

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International Stockholder Communications: We have enhanced our Global Proxy Services to add specific services that assist non-North American corporate issuers with the management of their general and special meetings of stockholders. We estimate that there are over 3,000 corporate issuers worldwide of the size and sophistication with respect to corporate governance that would be potential clients of this service. We believe that number could increase exponentially as more markets address corporate governance issues through regulation.

We also offer our bank and brokerage clients the following financial information distribution and transaction reporting services to help them meet their regulatory compliance requirements and business needs:

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Electronic Prospectus Services: Utilizing our electronic data warehouse, we provide both pre-sale and post-sale prospectus materials using the Internet to meet the informational needs of investors. Our services enable investors to immediately retrieve, view, and act on prospectuses that were previously available only in a printed format.

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Investor Mailbox: Our service providing the electronic delivery of investor communications to our clients’ websites permitting their retail customers to access the information at one centralized location. Investor Mailbox provides retail customers with access to regulatory delivery notices, day-to-day account and investment information, and includes convenient response tools.

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PostEdge: Our electronic document archival and electronic delivery solution. PostEdge enables our clients to deliver correspondence to their customers quickly, efficiently and securely while offering our clients comprehensive report mining capabilities that help automate many of their daily business operations. Documents that may be electronically stored and posted include (i) transaction confirmations, (ii) account statements, (iii) daily transaction reports, (iv) new account documents, (v) pre-sale and post-sale prospectuses, (vi) annual reports, (vii) interim reports, (viii) and IRS Form 1099 filings.

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Pre-Sale and Post-Sale Prospectus Fulfillment: We are a global full-service provider of literature fulfillment. Pre-sale literature fulfillment encompasses the distribution of prospectuses and associated collateral material to prospective investors, existing stockholders and other targeted recipients. We fulfill post-sale prospectuses on behalf of more than 150 financial services clients, assisting them with compliance with their regulatory requirements. Sophisticated Print-On-Demand, duplicate trade suppression and electronic prospectus delivery are just some of the advanced features of our prospectus fulfillment service offering.

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Imaging Solutions: Our process of scanning, indexing and archiving documents that helps our clients adhere to SEC record-keeping and record-retention rules. It is frequently used by our clients for new account document processing; however, this service also has complete functionality to automate many other manual processing operations including stock plan administration, householding processing, retirement plan processing, automated customer account transfers (ACAT) processing, and margin account processing.

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On-Demand and Traditional Print Services: State-of-the-art print capabilities complement our fulfillment and distribution services to create a highly efficient single-source investor communications solution. We provide the ability to print materials from electronic files, prepare them in kits or packages, and speed them into distribution using our on-site postal station. By using On-Demand customization and personalization, we can more accurately target our clients’ messages to their customers and achieve greater responses.

•	Document Management Solutions: Our ability to design, print and distribute transaction documents and statements electronically or by traditional mail.

•	Tax Information Reporting Services: Our comprehensive solution for managing year-end tax information reporting obligations through one integrated system.

Institutional Investor Offerings. We provide a suite of products to manage the entire proxy voting process of institutional investors, including fulfilling their fiduciary obligations and meeting their reporting needs:

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ProxyEdge: Our ProxyEdge workflow solution allows money managers and institutional investors throughout the world to manage their corporate governance responsibilities efficiently, helping to ensure the participation of many companies’ largest stockholders. ProxyEdge integrates ballots for positions held across multiple custodians and presents them under a single meeting. Voting can be instructed for the entire position, by account vote group or on an individual account basis either manually or automatically based on the recommendations of participating governance research providers. ProxyEdge also provides for client reporting and regulatory reporting. ProxyEdge can be utilized for meetings of U.S. and Canadian companies and for meetings in 90 non-North American countries based on the holdings of our ProxyEdge clients.

•	ProxyDisclosure: Our ProxyDisclosure product is a comprehensive reporting tool that assists investment firms in adhering to the SEC’s regulations on disclosing proxy voting history.

Corporate Issuer Offerings. We are the largest processor and provider of investor communication solutions to public companies. We offer our corporate issuer clients with many tools to facilitate their communications with investors such as Internet and telephone proxy voting, electronic delivery of corporate filings, and householding of communications to stockholders at the same address. One of our opportunities for growth in the Investor Communication Solutions segment involves serving corporate issuer clients in providing communications services to registered stockholders — that is, stockholders who do not hold their shares through a broker in street name. The issuer’s transfer agent is the traditional market leader in this function, but through our integrated solutions and efficient operations we strive to provide superior performance and price to corporate issuers. We also offer proxy services to non-North American corporate issuers in connection with their general and special meetings of stockholders. Our corporate issuer services include:

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ShareLink Proxy Processing: Our proxy services offering for corporate issuers that enables the creation and printing of personalized proxy forms in a variety of formats. ShareLink provides complete project management for the beneficial and registered proxy process.

Mutual Fund Offerings. We provide full range of tools for mutual funds to communicate with large audiences of investors efficiently, reliably and often with substantial cost savings. Our solutions allow mutual funds to centralize all investor communications through one resource. We also provide printing and mailing of regulatory reports, prospectuses, proxy materials as well as marketing materials. Our unique position in the industry enables us to manage the entire communication process with both registered and beneficial stockholders.

Securities Processing Solutions

Transactions involving securities and other financial markets instruments originate with an investor, who places an order with a broker who in turn routes that order to the appropriate market for execution. At that point, the parties to the transaction coordinate payment and settlement of the transaction through a clearinghouse. The records of the parties involved must then be updated to reflect completion of the transaction. Tax, accounting and recordkeeping requirements must be complied with in connection with the transaction and the customer’s account information must correctly reflect the transaction. The accurate processing of trading activity requires effective automation and movement of information across multiple systems and functions within the brokerage firm and across the systems of the various parties that participate in the execution of a transaction.

Our securities processing solutions automate the transaction lifecycle of equity, fixed income, and option securities trading operations, from order capture and execution through trade confirmation, settlement, and accounting. Our services facilitate the automation of straight-through-processing operations and enable financial institutions efficiently and cost-effectively to consolidate their books and records, focus on their core businesses, and manage risk. With our multi-currency capabilities, we support trading activities on a global basis. Our securities processing solutions include the following:

North American Processing Services. We provide a set of sophisticated, multi-currency systems that support real-time processing of securities transactions in North American equities, options, fixed income securities and mutual funds. Brokerage Processing Services (“BPS”) is our core multi-currency back-office processing system that supports real-time processing of transactions in the U.S. markets. BPS handles everything from order management to clearance and settlement, and assists our clients in meeting their regulatory reporting and other back-office requirements. BPS is provided on a hosted ASP basis. We also offer a version of BPS for processing Canadian securities. In addition, we provide specialized transaction processing tools and services for small to mid-market financial firms in the United States and Canada that are operated on separate technology platforms. We also provide state-of-the-art fixed-income transaction processing capabilities and support, processing on average approximately $2 trillion daily in fixed income trades. Our fixed-income systems provide front, middle and back-office functions. Our securities processing services can be integrated with our web-based desktop applications, automated inquiry reporting and record-keeping services. Some of our additional products include:

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BPS Advantage: Our real-time relational database that provides our clients with access to their customer’s data along with the ability to develop proprietary applications and to create custom reports. It can reside at a client’s location or at ours, and easily interfaces with systems of third parties or clients.

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ProVisor: A multi-functional, browser-based broker desktop productivity tool that offers automated order entry, real-time market data, as well as portfolio and contact management capabilities. ProVisor provides financial professionals and other sales personnel with a comprehensive desktop application benefiting a firm’s overall productivity in the front office and, through its integration with our BPS securities processing engine, streamline a firm’s operations in the back office.

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Enterprise Workflow: Our Enterprise Workflow solution assists broker-dealers in automating their front and back-office manual processes, therefore reducing their risk, lowering operating costs and increasing productivity. Clients can tailor each application to their own unique business processes and leverage best practices and business rules.

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Impact: A flexible integrated fixed-income transaction processing system that offers comprehensive support for the middle and back office of a fixed-income trading operation. Impact serves broker-dealers trading in fixed income securities and supports a bank’s treasury and portfolio management needs.

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MBS Expert: The leading vendor-supplied middle office solution for mortgage backed securities processing. It provides an automated transaction flow from trade capture through pool allocation that allows for larger transaction volumes to be settled in shorter time-windows.

International Processing Services. We provide advanced multi-currency transaction processing solutions for institutional and retail securities operations, corporate actions, and business process outsourcing services such as data cleansing. Some of the products we offer are:

•	Global Processing Solution: Our Global Processing Solution is our integrated delivery of multiple securities processing products and services to create a comprehensive system that is capable of processing transactions in equity, option, mutual fund and fixed income securities in established and emerging markets, at any time. Its advanced real-time processes automate the securities transaction lifecycle from order capture and execution through confirmation, settlement, and accounting.

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Gloss: Our Gloss system provides trade processing, clearing, settlement and accounting of a wide range of instruments including international debt, equities, repos and treasuries and are available on an in-house licensed or hosted ASP basis.

•	Tarot: A complete web-enabled retail brokerage, custody and fund management solution for the U.K. market.

Clearing and Outsourcing Solutions

We provide execution, clearing, and client financing (such as margin lending services), securities borrowing to facilitate client short sales, and operations outsourcing services for a variety of clearing and custody-related functions.

Securities clearing is the verification of information between two brokers in a securities transaction and the subsequent settlement of that transaction, either as a book-entry transfer or through physical delivery of certificates, in exchange for payment. Custody services are the safe-keeping and managing of another party’s assets, such as physical securities, as well as customer account maintenance and customized data processing services. Clients for whom we provide securities clearing and custody services are generally referred to as our “correspondents.” In the United States, clearing relationships typically are “fully-disclosed.” This means that the end customer is known to the clearing firm, the clearing firm is known to the end customer and the clearing firm has certain direct responsibilities to the end customer.

Our clients engage in either the retail or institutional brokerage business in the United States. Our clients generally engage us either to act as a full-service clearing firm, whereby our securities clearing and processing personnel execute transactions and we are the broker-dealer of record, or as an outsourcing solution, whereby our clients clear transactions and we perform a number of related back-office functions, such as record-keeping, and we are not the broker-dealer of record. Our correspondents include some of the industry’s most prominent financial institutions.

We effect securities transactions for our clients on either a cash or margin basis. In a margin transaction, we extend credit to a client for a portion of the purchase price of the security. Such credit is collateralized by securities in the client’s accounts in accordance with regulatory and internal requirements. We receive income from interest charged on such loans. We also borrow securities from banks and other broker-dealers to facilitate customer and proprietary short selling activity, and lend securities to broker-dealers and other trading entities to cover their short sales and to complete transactions that require delivery of securities by the settlement date.

Our products include an expansive mutual fund roster (including no transaction fee “NTF” funds), a variety of retirement plans (for which we are the custodian), comprehensive cash management services, brand name institutional quality research, and fee-based advisory products.

As a member of Euroclear, Cedel and the Citibank Global Custodian Clearance Network, we also offer extensive international clearing capabilities including multi-currency confirmation and statement reporting.

As a registered broker-dealer, our Clearing and Outsourcing Solutions business is required to participate in the Securities Investor Protection Corporation (“SIPC”). In the event of a broker-dealer member’s insolvency, SIPC provides protection of up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances. Additional protection (“Excess SIPC”) is provided through Customer Asset Protection Company, a Vermont-licensed insurer. Excess SIPC account protection applies when a SIPC member broker-dealer fails financially and is unable to meet obligations to securities customers, but does not protect against losses from the rise and fall in the market value of investments, and does not cover all assets. Coverage is provided in connection with our securities clearing services including all customers of our introducing broker-dealer clients.

Our U.S. clients can choose from three levels of trade processing services, all of which utilize the same technology platform. This allows our clients to migrate across these services as they grow or their business needs change without having to undergo the cost and risk of changing their underlying back-office systems. Our three-tier service offering is as follows:

•	financial institutions that choose to run their own clearing operations can utilize our securities transaction processing systems on a hosted ASP basis;

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financial institutions that choose to take advantage of the scale and resources of a large securities clearing firm can receive our securities processing and securities clearing, settlement and financing services on an integrated outsourced basis as our correspondents; and

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financial institutions that believe the best way to optimize their business is to outsource their staff, systems and securities processing functions while retaining customer credit and financing activities can utilize our operations outsourcing services.

In addition, our clients can integrate our securities processing and clearing services with our other services including: (i) the processing of trade confirmations and account statements, delivered traditionally or electronically; (ii) pre-sale and post-sale equity and mutual fund prospectus processing; and (iii) automated workflow tools help our clients streamline their securities processing and operations activities. Our core systems for processing equity, option and mutual fund transactions in the U.S. markets can also be combined with our specialized systems for trading in fixed income and international securities. These specialized securities processing services are fully integrated with our correspondent clearing and operations outsourcing services.

Clients

We serve a large and diverse client base in the financial services industry including retail and institutional brokerage firms, global banks, mutual funds, annuity companies, institutional investors, specialty trading firms, and clearing firms. We also provide services to corporate issuers. Our systems enable our clients to process securities transactions in more than 50 countries.

In fiscal 2006, we:

•	processed approximately 70% of all proxy votes in the United States;

•	provided investor communication services for more than 800 bank and brokerage clients;

•	distributed over one billion investor communications in either paper or electronic form as requested by the investor;

•	provided components of our securities processing solutions to seven of the top 10 U.S. broker-dealers;

•	provided six of the top 10 Fortune Global 500 banks with fixed income trade processing services, processing on average approximately $2 trillion daily in fixed income trades; and

•	served over 90 correspondents through our securities clearing services.

In fiscal 2006, we derived approximately 24% of our revenues from five clients. Our largest single client accounted for over 5% of our revenues.

Sales and Marketing

Our sales and marketing function is managed centrally, and focuses on markets in North America, Europe and the Asia Pacific region.

Our direct sales groups comprise a total of approximately 90 sales executives focusing on each of our three business segments. Where applicable, sales teams within these groups focus on specific market segments that include banks and brokers, investment companies, institutional investors and corporate issuers. Our sales strategy leverages our existing client relationships to enable us to create additional solutions that help make our clients more competitive in their marketplace.

Our marketing group structure comprises approximately 20 associates and is also aligned to our three business segments. It focuses on market research and analysis, developing new sales opportunities through a range of marketing communications including campaigns and trade exhibitions, and the positioning and branding of our services in the markets that we serve.

Competition

We operate in a highly competitive industry. In our Investor Communication Solutions business, we compete with companies that provide investor communication and corporate governance solutions including transfer agents who handle communication services to registered (non-beneficial) securities holders, proxy advisory firms, proxy solicitation firms and other proxy services providers. We also face competition from numerous firms in the compiling and printing of transaction confirmations and account statements. In our Securities Processing Solutions business, we principally compete with brokerage firms that do not outsource their trade processing systems and numerous other outsourcing vendors. In our Clearing and Outsourcing Solutions business, we compete with financial institutions that either clear their own transactions or use another financial institution to clear their transactions. Our back-office support services offered through this segment also compete with very large financial institutions that both clear transactions and manage their own back-office recordkeeping operations. In many cases, clients engage us only to perform certain functions, such as back-office processing, and do not outsource certain functions that we would also perform for them, such as clearing transactions.

Technology

We have several information processing systems which serve as the core foundation of our technology platform. We leverage these systems in order to provide our investor communication, securities processing, and securities clearing and operations outsourcing services. We are committed to maintaining extremely high levels of quality service through the use of our technology and people within an environment that seeks continual improvement.

Our mission critical applications are designed to provide high levels of availability, scalability, reliability and flexibility. They operate on industry standard enterprise architecture platforms that provide high degrees of horizontal and vertical scaling. This scalability and redundancy allows us to provide high degrees of system availability. In July 2006, we combined our primary data center with ADP’s data center. Those data center systems and applications will be operated and managed by ADP under the data center outsourcing services agreement we will enter into with ADP in connection with the distribution. The data center outsourcing services will be provided to us consistent with the services provided to us immediately prior to the distribution, provided that the governance and control of the data center shall remain the sole responsibility of ADP. Under this arrangement, ADP is responsible for hosting our mainframe, midrange, open systems and networks. Additionally, systems engineering, network engineering, hardware engineering, network operations, data center operations, application change management, and data center disaster recovery services are being managed by ADP. All critical platforms are fully supported under ADP’s disaster recovery program which provides geographic diversity and precise system, application, data and network recovery. The agreement with ADP will provide for increasing volumes and the addition of new services over the term. We will continue to manage the application development, information technology strategy and system architecture direction and management functions. The data center outsourcing services agreement with ADP will expire on June 30, 2012.

Most of our systems and applications process in Tier IV data centers. Tier IV data centers employ multiple active power and cooling distribution paths, redundant components, and are capable of providing 99.995% availability. Tier IV data centers provide infrastructure capacity and capability to permit any planned activity without disruption to the critical load, and can sustain at least one worst-case, unplanned failure or event with no critical load impact. The geographically dispersed processing centers of ADP and Broadridge also provide disaster recovery processing recovery points to near-point-of-failure.

To further demonstrate our commitment to maintaining the highest levels of quality service and client satisfaction within an environment that fosters continual improvement, Broadridge’s and ADP’s data centers are ISO 9001:2000 certified.

Product Development. Our products and services are designed with reliability, availability, scalability, and flexibility so that we can fully meet our clients’ processing needs. These applications are built with the philosophy of “build once and deploy many” via client processing options allowing us to meet the breadth and depth of requirements of our financial services industry clients in a highly efficient manner. We continually upgrade, enhance and expand our existing products and services. We participate in numerous client-driven steering committees and focus groups that provide us with insight and guidance for new functional requirements for existing applications as well as new products. We place a significant amount of focus on, and have resources dedicated to, tracking, identifying, and interpreting industry-wide initiatives and regulatory changes affecting our clients in order to provide products that help our clients meet the demands of these ever-changing requirements.

Intellectual Property. We own registered marks for our trade name and own or have applied for trademark registrations for many of our services and products. We regard our products and services as proprietary and utilize internal security practices and confidentiality restrictions in contracts with employees, clients and others for protection. We believe that we hold all proprietary rights necessary to conduct our business.

Employees

At December 31, 2006, we had approximately 4,100 employees. None of our employees are subject to collective bargaining agreements governing their employment with our company. We believe that our employee relations are good.

Properties

We operate our business from 39 facilities. We own a 20,000 square foot facility in Mount Laurel, New Jersey, where we perform certain administrative functions. We also own a 36,000 square foot facility in Wheatridge, Colorado, where we perform securities processing services. We lease three facilities in Edgewood, New York with a combined space of 844,000 square feet which are used in connection with our investor communication solutions business. We lease space at 34 additional locations, subject to customary lease arrangements, including a 67,000 square foot facility in Lake Success, New York that will serve as our corporate headquarters as well as the location of our Clearing and Outsourcing Solutions business commencing in August 2007. Our leases expire on a staggered basis.

Regulation

The securities and financial services industries generally are subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of creditors or the stockholders of regulated entities.

In the U.S., the securities and financial services industry is subject to regulation under both federal and state laws. At the federal level, the SEC regulates the securities industry, along with the NASD, the various stock exchanges, and other self-regulatory organizations (“SROs”). Companies that operate in these industries are subject to regulation concerning many aspects of their business, including trade practices, capital structure, record retention, money laundering prevention, and the supervision of the conduct of directors, officers and employees. Failure to comply with any of these laws, rules or regulations could result in censure, fine, the issuance of cease-and-desist orders or the suspension or disqualification of our directors, officers or employees.

Our Investor Communication Solutions business generates a large amount of revenue from the distribution of proxy materials. Prior to recent amendments, SEC rules required affirmative written consent from a stockholder before proxy materials could be delivered electronically to that stockholder. On December 13, 2006, the SEC adopted amendments to its proxy rules that will allow public companies an option to follow a “notice and access” model of proxy material delivery. The new rules go into effect on July 1, 2007 and may not be used prior to that date.

Under the new rules, public companies may furnish proxy materials to stockholders by posting them on an Internet website and providing stockholders with notice of the Internet availability of the proxy materials. The notice will be mailed to stockholders unless they have previously elected to receive proxy materials via electronic delivery. Stockholders may request that paper copies of the proxy materials be mailed to them and may make a permanent election to receive proxy materials by mail or by e-mail with respect to future proxy solicitations conducted by the company or other soliciting persons. When a public company chooses to rely on the notice and access model, brokers, banks and similar intermediaries must prepare and send their own notices to their beneficial stockholder customers. A beneficial stockholder desiring a paper or e-mail copy of the proxy materials must request one from the intermediary.

When it adopted the new rules, the SEC also proposed further rule amendments that would require companies and soliciting persons to furnish proxy materials to stockholders by posting them on an Internet website and providing stockholders with notice of the Internet availability of the proxy materials. Companies and soliciting persons could continue to furnish paper copies of the proxy materials to some or all stockholders at the same time that the notice of Internet availability is sent. In addition, stockholders would be able to continue to request paper copies of proxy materials.

The adopted changes, and the proposed changes, if adopted, will have a significant effect on our business. For those companies that choose the notice and access option, we will continue to mail notices to those stockholders who have not elected to receive proxy materials electronically. Therefore, the volume of items to be mailed will most likely remain unchanged. However, the weight of the packages will be less, resulting in lower revenues per distribution. At the same time, some stockholders may elect to continue to receive paper copies of proxy materials. Certain of these mailings may not receive the benefit of volume discounts, resulting in higher revenues per distribution. We also anticipate deriving additional revenue from the fulfillment services that we expect to provide for individually ordered paper proxy materials and for the establishment of procedures such as toll-free numbers and websites to accommodate the requests of stockholders to receive paper proxy materials for up to one year after the conclusion of the meeting or corporate action to which the materials relate. Additionally, we may derive revenue from new services such as the creation of access notices and the creation and maintenance of a new database of stockholders requesting paper proxy materials. We do not at this time know how many companies will choose the notice and access option, nor do we know how many stockholders will elect to continue to receive paper copies of proxy materials. As a result, we cannot at this time predict the net effect of the SEC’s new electronic access rules on our Investor Communication Solutions business.

In addition, the NYSE has convened a Proxy Working Group to review the NYSE’s rules regarding the participation of its brokerage firm members in the proxy voting process. A report issued by the Working Group in June 2006 recommended that the NYSE amend existing rules that allow brokers to vote in uncontested director elections. The Working Group also recommended that the NYSE increase investor education regarding the proxy voting process, support efforts to improve the ability of issuers to communicate directly with investors and review our role in the process, as well as the reimbursement of brokers for handling the forwarding of investor materials.

Taken together, the new electronic access rules and the Working Group recommendations could result in dramatic changes to regulations and practices regarding the distribution of proxy materials, proxy voting and stockholder communications. It is unclear how our role in the process will change. Even if we are able to adapt to the changes, our business may nevertheless suffer. Moreover, if additional modifications to the current regulatory regime are enacted that allow for Internet delivery without notice of additional forms of investor communications, our revenues in the Investor Communication Solutions business could be adversely affected.

Our Investor Communication Solutions and Securities Processing Solutions businesses are not directly subject to regulations specifically applicable to financial institutions. However, our clients, the regulated financial institutions, require that we abide by U.S. and international privacy and information security standards imposed on them in processing their customers’ personal information.

Also, certain of the securities processing services we provide may be deemed to be mission-critical functions of financial institutions that are regulated by one or more member agencies of the Federal Financial Institutions Examination Council (“FFIEC”). We are therefore subject to examination by the member agencies of the FFIEC. The FFIEC conducts periodic reviews of certain of our operations in order to identify existing or potential risks associated with our operations that could adversely affect the financial institutions to which we provide services, evaluates our risk management systems and controls, and determines our compliance with applicable laws that affect the services we provide to financial institutions. In addition to examining areas such as our management of technology, data integrity, information confidentiality and service availability, the reviews also assess our financial stability. A sufficiently unfavorable review from the FFIEC could result in our clients not being allowed to use our services.

Our businesses, both directly and indirectly, rely on the Internet and other electronic communications gateways. We intend to expand our use of these gateways. To date, the use of the Internet has been relatively free from regulatory restraints. However, governmental agencies within the United States and elsewhere are beginning to address regulatory issues that may arise in connection with the use of the Internet. Accordingly, new regulations or interpretations may be adopted that constrain our own and our clients’ abilities to transact business through the Internet or other electronic communications gateways.

Our Clearing and Outsourcing Solutions business is a broker-dealer registered with the SEC and is a member of the New York Stock Exchange, the NASD and various other SROs. Our Clearing and Outsourcing Solutions business operates in the regulatory environment discussed in the remaining paragraphs of this section.

As a registered broker-dealer, our Clearing and Outsourcing Solutions business is required to participate in the Securities Investor Protection Corporation (“SIPC”). In the event of a broker-dealer member’s insolvency, SIPC provides protection of up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances. Additional protection (“Excess SIPC”) is provided through Customer Asset Protection Company, a Vermont-licensed insurer. Excess SIPC account protection applies when a SIPC member broker-dealer fails financially and is unable to meet obligations to securities customers, but does not protect against losses from the rise and fall in the market value of investments, and does not cover all assets. Coverage is provided in connection with our securities clearing services, including all customers of our introducing broker-dealer clients.

Regulation of Clearing Activities

Our Clearing and Outsourcing Solutions business provides clearing services to correspondents in the United States with whom we are not affiliated. Errors in performing clearing functions, including clerical, technological and other errors related to the handling of funds and securities held by us on behalf of clients and broker-dealers, could lead to censures, fines or other sanctions imposed by applicable regulatory authorities as well as losses and liability in related lawsuits and proceedings brought by our clients (including our correspondents), the customers of our correspondents and others.

Regulatory Capital Requirements

As a registered broker-dealer and member of the NASD, our Clearing and Outsourcing Solutions business is subject to the SEC’s net capital rule. The net capital rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Among deductions from net capital are adjustments, which are commonly called “haircuts,” which reflect the possibility of a decline in the market value of firm inventory prior to disposition. The effects of securities lending and securities borrowing activities on net capital calculations are described below.

Failure to maintain the required net capital may subject us to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and, if not cured, could ultimately require our liquidation. The net capital rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if such payment would reduce our net capital below required levels.

The net capital rule also provides that the SEC may restrict any capital withdrawal, including the withdrawal of equity capital, or unsecured loans or advances to stockholders, employees or affiliates, if such capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker-dealer. In addition, the net capital rule provides that the total outstanding principal amount of a broker-dealer’s indebtedness under specified subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

A change in the net capital rule, the imposition of new rules or any unusually large charges against net capital could limit some of our securities clearing and operations outsourcing activities that require the intensive use of capital and also could restrict our ability to withdraw capital from our Clearing and Outsourcing Solutions business, which in turn could limit our ability to pay dividends, repay debt or repurchase shares of outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business.

Regulation of Securities Lending and Borrowing

As part of our Clearing and Outsourcing Solutions business, we engage in securities lending and borrowing services with other broker-dealers either by lending the securities that we hold for our correspondents and their customers to other broker-dealers or by borrowing securities from one broker-dealer and lending the same securities to another broker-dealer. Within the United States, these types of securities lending and borrowing arrangements are governed by the following SEC rules.

Our securities lending and borrowing activities are transacted through our Clearing and Outsourcing Solutions business, which is subject to the SEC’s capital requirements regulations net capital rule. The net capital rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to ensure that broker-dealers will have adequate resources, including a percentage of liquid assets, to fund expenses of a self or court supervised liquidation. Because engaging in securities lending and borrowing presents counterparty credit risk to the broker-dealer, the provisions in the net capital rule requiring unsecured receivables to be deducted from the broker-dealer’s net worth in order to compute its “net capital” reduce the impact of such counterparty credit risk to the broker-dealer’s financial integrity. In addition, because broker-dealers normally receive cash collateral in excess of the market value of the securities loaned, the net capital rule requires a 100% deduction to the extent that the market value of the securities loaned exceeds cash collateral received. On the other hand, no deduction is required where a broker-dealer provides excess collateral to a lender, provided the amount of the excess collateral does not exceed certain parameters. While the net capital rule ensures that the broker-dealer has adequate resources to pay liquidation expenses, the objective of the SEC’s customer protection rule is to ensure that investment property of the firm’s customers will be available to be distributed in liquidation. The customer protection rule operates to protect both customer funds and customer securities. To protect customer securities, the customer protection rule requires that the broker-dealers promptly obtain possession or control of customers’ fully paid securities free of any lien. However, broker-dealers may lend or borrow customers’ securities purchased on margin or customers’ fully paid securities, if the broker-dealer provides collateral exceeding the market value of the securities it borrowed and makes certain other disclosures to the customer. With respect to customer funds, the customer protection rule requires broker-dealers to make deposits into an account held only for the benefit of customers (“reserve account”) based on its computation of the reserve formula. The reserve formula requires that broker-dealers compare the amount of funds it has received from customers or through the use of their securities (“credits”) to the amount of funds the firm has used to finance customer activities (“debits”). In this manner, the customer protection rule ensures that the broker-dealer’s securities lending and borrowing activities do not impact the amount of funds available to customers in the event of liquidation.

SEC Rules 8c-1 and 15c2-1 under the Exchange Act (the “hypothecation rules”) set forth requirements relating to the borrowing or lending of our correspondents’ customers’ securities. The hypothecation rules prohibit us from borrowing or lending correspondents’ customers securities in situations where (1) the securities of one customer will be held together with securities of another customer, without first obtaining the written consent of each customer; (2) the securities of a customer will be held together with securities owned by a person or entity that is not a customer; or (3) the securities of a customer will be subject to a lien for an amount in excess of the aggregate indebtedness of all customers’ securities.

Regulation T was issued by the Board of Governors of the U.S. Federal Reserve (“Federal Reserve”) pursuant to the Exchange Act in part to regulate the borrowing and lending of securities by brokers-dealers. Although Regulation T allows broker-dealers to deposit cash in order to secure the borrowing of securities for the purpose of making deliveries of such securities in the case of short sales, failure to receive securities they are required to deliver, or other similar cases and lend securities for such purpose against such a deposit, it also includes provisions regarding the provision of collateral. For example, under the provisions of Regulation T, broker-dealers are generally required to collect 50% of the value of equity securities purchased in a margin account. However, we may require the deposit of a higher percentage of the value of equity securities purchased on margin. Securities borrowed transactions are extensions of credit in that the securities lender generally receives cash collateral that exceeds the market value of the securities that were lent. As that amount exceeds the 50% limitation imposed by Regulation T on margin lending, Regulation T limits the circumstances under which broker-dealers can borrow securities.

With respect to such securities borrowing and lending, Regulation SHO issued under the Exchange Act generally prohibits, among other things, a broker-dealer from accepting a short sale order unless either the broker-dealer has borrowed the security, or entered into a bona-fide arrangement to borrow the security or has “reasonable grounds” to believe that the security can be borrowed so that it can be delivered on the date delivery is due and has documented compliance with this requirement.

Failure to maintain the required net capital, accurately compute the reserve formula or comply with Regulation T or Regulation SHO may subject us to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and, if not cured, could ultimately require the liquidation of our Clearing and Outsourcing Solutions business. A change in the net capital rule, the hypothecation rules, the customer protection rule, or Regulation T or the imposition of new rules could adversely impact our ability to engage in securities lending and borrowing, which in turn could limit our ability to pay dividends, repay debt or repurchase shares of outstanding stock.

Margin Risk Management

Our margin lending activities expose the capital of our Clearing and Outsourcing Solutions business to significant risks. These risks include, but are not limited to, absolute and relative price movements, price volatility or changes in liquidity, over which we have virtually no control.

We attempt to minimize the risks inherent in our margin lending activities by retaining in our margin lending agreements the ability to adjust margin requirements as needed and by exercising a high degree of selectivity when accepting new correspondents. When determining whether to accept a new correspondent, we evaluate, among other factors, the brokerage firm’s experience in the industry, its financial condition and the background of the principals of the firm. In addition, we have multiple layers of protection, including the balances in customers’ accounts, correspondents’ commissions on deposit, clearing deposits and equity in correspondent firms, in the event that a correspondent or one of its customers does not deliver payment for our services. We also maintain a bad debt reserve. Our customer agreements and fully-disclosed clearing agreements require industry arbitration in the event of a dispute. Arbitration is generally less expensive and more time efficient than dispute resolution through the court system. Although we attempt to minimize the risk associated with our margin lending activities, there is no assurance that the assumptions on which we base our decisions will be correct or that we are in a position to predict factors or events which will have an adverse impact on any individual client or issuer, or the securities markets in general.

State and Provincial Regulation

Our Clearing and Outsourcing Solutions business is a broker-dealer authorized to conduct business in all 50 states under applicable state securities regulations.

Changes in Our Business and the Regulatory Environment

In addition, we may expand our Clearing and Outsourcing Solutions business into other countries in the future. We will be required to comply with the regulatory controls of each country in which we conduct business. The securities and financial services industry is heavily regulated in many foreign countries. The varying compliance requirements of these different regulatory jurisdictions and other factors may limit our ability to expand internationally.

The regulatory environment in which we operate is subject to change. Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often directly affect the method of operation and profitability of securities firms.

Legal Proceedings

From time to time, we and our subsidiaries are involved in legal, regulatory and arbitration proceedings, concerning matters arising in connection with the conduct of our business activities. An adverse outcome in one or more of these proceedings is not expected to have a material adverse effect on our combined financial condition, results of operations or liquidity.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding individuals who are expected to serve as our directors and executive officers following the distribution, including their anticipated positions with our company following the distribution.

All of our executive officers, other than our Chairman of the Board, currently are officers and/or employees of ADP or its subsidiaries. After the distribution, none of these individuals will be employees of ADP.

Name	Age	Position(s)
Arthur F. Weinbach	63	Executive Chairman and Chairman of the Board of Directors
Richard J. Daly	53	Chief Executive Officer and Director
John Hogan	58	Vice President, Chief Operating Officer
Adam D. Amsterdam	46	Vice President, General Counsel and Secretary
Joseph Barra	46	Vice President, Clearing and Outsourcing Solutions
J. Peter Benzie	58	Vice President, Sales
Richard C. Berke	61	Vice President, Human Resources
Douglas R. DeSchutter	36	Vice President, Strategic Development
Robert F. Kalenka	44	Vice President, Global Procurement and Facilities
Charles J. Marchesani	47	Vice President, Securities Processing Solutions
Gerard F. Scavelli	51	Vice President, Investor Communication Solutions
Robert Schifellite	48	Vice President, Investor Communication Solutions
Dan Sheldon	50	Vice President, Chief Financial Officer
Leslie A. Brun	54	Director
Richard J. Haviland	60	Director
Alexandra Lebenthal	43	Director
Stuart R. Levine	59	Director
Thomas E. McInerney	65	Director
Alan J. Weber	58	Director

Arthur F. Weinbach. Mr. Weinbach is expected to serve as our Executive Chairman and Chairman of our Board of Directors. He served as Chairman of the Board and Chief Executive Officer of ADP from 1998 until August 2006. He continues to serve as Chairman of the Board of ADP. Mr. Weinbach held a variety of positions of increasing responsibility since joining ADP in 1980. Mr. Weinbach spent two years as the President and Chief Executive Officer of ADP and two years as President and Chief Operating Officer of ADP. Prior to that he was, among other responsibilities, Chief Financial Officer of ADP for almost 10 years. Mr. Weinbach also serves on the Board of Directors of Schering-Plough Corp. and First Data Corporation. He is also on the board of trustees of New Jersey SEEDS, a charitable organization.

Richard J. Daly. Mr. Daly is expected to serve as our Chief Executive Officer and a member of our Board of Directors. He has served as Group President of the Brokerage Services Group of ADP, as a member of the Executive Committee and a Corporate Officer of ADP since June 1996. In his role as President, he shared the responsibility of running the Brokerage Services Group with Mr. Hogan and was directly responsible for our Investor Communication Solutions business. Mr. Daly joined ADP in 1989 as Senior Vice President of the Brokerage Services Group.

John Hogan. Mr. Hogan is expected to serve as our Vice President and Chief Operating Officer. He has served as Group President of the Brokerage Services Group of ADP and as a member of the Executive Committee and a Corporate Officer of ADP, positions he held since June 1996. In his role as President, he shared the responsibility of running the Brokerage Services Group with Mr. Daly and was directly responsible for our Securities Processing Solutions and Clearing and Outsourcing Solutions businesses. He joined ADP in 1993 as Senior Vice President and Chief Operations Officer of the Proxy Services business.

Adam D. Amsterdam. Mr. Amsterdam is expected to serve as our Vice President, General Counsel and Secretary. Mr. Amsterdam is responsible for all legal matters related to our company. Mr. Amsterdam has served as Associate General Counsel and Staff Vice President of ADP since January 2006. Mr. Amsterdam joined ADP in 1991 as Corporate Counsel responsible for the Brokerage Services Business. In 1994, he was promoted to Senior Corporate Counsel of ADP. Mr. Amsterdam was promoted in 1996 to Assistant General Counsel and then again in 2002 to Associate General Counsel of ADP.

Joseph Barra. Mr. Barra is expected to serve as our Vice President, Clearing and Outsourcing Solutions. He is responsible for our Clearing and Outsourcing Solutions business. Mr. Barra joined ADP’s Brokerage Services Business in 2005 as the President of ADP Clearing & Outsourcing Services, Inc. Prior to joining ADP, he was instrumental in establishing National Investor Services Corp. (NISC) as TD Waterhouse’s affiliate clearing broker-dealer, and served as its President and Chief Executive Officer from 1996 to 2005. During that time, he also continued to take on increasing responsibilities within TD Waterhouse that included overseeing its Capital Markets group, nationwide Call Centers and Investment Centers and also served as President, TD Waterhouse Securities Inc.

J. Peter Benzie. Mr. Benzie is expected to serve as our Vice President, Sales. He is responsible for global sales for our three businesses. Mr. Benzie joined ADP’s Brokerage Services Business in 2005 as Executive Vice President, Global Chief Sales Officer. Prior to joining ADP, he served as Executive Vice President of National Financial, a unit of Fidelity Investments from 2001. In that role, he was responsible for Fidelity’s Correspondent Clearing business. He joined Fidelity in 1996, as Executive Vice President in the Private Wealth Management area where he managed Fidelity’s retail branches, phone sites, operations, sales, marketing and products.

Richard C. Berke. Mr. Berke is expected to serve as our Vice President, Human Resources. Mr. Berke recently served as Corporate Vice President of Human Resources of ADP. He joined ADP in 1989 as Corporate Vice President of Human Resources and between 1994 and 1996 held various positions within ADP before returning to his role as Corporate Vice President of Human Resources in 1997.

Douglas R. DeSchutter. Mr. DeSchutter is expected to serve as our Vice President, Strategic Development. Mr. DeSchutter’s responsibilities include mergers and acquisitions and the development of our long-term growth strategy including strategic planning and new market opportunities. Mr. DeSchutter served as Vice President of Corporate Development for ADP from 2002 until he was promoted to Staff Vice President of Corporate Development in 2006. Prior to joining ADP in 2002, he was Vice President of Mergers & Acquisitions at Lehman Brothers focusing on the technology sector.

Robert F. Kalenka. Mr. Kalenka is expected to serve as our Vice President, Global Procurement and Facilities. He is responsible for global procurement and facilities. In addition, he is responsible for the operations of our Investor Communication Solutions business. Mr. Kalenka joined ADP’s Brokerage Services Business in 1992 in the Investor Communication Services Division as Director of Finance. He was promoted to Vice President of Operations of the Investor Communication Services Division in 1994, and again as Chief Operating Officer and Senior Vice President of the Investor Communication Services Division in 1999.

Charles J. Marchesani. Mr. Marchesani is expected to serve as our Vice President, Securities Processing Solutions. He is responsible for our securities processing services. Mr. Marchesani joined ADP’s Brokerage Services Business in 1992 in the Market Data Services Division as Director of the Help Desk and served in various roles of increasing responsibility within the Brokerage Processing Services business until he was promoted to General Manager of the Brokerage Processing Services business in 2005.

Gerard F. Scavelli. Mr. Scavelli is expected to serve as our Vice President, Investor Communication Solutions. He is responsible for our financial information distribution and transaction reporting services. Mr. Scavelli joined ADP’s Brokerage Services Business in 1997 as Vice President of Business Development. In 1999, he was promoted to Senior Vice President and General Manager of Information Distribution Services.

Robert Schifellite. Mr. Schifellite is expected to serve as our Vice President, Investor Communication Solutions. He is responsible for our beneficial, registered and global proxy communications services and our reorganization/ corporate actions and tax reporting services. Mr. Schifellite joined ADP’s Brokerage Services Business in 1992 as Vice President, Client Services. In 1996, he was promoted to Senior Vice President and General Manager of Investor Communication Services.

Dan Sheldon. Mr. Sheldon is expected to serve as our Vice President and Chief Financial Officer. He joined ADP in 1984 as Director of Internal Audit. During his tenure with ADP, he has held various senior financial management positions in most of the major business units, including as Chief Financial Officer of the Brokerage Services Business of ADP. Mr. Sheldon was appointed Corporate Vice President and Controller of ADP in June 2003. In addition to his role as Controller, he was responsible for ADP’s Shared Services Operations and Finance Information Systems.

Leslie A. Brun. Mr. Brun is expected to serve as a member of our Board of Directors. He also serves as a director of ADP and Fortune Management, Inc., a private equity group. He is the Chairman and Chief Executive Officer of SARR Group, LLC, a private equity firm. He is also the founder and Chairman Emeritus of Hamilton Lane, a provider of asset management services for which he served as Chairman from 1991 until 2005. From 1988 to 1991, he was Managing Director of Fidelity Bank in Philadelphia. Mr. Brun is also a director of Episcopal Academy and a trustee of the University of Buffalo Foundation.

Richard J. Haviland. Mr. Haviland is expected to serve as a member of our Board of Directors. He is also a director of The BISYS Group Inc., a provider of outsourcing solutions to the financial services industry. Mr. Haviland served for 20 years in various executive and financial positions at ADP, most recently as its Chief Financial Officer and a member of its Executive Committee, retiring from the company in 2001. His experience prior to ADP includes 11 years in the auditing and assurance practice of Touche Ross & Co., a predecessor firm of Deloitte & Touche, a public accounting firm.

Alexandra Lebenthal. Ms. Lebenthal is expected to serve as a member of our Board of Directors. She is the President and Chief Executive Officer of Alexandra & James Inc., which was formed in partnership with Israel Discount Bank of New York in October 2006 and focuses on financial services and wealth management services. Ms. Lebenthal worked for Lebenthal & Co., Inc., a municipal bond specialist, from 1988 to 2005, serving as the company’s President and Chief Executive Officer from 1995 to 2005. Ms. Lebenthal also serves as a director of Israel Discount Bank of New York and The School of American Ballet. She is a member of the Board of the Securities Industry Financial Markets Association (SIFMA). Ms. Lebenthal is a member of The Committee of 200, the leading organization for female businesswomen. She is also involved with several leading New York cultural institutions including The Business Council of The Metropolitan Museum of Art, the Capital Campaign for the Museum of the City of New York and Co-Chair of the Annual Family Party for the American Museum of Natural History.

Stuart R. Levine. Mr. Levine is a member of our Board of Directors. He is the founder, Chairman and Chief Executive Officer of Stuart Levine and Associates LLC, an international consulting and leadership development company. Mr. Levine is also Lead Director for Gentiva Health Services, a provider of home healthcare services, and Lead Director for J. D’Addario & Company, Inc., a manufacturer of musical instrument accessories. From September 1992 to June 1996 he was Chief Executive Officer of Dale Carnegie & Associates, Inc., a provider of leadership, communication and sales skills training. He also serves on the boards of North Shore-Long Island Jewish Health System and The Nature Conservancy. In addition, Mr. Levine is the bestselling author of “The Leader in You” (Simon & Schuster 2004), “The Six Fundamentals of Success” (Doubleday 2004) and “Cut to the Chase” (Doubleday 2007). He is former Chairman of Dowling College as well as a former Member of the New York State Assembly. His prior directorships include European American Bank, The Olsten Corporation and the New York State Excelsior Quality Board.

Thomas E. McInerney. Mr. McInerney is expected to serve as a member of our Board of Directors. He is also Chairman of the board of Centennial Communications Corp., a provider of telecommunications services, and ITC Deltacom, Inc., a provider of communications services, and a director of SAVVIS, Inc., a global IT utility services provider. He is a director of Global Knowledge Network and several other private companies. Mr. McInerney is a general partner of Welsh, Carson, Anderson & Stowe (“WCAS”), a private equity investment firm. He joined WCAS in 1986 and focuses on investments in the information services and telecommunications industries. Before joining WCAS, he co-founded and served as President and Chief Executive Officer of Momentum Technologies Inc., a provider of computer systems and services, and Dama Telecommunications Corp., a communications services company. Earlier he was President of ADP’s Brokerage Services Division and Group Vice President—Financial Industry Services. Prior to joining ADP, Mr. McInerney was Senior Vice President of Operations and Technology at the American Stock Exchange.

Alan J. Weber. Mr. Weber is expected to serve as a member of our Board of Directors. He is the Chief Executive Officer of Weber Group LLC, a private investment firm. In addition, he serves as a director of Diebold, Inc., a provider of self-service delivery and security systems and services, and OnForce, Inc., an IT services company he helped establish. Mr. Weber retired as Chairman and Chief Executive Officer of U.S. Trust Corporation and as a member of the executive committee of the Charles Schwab Corporation. Previously, he was the Vice Chairman and Chief Financial Officer of Aetna Inc., where he was responsible for capital management, information technology, investor relations, e-business and financial operations. He also held a number of senior level positions at Citibank N.A., where he worked from 1971 to 1998, including Chairman of Citibank International and Executive Vice President of Citibank. During his tenure at Citibank, Mr. Weber oversaw operations in approximately 30 countries, including assignments in Japan, Italy and Latin America.

Board Structure

Our by-laws provide that the number of directors on our Board of Directors will be determined by resolution of the Board of Directors. Each director will hold office until a successor is elected and qualified or until the director’s death, resignation or removal. Our directors may be removed for cause or no cause by a majority vote of stockholders. We expect that upon completion of the distribution a majority of our Board of Directors will consist of independent, non-management directors who meet the criteria for independence required by the NYSE. Except for Messrs. Weinbach and Daly, we do not expect that any of our Board members will have been or will be an employee of our company. Our Board limits membership of the Audit Committee, Compensation Committee and Corporate Governance Committee to independent, non-management directors.

Our Board of Directors plans to adopt Corporate Governance Principles that, along with the charters of our Board committees and our Code of Business Conduct for employees and directors, will provide the framework for the governance of our company.

Board Committees

Audit Committee

Our Audit Committee will include three members, all of whom satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, the NYSE and any other regulatory requirements currently in effect. At least one Audit Committee member shall be a designated “audit committee financial expert.” The principal functions of the Audit Committee are to:

•	assist the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	our systems of internal controls regarding finance, accounting, legal compliance and ethical behavior,

•	our auditing, accounting and financial reporting processes generally,

•	our financial statements and other financial information provided by us to our stockholders, the public and others,

•	our compliance with legal and regulatory requirements, and

•	the performance of our corporate audit department and independent auditors;

•

appoint, compensate and oversee the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work;

•

review in advance and pre-approve all services to be provided by the independent auditors, as permitted by applicable rules and regulations and the auditor independence policy, and in connection therewith to approve all fees and other terms of engagement;

•	review and approve disclosures required to be included in our periodic reports filed under the Securities Exchange Act of 1934; and

•	review the performance of the internal auditors and the independent auditors on at least an annual basis.

Compensation Committee

Our Compensation Committee will include three members, all of whom satisfy the independence requirements of the NYSE rules currently in effect. The principal function of the Compensation Committee is to assist the Board of Directors in discharging its responsibilities in respect of compensation of our executive officers by:

•	evaluating the Executive Chairman’s and Chief Executive Officer’s performance and setting the Executive Chairman’s and Chief Executive Officer’s compensation based on such evaluation; and

•	developing guidelines and reviewing the compensation and performance of our officers and other associates.

Corporate Governance Committee

Our Corporate Governance Committee will include three members, all of whom satisfy the independence requirements of the NYSE rules currently in effect. The principal functions of the Corporate Governance Committee are to:

•	develop policies on the size and composition of the Board of Directors;

•	identify individuals qualified to become members of the Board of Directors and review candidates for Board membership;

•	recommend a slate of nominees to the Board of Directors annually;

•	ensure that the Audit, Compensation and Corporate Governance Committees of the Board of Directors have the benefit of qualified and experienced independent directors;

•	review and reassess the adequacy of the Board of Directors’ corporate governance principles and recommend changes to such principles as appropriate; and

•	advise the full Board of Directors on corporate governance matters.

Board of Directors’ Compensation

Cash and Equity-Based Compensation

We intend to pay each non-employee director compensation for service on our Board of Directors as follows: an annual retainer of $35,000 to be paid in the form of restricted stock units pursuant to the 2007 Omnibus Award Plan, plus $1,500 in cash for each Board of Directors meeting attended. Once a non-employee director has accumulated three years of restricted stock units, such director may elect, on an annual basis, to receive his or her retainer in the form of cash or restricted stock units. In addition, non-employee directors will be paid $1,500 in cash for each committee meeting attended. Further, the chairperson of the Audit Committee will receive an additional annual retainer of $15,000 in cash, the chairperson of the Compensation Committee will receive an additional annual retainer of $10,000 in cash, and the chairperson of the Corporate Governance Committee will receive an additional annual retainer of $5,000 in cash.

We expect that the non-employee directors will be entitled to participate in our 2007 Omnibus Award Plan. Under the 2007 Omnibus Award Plan, upon initial election to the Board of Directors, a non-employee director will receive a grant of options to purchase shares of our common stock in an amount to be determined after the distribution. Thereafter, a non-employee director will receive an annual grant of options to purchase shares of our common stock to be determined annually. All options are granted at the fair market value of our common stock, determined on the basis of the closing price of the common stock in consolidated trading on the date of grant, as reported in The Wall Street Journal. All options granted under the 2007 Omnibus Award Plan have a term of ten years. Twenty percent of the options granted under the 2007 Omnibus Award Plan will become exercisable on the first anniversary of the date such options were granted, and twenty percent become exercisable on each successive anniversary date thereafter until all such options become exercisable, provided that options become exercisable only if the director is then still serving in such capacity, unless certain specified events occur, such as the death or disability of a director, in which case the options shall immediately vest and become fully exercisable.

Deferred Compensation Plan for Outside Directors

We expect to adopt a deferred compensation plan for non-employee directors. Under the plan, we expect that all non-employee directors will be permitted to defer the receipt of all or a portion of their cash compensation until termination of their service on our Board of Directors. The amounts deferred will be credited to participants’ accounts. The amounts credited to the accounts will vary based on increases and decreases of certain investment benchmarks established by our Board of Directors or Corporate Governance Committee. Participating directors may be permitted to select among two or more of such benchmarks. The deferred share units referred to above will also be issued under such plan and we expect that such deferred share units will be settled in our common shares. All other payments under the plan may be settled in our common shares or cash.

Stock Ownership of Directors and Executive Officers

ADP currently owns all of our outstanding shares of common stock. Upon completion of the distribution, ADP will not beneficially own any shares of our common stock. None of our directors or executive officers currently owns any shares of our common stock, but those who own shares of ADP will be treated on the same terms as other holders of ADP common stock in any distribution by ADP and, accordingly, will receive shares of our common stock in the distribution. See “Principal Stockholders.”

Historical Compensation of Our Executive Officers

The following table contains compensation information for our Executive Chairman, Chief Executive Officer and three of our other executive officers who, based on employment with ADP and its subsidiaries, were the most highly compensated for the year ended June 30, 2006. All of the information included in this table reflects compensation earned by the individuals for services with ADP and its subsidiaries. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by ADP. Such amounts do not necessarily reflect the compensation such persons will receive following the distribution, which could be higher or lower, because historical compensation was determined by ADP and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards
Name and Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(2)	Restricted Stock Awards($) (1)	Number of Securities Underlying Options	All Other Compensation ($) (3)
Arthur F. Weinbach Executive Chairman	2006	$857,500	$2,640,000	$13,072	$2,297,226	170,000	$6,960

Richard J. Daly Chief Executive Officer	2006	$443,853	$266,900	$9,290	$637,320	20,000	$6,960

John Hogan Vice President, Chief Operating Officer	2006	$443,853	$281,700	$10,250	$637,320	20,000	$6,960

Joseph Barra Vice President, Clearing and Outsourcing Solutions	2006	$353,062	$372,400	$4,500	$52,500	10,000	—

Richard C. Berke Vice President, Human Resources	2006	$408,751	$215,001	$10,500	$84,000	17,000	$6,960

(1)	The dollar values shown in the Restricted Stock Awards column are based on the closing market price of ADP common stock on the date the restricted shares were granted. Restricted shares may not be transferred or pledged, but such ADP imposed restrictions lapse with the passage of time (generally over period of up to three years) and continued employment with ADP. Mr. Weinbach received a grant of 52,850 shares of restricted stock in fiscal 2006, 6,666 of which will vest in fiscal 2007, 35,517 of which will vest in fiscal 2008 and 6,667 of which will vest in fiscal 2009. Mr. Daly received a grant of 14,500 shares of restricted stock in fiscal 2006, 833 of which will vest in fiscal 2007, 12,833 of which will vest in fiscal 2008 and 834 of which will vest in fiscal 2009. Mr. Hogan received a grant of 14,500 shares of restricted stock in fiscal 2006, 833 of which will vest in fiscal 2007, 12,833 of which will vest in fiscal 2008 and 834 of which will vest in fiscal 2009. Mr. Barra received a grant of 1,250 shares of restricted stock in fiscal 2006, 416 of which will vest in fiscal 2007, 417 of which will vest in fiscal 2008 and 417 of which will vest in fiscal 2009. Mr. Berke received a grant of 2,000 shares of restricted stock in fiscal 2006, 666 of which will vest in fiscal 2007, 667 of which will vest in fiscal 2008 and 667 of which will vest in fiscal 2009.
(2)	For the year ended June 30, 2006, other annual compensation consisted of (i) a company car allowance in the following amounts: Mr. Weinbach, $9,072, Mr. Daly, $5,290, Mr. Hogan, $10,250, Mr. Barra, $4,500 and Mr. Berke, $10,400; (ii) the amount paid by ADP on behalf of executives’ spouses that accompanied such executives on business travel in the following amounts: Mr. Weinbach, $3,000 and Mr. Daly, $3,000; and associated tax payments related thereto, in the following amounts: Mr. Weinbach, $1,000 and Mr. Daly, $1,000.
(3)	For fiscal 2006, all other compensation for each named executive officer other than Joseph Barra consisted of ADP matching contributions to ADP’s Retirement and Savings Plan (401(k)) in the amount of $6,960.

Option Grants of ADP Common Stock to Our Executive Officers

The following table discloses information regarding stock options with respect to shares of ADP common stock granted in the fiscal year ended June 30, 2006 to our executive officers named in the summary compensation table.

Option Grants in Fiscal Year Ended June 30, 2006

Name and Position	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)
Arthur F. Weinbach Executive Chairman	170,000	1.85%	44.445	08/11/2015	1,834,300

Richard J. Daly Chief Executive Officer	20,000	0.22%	44.665	01/27/2016	194,995

John Hogan Vice President, Chief Operating Officer	20,000	0.22%	44.665	01/27/2016	194,995

Joseph Barra Vice President, Clearing and Outsourcing Solutions	10,000	0.11%	44.665	01/27/2016	101,560

Richard C. Berke Vice President, Human Resources	17,000	0.19%	44.665	01/27/2016	165,746

(1)	Percentage of total options granted to all ADP employees.

Aggregated ADP Option Exercises and Year-End Option Values

The following table discloses information regarding the aggregate number of ADP options that our executive officers named in the summary compensation table exercised in the fiscal year ended June 30, 2006 and the value of remaining ADP options held by those executives on June 30, 2006.

Aggregated Option Exercises in Fiscal 2006 and Year-End Fiscal 2006 Option Values

			Number of Securities Underlying Unexercised Options at June 30, 2006		Value of Unexercised In-the- Money Options at June 30, 2006
Name and Position	Shares Acquired Exercised (#)	Value on Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Arthur F. Weinbach Executive Chairman	220,000	5,536,207	815,123	922,000	7,549,700	4,722,430

Richard J. Daly Chief Executive Officer	130,000	3,083,800	194,164	136,000	1,691,207	402,930

John Hogan Vice President, Chief Operating Officer	200,000	5,177,245	201,364	136,000	1,821,095	402,930

Joseph Barra Vice President, Clearing and Outsourcing Solutions	—	—	15,000	70,000	31,650	133,450

Richard C. Berke Vice President, Human Resources	35,000	806,579	125,200	100,000	653,625	355,315

Treatment of ADP Stock Options and ADP Restricted Stock Held by Our Employees

We will convert ADP’s existing equity grants into grants from us so that, at the time of the distribution, a holder will have an equivalent intrinsic value in our equity as he or she has in ADP equity. This conversion will cover ADP stock options, restricted share grants, and performance-based restricted stock (which we refer to as PBRS) target awards.

ADP Stock Options: Many of our employees have stock options, both vested and unvested, in ADP. We will substitute these option grants with options on our common stock at the time of the distribution. All vested and unvested ADP options held by our employees will be substituted with options on our common stock with the same term date, vesting schedule, and intrinsic value as exist on the distribution date. Vesting terms will not be accelerated.

ADP Restricted Shares: Unvested restricted share grants held by our employees that were made by ADP (including unvested grants made under the One-Year PBRS Program in September 2005 and September 2006) will be substituted with restricted share grants from us with the same intrinsic value and vesting terms as the ADP grants. The shares ADP distributes with respect to the unvested restricted shares will be fully vested and unrestricted at the time of the distribution. The distribution in respect of the restricted shares will be fully taxable as ordinary income to the holders of the restricted shares.

ADP PBRS Target Awards: ADP’s 2007-2008 PBRS target awards that were communicated to participating employees in September and October 2006 will be cancelled on the distribution date, and we expect that we will have a transitional One-Year PBRS Program that will begin after the distribution date. The value of the target award under this program will be equivalent to the target value of the ADP PBRS program. The actual number of shares earned under this program will be based on our financial performance over our first full fiscal year.

Set forth below is an example of how the conversion would work. For purposes of this illustration, we assume that on the day before the distribution, the full ADP share price is $48.00. On the day of the distribution, ADP shares begin trading at $40.80 (85% of the previous day’s price) and our shares begin trading at a price of $7.20 (15% of ADP’s previous day’s price).

A typical employee has ADP equity holdings, including both stock options and unvested restricted shares:

ADP Prior to the Distribution Equity Plans	Stock Options	Unvested Restricted Shares	Total
Number of Units	1,000	250	—
ADP Share Value	$48.00	$48.00	—
Strike Price (Options)	$40.00	N/A	—
Total Value	$8,000	$12,000	$20,000

Once the distribution occurs, our employee’s equity would be converted as follows:

Our Equity Plans After the Distribution	Stock Options	Unvested Restricted Shares	Total
Number of Units	6,667	1,667	—
Our Share Value	$7.20	$7.20	—
Strike Price (Options)	$6.00	N/A	—
Total Value	$8,000	$12,000	$20,000

Our total equity value of the replacement equity awards from us after the distribution is equivalent to the equity value of the ADP awards prior to the distribution. Once the conversion occurs, the total value of our employees’ holdings will vary over time with changes in our stock price.

Treatment of the Prior Employer’s Nonqualified Retirement Plan

Participants in the prior employer’s nonqualified retirement plan who become our employees will have their benefits under the prior employer’s nonqualified retirement plan frozen on the effective date of the distribution. We intend to adopt a similar retirement plan, called the Broadridge Financial Solutions, Inc. Supplemental Officers Retirement Plan, in which those participants will be credited with their service under the prior employer’s nonqualified retirement plan. However, the benefit received by such participants under our retirement plan will be offset by the amount of their vested, accrued benefits under the prior employer’s nonqualified retirement plan, which amounts will continue to be the obligation of the prior employer. Messrs. Weinbach and Berke will not be participating in our new supplemental officers retirement plan (SORP).

The following table sets forth estimated annual benefits from the SORP payable on retirement of our named executive officers:

Pension Plan Table

Renumeration	Years of Credited Service at Retirement
	5	10	15	20	25	30
500,000	25,000	100,000	150,000	200,000	225,000	250,000
550,000	27,500	110,000	165,000	220,000	247,500	275,000
600,000	30,000	120,000	180,000	240,000	270,000	300,000
650,000	32,500	130,000	195,000	260,000	292,500	325,000
700,000	35,000	140,000	210,000	280,000	315,000	350,000
750,000	37,500	150,000	225,000	300,000	337,500	375,000
800,000	40,000	160,000	240,000	320,000	360,000	400,000
850,000	42,500	170,000	255,000	340,000	382,500	425,000
900,000	45,000	180,000	270,000	360,000	405,000	450,000
950,000	47,500	190,000	285,000	380,000	427,500	475,000
1,000,000	50,000	200,000	300,000	400,000	450,000	500,000
1,050,000	52,500	210,000	315,000	420,000	472,500	525,000
1,100,000	55,000	220,000	330,000	440,000	495,000	550,000
1,150,000	57,500	230,000	345,000	460,000	517,500	575,000
1,200,000	60,000	240,000	360,000	480,000	540,000	600,000

Compensation covered by the Broadridge SORP includes salary and bonus, including those amounts of salary and bonus contributed to our 401(k) plan at the participant’s election. Industry bonuses are not covered. With respect to Messrs. Daly, Hogan and Barra, the compensation covered by the Broadridge SORP includes the salary and bonus amounts reflected in the Summary Compensation Table above. Mr. Daly and Mr. Hogan have 13 and 12 years of service, respectively, credited under the Broadridge SORP.

Benefits under the Broadridge SORP are determined as a straight life annuity. The annual benefit payable at age 65 is determined as a percentage of the product of final average pay, service under the Broadridge SORP, and the applicable vesting percentage.

The Broadridge SORP provides for a minimum annual age 65 benefit in any given year for Messrs. Daly and Hogan, subject to the offset for their vested accrued benefits under the prior employer’s nonqualified retirement plan, as follows:

Mr. Daly’s minimum benefit, subject to offset:

After Each Completed Calendar Year	The minimum age 65 benefit will be
2007	$264,699
2008	$309,348
2009	$353,674
2010	$400,184
2011 and thereafter	$435,526

Mr. Hogan’s minimum benefit, subject to offset:

After Each Completed Calendar Year	The minimum age 65 benefit will be
2007	$245,589
2008	$288,578
2009	$331,920
2010	$384,897
2011 and thereafter	$435,526

2007 Omnibus Award Plan

General. We will adopt the Broadridge Financial Solutions, Inc. 2007 Omnibus Award Plan, which we refer to as the 2007 Plan, effective on                     .

Purpose. The purpose of the 2007 Plan is to provide a means through which we and our affiliates may attract capable persons to enter and remain in our employ and to provide a means whereby our employees, directors and consultants can acquire and maintain ownership of our common stock, thereby strengthening their commitment to our welfare and our affiliates and promoting a common interest between stockholders and these employees.

Administration. The 2007 Plan is administered by a committee (which may be our Board of Directors or compensation committee). It is intended, but not required, that the directors appointed to serve on our compensation committee be “Non-Employee Directors” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, or the Exchange Act) and “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), to the extent Rule 16b-3 and Section 162(m) are applicable. However, the fact that a committee member shall fail to qualify under these requirements will not invalidate any award that is otherwise validly granted under the 2007 Plan. Subject to the terms of the 2007 Plan, the committee has the authority to grant awards, to determine the number of shares of our common stock for which each award may be granted and to determine any terms and conditions pertaining to the exercise or to the vesting of each award. The committee has the power, in its sole discretion, to accelerate the exercisability of any option and to remove any restriction on any restricted stock or restricted stock unit granted under the 2007 Plan. The committee also has full power to construe and interpret the 2007 Plan and any award agreement executed pursuant to the 2007 Plan and to establish, amend, suspend or waive any rules for the proper administration of the 2007 Plan. The determination of the committee on all matters relating to the 2007 Plan or any award agreement will be conclusive.

Eligibility. Our officers, employees, directors and consultants and those of our subsidiaries or affiliates are eligible to be designated a participant under the 2007 Plan. The committee has the sole and complete authority to determine the participants to whom awards will be granted under the 2007 Plan, subject to certain limitations described below.

Number of Shares Authorized. 24,000,000 shares of our common stock are available for grant under the 2007 Plan. No person may be granted awards or options and stock appreciation rights, or SARs, with respect to more than 200,000 shares of common stock in any one year. No person may be granted performance compensation awards under our 2007 Plan with respect to more than 100,000 shares of common stock in any one year. The maximum amount payable to any one person pursuant to a cash bonus under our 2007 Plan is $3,000,000. As described more fully in the 2007 Plan, if an award expires or terminates or is forfeited or if any option terminates, expires or lapses without being exercised, the number of shares previously subject to such award will again be available for future grant.

If the committee determines that certain corporate transactions or events (as described in the 2007 Plan), such as a stock split, affect the shares of common stock such that an adjustment is to be consistent with such event and necessary or equitable to carry out the purposes of the 2007 Plan, the committee may, in its discretion, appropriately adjust the maximum number of shares and the classes or series of our common stock which may be delivered pursuant to the 2007 Plan, the number of shares and the classes or series of our common stock subject to outstanding awards, the price per share of all of our common stock subject to outstanding awards and any other provisions of the 2007 Plan. In addition, upon the occurrence of certain corporate events or transactions (as described in the 2007 Plan), such as a merger, consolidation, or reorganization, the committee may, in its discretion and with at least ten days prior notice to the participants, cancel all outstanding awards and pay the holders thereof the value of such awards in a form and an amount equal to what they would have received or been entitled to receive had they exercised all such awards immediately prior to the consummation of such corporate event or transaction.

The 2007 Plan will have a term of ten years and no further awards may be granted after that date.

Terms and Conditions of Awards. Under the 2007 Plan, the committee may grant awards of nonqualified stock options, or NSOs, incentive stock options, or ISOs, SARs, restricted stock, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing. The committee may, but is not required, to provide in an award agreement that there will be a vesting acceleration or payout of the award upon a change in control, as defined in the 2007 Plan.

Options. The committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. An option provides a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Options granted under the 2007 Plan will be subject to the terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2007 Plan, determined by the committee and specified in the applicable award agreement or thereafter. The maximum term of an option granted under the 2007 Plan will be ten years from the date of grant (or five years in the case of an ISO granted to a 10.0% stockholder).

The exercise price per share paid by a participant will be determined by the committee at the time of grant but will not be less than 100.0% of the fair market value of one share on the date the option is granted (or no less than 110.0% of such fair market value in the case of an ISO granted to an employee who is a 10.0% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, except that the committee may, in its discretion, allow such payment to be made by surrender of unrestricted shares of our common stock (at their fair market value on the date of exercise) which have been held by the participant for at least six months, or by such other method as the committee may determine and that is permitted by law. The committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism. The committee may also establish rules permitting the deferral of shares of our common stock upon the exercise of options for tax planning purposes.

SARs. Our committee will be authorized to award stock appreciation rights (referred to in this prospectus as SARs) under the 2007 Plan. SARs will be subject to the terms and conditions established by the committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of our common stock or a combination of the foregoing, the appreciation, if any, in the value of one share of our common stock over a certain period of time. An option granted under the 2007 Plan may include SARs, either on the date of grant or, except in the case of an ISO, by subsequent amendment. The committee may also award SARs to a participant independent of the grant of an option. SARs granted in connection with an option will become exercisable, be transferable and will expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding option. If SARs are granted independent of an option, the SARs will become exercisable, be transferable and will expire in accordance with the vesting schedule, transferability rules and the expiration provisions established by the committee and reflected in the award agreement.

No Repricing. The 2007 Plan prohibits the repricing of stock options or SARs awarded under the 2007 Plan.

Restricted Stock. Our committee will be authorized to award restricted stock under the 2007 Plan. An award of restricted stock is a grant of shares subject to conditions and restrictions set by the committee. The grant or the vesting of an award of restricted stock may be conditioned upon service to us or our affiliates or upon the attainment of performance goals or other factors, as determined in the discretion of the committee. The committee may also, in its discretion, provide for the lapse of restrictions imposed upon an award of restricted stock. Holders of an award of restricted stock will have, with respect to the restricted stock granted, all of the rights of a stockholder, including the right to vote and to receive dividends.

Restricted Stock Units. The committee is authorized to award restricted stock units to participants. The committee establishes the terms, conditions and restrictions applicable to each award of restricted stock units, including the time or times at which restricted stock units will be granted or vested and the number of units to be covered by each award. The terms and conditions of each restricted stock unit award will be reflected in a restricted stock unit agreement. Each restricted stock unit (representing one share of our common stock) awarded to a participant will be credited with an amount equal to the cash or stock dividends paid by us in respect of one share of our common stock (“dividend equivalents”). At the discretion of the committee, dividend equivalents may either be paid currently to the participant or withheld by us for the participant’s account and interest will be credited on such dividend equivalents withheld at rate to be determined by the committee. Upon the pre-set settlement date of a restricted stock unit award, we will deliver to the participant or his beneficiary (i) one share of our common stock or, at the election of the committee, an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned for each restricted stock unit with respect to which the vesting period has expired and (ii) cash or shares of common stock equal to the dividend equivalents credited to the restricted stock unit and any interest accrued thereon.

With respect to an award of restricted stock or restricted share units that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the timing, establishment and adjustment of performance goals will be implemented by the committee in a manner designed to preserve the treatment of such award as “performance-based compensation” for purposes of Section 162(m) of the Code.

Stock Bonus Awards. The committee may, in its discretion, grant an award of unrestricted shares of our common stock, either alone or in tandem with other awards, under such terms and conditions as the committee in its sole discretion may decide. A stock bonus award shall be granted as, or in payment of, a bonus, or to provide special incentives or recognize special achievements or contributions.

Performance Criteria. The committee may, in its discretion, condition the vesting of any award granted under the 2007 Plan upon the satisfaction of certain performance goals. To the extent an award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance goals will be established by the committee with reference to one or more performance criteria set forth in the 2007 Plan, either on a company-wide basis or, as relevant, in respect of one or more of our affiliates, divisions or operations.

Performance Compensation Awards. The committee may grant any award under the 2007 Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The committee may establish these performance goals with reference to one or more of the following:

•	Earnings per share;

•	Stock price;

•	Shareholder return;

•	Return on investment;

•	Return on capital;

•	Earnings before interest, taxes, depreciation and amortization;

•	Gross or net profits;

•	Gross or net revenues;

•	Net earnings or net income (before or after taxes);

•	Net operating profit (before or after taxes);

•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	Gross or operating margins;

•	Productivity ratios;

•	Expense targets;

•	Margins;

•	Operating efficiency;

•	Objective measures of customer satisfaction;

•	Working capital targets;

•	Measures of economic value added;

•	Sales;

•	Enterprise value;

•	Client retention;

•	Competitive market metrics;

•	Employee retention;

•	Timely completion of new product rollouts; or

•	Any combination of the foregoing.

Transferability. Generally, each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative, and such award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

The committee may, in its discretion, however, provide that awards granted under the 2007 Plan that are not ISOs may be transferred by a participant without consideration to certain “permitted transferees” (as defined in the 2007 Plan), pursuant to the terms of the 2007 Plan and rules adopted by the committee.

Amendment. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the 2007 Plan or any portion thereof at any time. No such action may be taken, however, without stockholder approval if such approval is necessary to comply with any regulatory requirement and no such action that would impair any rights under any previous award will be effective without the consent of the person to whom such award was made. In addition, the committee is authorized to amend the terms of any award granted under the 2007 Plan if the amendment would not impair the rights of any participant without his or her consent. No amendment may, however, reduce the exercise price of an option, cancel an existing option and replace it with a new option having a lower exercise price, or take any other action, that would result in such option being considered “repriced” for purposes of our proxy statement, or that would result in the option being accounted for under the variable method of accounting, without stockholder approval of such amendment.

U.S. Federal Income Tax Consequences. The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise of awards under the 2007 Plan and the disposition of shares purchased pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state and local tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options. The Code requires that, for treatment of an option as a qualified option, shares of our common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or cash) he actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards. A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the award is made over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. The 2007 Plan is intended to satisfy either an exception or applicable transitional rule requirements with respect to grants of options to covered employees. The 2007 Plan is designed to permit certain awards of restricted share units and other awards to be awarded in a manner intended to qualify under either the “performance-based compensation” exception to Section 162(m) of the Code or applicable transitional rule requirements.

Change in Control Severance Plan for Corporate Officers

To help us retain our officers, we expect to have a Change in Control Severance Plan for Corporate Officers (the “CIC Plan”). Our CIC Plan will provide for the payment of specified benefits to officers selected by the Board of Directors if their employment terminates after a “change in control” (as defined below) of Broadridge. All of our corporate officers (“CIC Plan Participants”) participate in the CIC Plan. Upon completion of the distribution, there will be 13 CIC Plan Participants.

The CIC Plan provides that CIC Plan Participants who are terminated without “cause” (as defined in the CIC Plan) or by the CIC Plan Participant for “good reason” (as defined in the CIC Plan) (a “Qualifying Termination”) during the two-year period following the occurrence of a change in control will receive a payment equal to 150% of such CIC Plan Participant’s “current total annual compensation.” A CIC Plan Participant’s “current total annual compensation” equals his or her highest rate of annual salary during the calendar year in which his or her employment terminates or the year immediately prior to the year of such termination plus his or her average annual bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his or her employment terminates.

In addition to the payments described in the preceding paragraph, options to purchase Broadridge stock held by CIC Plan Participants who have a Qualifying Termination during the two-year period following the occurrence of a change in control will become fully vested and exercisable.

Likewise, restricted shares of Broadridge stock (“Restricted Shares”) held by CIC Plan Participants who have a Qualifying Termination during the two-year period following the occurrence of a change in control will become fully vested as to those Restricted Shares for which vesting restrictions would otherwise have lapsed within two years after the Qualifying Termination. Restricted Shares under the performance-based restricted share program are not issued until after the end of the applicable two-year performance period. Where the Qualifying Termination occurs during the two-year period following the change in control, we will issue to a CIC Plan Participant on the date of the Qualifying Termination the number of Restricted Shares a CIC Plan Participant would have been entitled to receive had the performance goals been achieved at the 100% target rate in the then ongoing performance-based restricted stock program.

A “change in control” as defined in the CIC Plan will have occurred if:

•

any “Person” (as defined in Section 3(a)(9) of the Exchange Act), excluding Broadridge, any subsidiary of Broadridge, or any employee benefit plan sponsored or maintained by Broadridge (including any trustee of any such plan acting in its capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of Broadridge representing 35% or more of the total combined voting power of Broadridge’s then outstanding securities;

•

there occurs a merger, consolidation or other business combination of Broadridge (a “Transaction”), other than a Transaction immediately following which the stockholders of Broadridge immediately prior to the Transaction continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of Broadridge voting securities immediately prior to the Transaction; or

•

there occurs the sale of all or substantially all of Broadridge’s assets, other than a sale immediately following which the stockholders of Broadridge immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of Broadridge voting securities immediately prior to the Transaction.

If instructed by a CIC Plan Participant, we will reduce payments under the CIC Plan to avoid the application of excise taxes pursuant to section 4999 of the Code.

Generally, the CIC Plan supersedes any other change in control severance plans, policies and practices of Broadridge with respect to the Participants. Messrs. Daly and Hogan will each enter into an agreement with Broadridge providing two enhancements to the payments and benefits they are to receive under the CIC Plan. Each agreement will provide that if their employment is terminated following a “change in control” (as defined above) of Broadridge, they will receive a termination payment equal to 200% of their “current total annual compensation” (as defined above), if such termination occurs within two years of such change in control. In addition, the agreements with Messrs. Daly and Hogan will provide that in the event any payment from Broadridge results in the imposition of an excise tax under section 4999 of the Code, they will receive an additional payment such that after the payment of all such excise taxes and any taxes on the additional payments, they will be in the same after-tax positions as if no excise tax had been imposed.

Deferred Compensation Program

In connection with the distribution, we intend to adopt the Broadridge Executive Deferred Compensation Program. The program is available to select members of our senior management. The program allows a participant to defer the receipt of up to 100% of his annual bonus. For 2007, participants must make deferral elections before the program year begins. In future years, we plan to allow participants to make deferral elections after the beginning of the fiscal year in accordance with IRS regulations. Deferral elections may be made only once a year. For non-officer participants, we will match 50 cents of every dollar a participant elects to defer into the program each year, but we will not make a contribution of more than $10,000 for any one participant in a year. The employer matching contribution is only available to non-officer participants who have contributed the maximum amount permitted by law to our 401(k) plan and have elected to receive distribution of their deferrals on retirement. Participants’ deferrals are credited to notional accounts. We will credit participants’ accounts with notional investment gain or loss based on participants’ selections of how their notional accounts will be invested in notional investment funds. Participants may change their notional investment fund choices annually.

Participant deferrals are fully vested and nonrefundable. Employee contributions vest on the earlier of (1) attainment of age 55 and 10 years of service and (2) age 65. Employer contributions are only vested if the participant retires after September 1, 2008 and on or after retirement age. Payments of participant benefits are made in either a lump sum or in installments. Participants can generally decide whether to have deferrals paid in service at least five years after the deferral is made, or at retirement age, or any combination of the two. Only distributions made on or after retirement will include employer matching contributions.

OUR RELATIONSHIP WITH ADP

The Distribution

The distribution will be accomplished by ADP distributing all of the shares of our common stock that it owns to holders of ADP common stock entitled to such distribution, as described in the “Distribution” section included elsewhere in this information statement. Completion of the distribution will be subject to satisfaction or waiver by ADP of the conditions to the separation and distribution described below under “— Agreements with ADP — Separation and Distribution Agreement.”

Agreements with ADP

We have provided below a summary description of the separation and distribution agreement and the key related agreements we will enter into with ADP prior to the distribution. These agreements effect the separation and distribution and also provide a framework for our ongoing relationship with ADP. This description, which summarizes the material terms of these agreements, is not necessarily complete. You should read the full text of these agreements, forms of which have been filed with the SEC as exhibits to the registration statement of which this information statement is a part.

Conflicts of Interest

Because the distribution involves the separation of ADP’s existing businesses into two independent groups of companies, we negotiated these agreements with ADP while we were a wholly-owned subsidiary of ADP. Accordingly, during this time our officers and directors, including our executive chairman and our chief executive officer, were employees and officers of ADP, and as such had an obligation to serve the interests of ADP. We believe our officers and officers of ADP negotiated these arrangements in good faith taking into account the interests of their respective companies in the separation. With respect to the data center outsourcing services agreement, each of ADP and Broadridge retained separate consultants to advise them on the terms of the agreement.

Separation and Distribution Agreement

The separation and distribution agreement will contain the key provisions relating to the separation of our business from that of ADP and the distribution. The separation and distribution agreement will identify the assets to be transferred, liabilities to be assumed and contracts to be assigned to us by ADP and by us to ADP in the separation and describe when and how these transfers, assumptions and assignments will occur. In addition, it will include procedures by which ADP and we will become separate and independent companies. It will also contain the conditions that must be satisfied, or waived by ADP, prior to the separation and the completion of the distribution.

In addition, we will enter into certain ancillary agreements with ADP governing various interim and ongoing relationships between ADP and us following the distribution date. These ancillary agreements include the following:

•	tax allocation agreement;

•	transition services agreement;

•	data center outsourcing services agreement;

•	intellectual property transfer agreement; and

•	employee matters agreement.

ADP and we intend to execute the separation and distribution agreement and the ancillary agreements before the distribution.

Pre-distribution Occurrences. The separation and distribution agreement will provide, subject to the terms and conditions contained in the agreement and prior to the distribution, that the following will occur:

•

the consolidation of our international and domestic subsidiaries that are engaged in providing investor communication solutions, securities processing solutions and securities clearing and operations outsourcing solutions under our company, a wholly-owned subsidiary of ADP;

•	our conversion from a Delaware limited liability company to a Delaware corporation; and

•	the execution by us of a new credit facility, under which we will borrow $800 million and use the proceeds to pay a dividend to ADP.

Distribution. The separation and distribution agreement will provide that the separation and the completion of the distribution are subject to several conditions that must be satisfied, or waived by ADP, including:

•	the Board of Directors of ADP shall have given final approval of the separation and the distribution, which approval the board of directors of ADP may give in its sole and absolute discretion;

•	the SEC shall have declared effective the registration statement of which this information statement is a part, and no stop order shall be in effect with respect to the registration statement;

•

the actions and filings necessary or appropriate to comply with federal and state securities and blue sky laws and any comparable foreign laws shall have been taken and where applicable become effective or been accepted;

•	the NYSE shall have accepted for listing the shares of our common stock to be issued in the distribution, subject to official notice of issuance;

•	no order by any court or other legal or regulatory restraint preventing completion of the separation or the distribution shall be in effect;

•

ADP shall have received (i) an opinion from its counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP, satisfactory to ADP, to the effect that the distribution of our shares by ADP to its stockholders will qualify as a distribution that is tax-free under Section 355 and other related provisions of the Internal Revenue Code of 1986, as amended and (ii) a private letter ruling issued to ADP by the Internal Revenue Service regarding the tax-free status of the distribution which private letter ruling shall not have been revoked or materially amended;

•	all consents and governmental or other regulatory approvals required in connection with the transactions contemplated by the separation and distribution agreement shall have been received;

•

each of the tax allocation agreement, transition services agreement, data center outsourcing services agreement, intellectual property transfer agreement and employee matters agreement shall have been entered into prior to the distribution and remain in full force and effect;

•	each of the other pre-distribution occurrences shall have occurred; and

•	the board of directors of ADP shall not have determined that any event or development has occurred or exists that makes it inadvisable to effect the distribution.

Assumption of Liabilities and Indemnification. In general, under the separation and distribution agreement, we will indemnify ADP and its representatives and affiliates against certain liabilities, to the extent relating to, arising out of or resulting from:

•	our failure to pay, perform or otherwise promptly discharge any of our liabilities or any of our contracts or agreements;

•	the operation of our business, whether prior to or after the distribution;

•	any breach by us of the separation and distribution agreement; and

•

any untrue statement or alleged untrue statement of a material fact or material omission or alleged material omission in the registration statement, of which this information statement is a part, in each case, other than certain information relating to ADP and the distribution.

In general, under the separation and distribution agreement, ADP will indemnify us and our representatives and affiliates against certain liabilities to the extent relating to, arising out of or resulting from:

•	the failure of ADP to pay, perform or otherwise promptly discharge any liability of ADP or any ADP contract or agreement;

•	the operation of its business, whether prior to or after the distribution;

•	any breach by ADP of the separation and distribution agreement; and

•

any untrue statement or alleged untrue statement of a material fact or material omission or alleged material omission in the registration statement, of which this information statement is a part, in each case, only for certain information relating to ADP and the distribution.

Indemnification with respect to taxes will be governed by the tax allocation agreement.

Further Action and Delayed Transfers. The separation and distribution agreement will provide that ADP and we will cooperate to effect any contributions, assignments, transfers or assumptions not completed on the distribution date, due to approval, consent or other issues, as promptly following that date as is practicable. Until these contributions, assignments, transfers or assumptions can be completed, the party retaining the assets, liabilities or contracts to be contributed, assigned, transferred or assumed will hold in trust for the benefit of the other party any such assets, liabilities or contracts. In an effort to place each party, insofar as reasonably possible, in the same position as that party would have been had the contributions, assignments, transfers or assumptions occurred at the time contemplated by the separation and distribution agreement, the separation and distribution agreement provides that the economic benefit or detriment associated with those assets, liabilities or contracts will generally be passed on to the party that would have received the assets, liabilities or contracts if the contributions, assignments, transfers or assumptions had occurred as contemplated.

Access to Information. Under the separation and distribution agreement, the following terms govern access to information:

•

after the distribution, subject to applicable confidentiality provisions and other restrictions, we and ADP will each give the other any information within that company’s possession that the requesting party reasonably needs (a) to comply with the requirements imposed on the requesting party by a governmental authority, (b) for use in any proceeding to satisfy audit, accounting, insurance claims, regulatory, litigation or other similar requirements, (c) to comply with its obligations under the separation and distribution agreement or the ancillary agreements or (d) to enable the requesting party’s auditors to be able to complete their audit and preparation of financial statements and to meet the requesting party’s timetable for dissemination of its financial statements;

•	we and ADP will retain certain information owned or in our respective possession in accordance with our and ADP’s policies relating to such information; and

•

we and ADP will, subject to applicable confidentiality provisions and other restrictions, use reasonable best efforts to make available to the other party, our respective past and present directors, officers, employees and other personnel and agents to the extent reasonably required in connection with any proceedings in which the other party may become involved.

Limited Representations and Warranties. Pursuant to the separation and distribution agreement, we and ADP will make customary representations and warranties only with respect to our capacity to enter into and the validity and enforceability of the separation and distribution agreement and the ancillary agreements. Except as otherwise agreed, we both will take all assets and liabilities “as is, where is” and bear the economic risk relating to conveyance of, title to or the assumption of the assets and liabilities conveyed to one another.

Termination and Amendment. The separation and distribution agreement may be terminated or amended at any time prior to the distribution by ADP, in its sole discretion. In the event of the termination of the separation and distribution agreement, neither party shall have any further liability to the other party.

Expenses. In general, ADP will be responsible for expenses incurred in connection with the transactions contemplated in the separation and distribution agreement.

Tax Allocation Agreement

The tax allocation agreement will govern both our and ADP’s rights and obligations after the distribution with respect to taxes for both pre- and post-distribution periods. Under the tax allocation agreement, ADP generally will be required to indemnify us for any income taxes attributable to its operations or our operations and for any non-income taxes attributable to its operations, in each case for all pre-distribution periods as well as any taxes arising from transactions effected to consummate the spin-off, and we generally will be required to indemnify ADP for any non-income taxes attributable to our operations for all pre-distribution periods and for any taxes attributable to our operations for post-distribution periods.

We will generally be required to indemnify ADP against any tax resulting from the distribution (and against any claims made against ADP in respect of any tax imposed on its stockholders), in each case if that tax results from (i) an issuance of a significant amount of our equity securities, a redemption of a significant amount of our equity securities or our involvement in other significant acquisitions of our equity securities (excluding the distribution described in this information statement), (ii) other actions or failures to act by us (such as those described in the following paragraph) or (iii) any of our representations or undertakings referred to in the tax allocation agreement being incorrect or violated. ADP will generally be required to indemnify us for any tax resulting from the distribution if that tax results from (iv) ADP’s issuance of its equity securities, redemption of its equity securities or involvement in other acquisitions of its equity securities, (v) other actions or failures to act by ADP or (vi) any of ADP’s representations or undertakings referred to in the tax allocation agreement being incorrect or violated.

In addition, to preserve the tax-free treatment to ADP of the distribution, for specified periods of up to 30 months following the distribution, we will generally be prohibited, except in specified circumstances, from:

•	issuing, redeeming or being involved in other significant acquisitions of our equity securities (excluding the distribution described in this information statement);

•	transferring significant amounts of our assets;

•	amending our certificate of incorporation or by-laws;

•	failing to comply with the Internal Revenue Service requirement for a spin-off that we engage in the active conduct of a trade or business after the spin-off; or

•	engaging in other actions or transactions that could jeopardize the tax-free status of the distribution.

Though valid as between the parties, the tax allocation agreement is not binding on the Internal Revenue Service and does not affect the several liability of ADP and us for all U.S. federal taxes of the consolidated group relating to periods before the distribution date.

Transition Services Agreement

We will enter into a transition services agreement with ADP prior to the distribution under which ADP, its affiliates or third party service providers will provide us with certain specified services on an interim basis. The agreement will expire and services under it will cease no later than one year following the distribution date or sooner in the event we no longer require such services. Among the principal services to be provided are operational and administrative infrastructure-related services such as use of the e-mail domain “adp.com,” accounts payable processing, procurement support and human resources administrative services.

We will pay fees to ADP for any services provided, which fees are generally intended to be equal to the applicable allocable cost of ADP’s services to the Brokerage Services Business prior to the distribution.

Data Center Outsourcing Services Agreement

We will enter into an arm’s length data center outsourcing services agreement with ADP prior to the distribution under which ADP will provide us with data center services consistent with the services provided to us immediately prior to the distribution, provided that the governance and control of the data center shall remain the sole responsibility of ADP. Among the principal services provided by the data center are information technology services and service delivery network services. The agreement with ADP will provide for increasing volumes and the addition of new services over the term. Under the agreement, ADP will be responsible for hosting the mainframe, midrange, open systems, and networks. Additionally, systems engineering, network engineering, hardware engineering, network operations, data center operations, application change management, and data center disaster recovery services will be managed by ADP. The term of the agreement will expire on June 30, 2012.

Intellectual Property Transfer Agreement

We will enter into an intellectual property transfer agreement with ADP and certain of its subsidiaries prior to the distribution. Under this agreement, the parties will assign to one another a limited number of patents, trademarks, copyrights and other intellectual property: (i) developed by the other party and (ii) of which such other party is the primary or exclusive user today or the anticipated primary or exclusive user in the future. Where the development costs have been shared, (i) we will enter into royalty-free cross licenses of certain intellectual property rights to ADP and certain of its subsidiaries and (ii) ADP and certain of its subsidiaries will enter into royalty-free cross licenses of certain intellectual property rights to us. In addition, the parties will grant to each other the option to acquire additional license rights to certain intellectual property at fair market value.

Employee Matters Agreement

We will enter into an agreement with ADP prior to the distribution pursuant to which certain employee benefits matters will be addressed, such as the treatment of ADP options held by our employees after the separation, and the treatment of SORP benefits for our management employees who participate in and have accrued benefits under the ADP SORP. The agreement will also, to the extent provided therein, delineate the benefit plans and programs in which our employees will participate following the separation. ADP shall remain responsible for the payment of all benefits under the ADP benefit plans.

Related Party Transactions

Transactions with ADP

After the distribution, we will be an independent, publicly owned company. For a discussion of transactions and arrangements between ADP and our company, see “— Agreements with ADP” in this section and Note 1 to our combined financial statements included elsewhere in this information statement. In addition, we will use human resources, payroll and benefits administration services provided by ADP in the ordinary course of its business to third party entities on terms and conditions we believe will be similar to those we could obtain from other providers of these services. ADP will continue to use our fulfillment and other services that we provide in the ordinary course of our business to third parties on terms and conditions we believe will be similar to those ADP could obtain from other providers of these services.

PRINCIPAL STOCKHOLDERS

As of the date hereof, all of the outstanding shares of our common stock are owned by ADP. After the distribution, ADP will own none of our common stock, except that ADP may be deemed to beneficially own shares of our common stock that it or its affiliates receive in the distribution in respect of ADP common stock held by them. ADP informed us that it disclaims all such beneficial ownership pursuant to Rule 13d-4 of the Securities Exchange Act. The following table provides information with respect to the anticipated beneficial ownership of our common stock by (i) each of our directors, (ii) each of our executive officers named in the Summary Compensation Table and (iii) all of our directors and executive officers as a group (including the named individuals). We do not know of any person who will be a beneficial owner of more than 5% of our outstanding common stock. We base the percentage of class amounts on each person’s beneficial ownership of ADP stock as of December 31, 2006 unless we indicate some other basis for the share amounts. Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the ADP stock shown as beneficially owned.

Name of Beneficial Owner	Number of Shares to be Owned(1)(2)	% of Class
Named Executive Officers and Directors
Arthur F. Weinbach	141,948	*
Richard J. Daly	24,216	*
John Hogan	14,646	*
Joseph Barra	4,266	*
Richard C. Berke	5,829	*
Leslie A. Brun	1,506	*
Richard J. Haviland	13,285	*
Alexandra Lebenthal	—	—
Stuart R. Levine	—	—
Thomas E. McInerney	—	—
Alan J. Weber	—	—
Directors and executive officers as a group (19 persons, including those directors and executive officers named above)	217,558	*

*	Indicates less than one percent.
(1)	Excludes shares that may be acquired upon the exercise of options issued by ADP that will be converted into options from us upon the distribution.
(2)	Based on beneficial ownership of ADP common stock as of December 31, 2006.

DESCRIPTION OF CAPITAL STOCK, CHARTER DOCUMENTS,

TRANSFER AGENT AND NYSE LISTING

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our restated certificate of incorporation and our by-laws, and are entirely qualified by these documents, which you must read for complete information on our capital stock, and which are included as exhibits to our registration statement of which this information statement is a part.

Distributions of Securities

In the past three years, we have not sold any securities that were not registered under the Securities Act. This includes sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

Common Stock

Shares Outstanding. At the time of the distribution we will be authorized to issue up to 650 million shares of common stock, par value $.01 per share.

Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.

Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock do not have cumulative voting rights. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board of Directors. It also means the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors.

Other Rights. In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock are not currently entitled to pre-emptive rights.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

At the time of the distribution we will be authorized to issue up to 25 million shares of preferred stock from time to time in one or more series and with such rights and preferences as determined by our Board of Directors with respect to each series.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law

Some provisions of Delaware law and our certificate of incorporation and by-laws could make the following more difficult:

•	acquisition of us by means of a tender offer,

•	acquisition of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Size of Board and Vacancies

Our by-laws provide that our Board of Directors will have one or more members, which number will be determined by resolution of our Board of Directors. Directors are elected at each annual meeting of stockholders by the vote of majority shares present. Any director may be removed at any time, with or without cause, upon the affirmative vote of holders of a majority of the outstanding shares of our stock. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, removal from office or other cause may be filled by the majority vote of our remaining directors in office, or by the sole remaining director, or by a majority vote of our stockholders at a special meeting called for that purpose. If at such special meeting no person nominated to fill the vacancy receives a majority of such votes, then such vacancy will be filled by the majority of remaining directors in office.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation eliminates the right of our stockholders to act by written consent following the distribution. Stockholder action must take place at the annual or a special meeting of our stockholders.

Stockholder Meetings

Under our by-laws, only our chairman, chief executive officer, and our Board of Directors may call special meetings of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

Delaware Anti-takeover Law

Upon the distribution, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting

Neither our certificate of incorporation nor by-laws provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company.

NYSE Listing

We have applied to list our shares of common stock on the New York Stock Exchange under the ticker symbol “BR.” We anticipate satisfying the distribution standards of the New York Stock Exchange prior to trading as of the original listing date of our shares of common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Immediately prior to the distribution, we will be converted into a Delaware corporation and be incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by Delaware law, we will include in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation and by-laws will provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The separation and distribution agreement is expected to provide for indemnification by our company of ADP and its directors, officers and employees for certain liabilities, including liabilities under the Securities Exchange Act of 1934, related to filings in connection with the distribution.

We intend to procure directors and officers liability insurance for the benefit of our directors and officers.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that ADP stockholders will receive in the distribution. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to our company and the distribution, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by the relevant reference.

After the distribution, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing combined financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public on the Internet on the SEC’s website at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference rooms in Washington, D.C. at 100 F Street N.E., Room 1580, Washington, D.C. 20549 and at the SEC’s regional offices in New York at 233 Broadway, New York, New York 10279 and in Chicago at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

We maintain an Internet site at www.broadridge.com. Our website and the information contained on that site, or connected to that site, are not incorporated into this information statement or the registration statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Automatic Data Processing, Inc.

Roseland, NJ

We have audited the accompanying combined balance sheets of the Brokerage Services Business of Automatic Data Processing, Inc. (the “Company”) as of June 30, 2006 and 2005, and the related combined statements of earnings, group equity, and cash flows for each of the three years in the period ended June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the combined financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” as revised, effective July 1, 2005.

As discussed in Note 1, the accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from corporate office items applicable to Automatic Data Processing, Inc. as a whole.

/s/    DELOITTE & TOUCHE LLP

New York, NY

December 18, 2006

Brokerage Services Business of Automatic Data Processing, Inc.

Combined Statements of Earnings

(In millions)

	Years ended June 30,
	2006	2005	2004
Revenues:
Services revenues	$1,876.8	$1,672.5	$1,495.9
Other	72.7	54.2	29.9

Total revenues	1,949.5	1,726.7	1,525.8
Interest expense from securities operations	16.2	9.6	—

Net revenues	1,933.3	1,717.1	1,525.8

Cost of net revenues	1,433.0	1,273.2	1,132.5
Selling, general and administrative expenses	195.9	168.5	142.0
Other expenses, net	1.7	1.5	0.9

	1,630.6	1,443.2	1,275.4

Earnings from continuing operations before income taxes	302.7	273.9	250.4
Provision for income taxes	122.2	107.5	104.2

Net earnings from continuing operations	180.5	166.4	146.2
(Loss) income from discontinued operations, net of (benefit) provision for income taxes of $(8.8), $(0.4) and $1.4 for the three years ended June 30, 2006, 2005 and 2004, respectively	(13.8)	(1.0)	1.1

Net earnings	$166.7	$165.4	$147.3

See notes to combined financial statements.

Brokerage Services Business of Automatic Data Processing, Inc.

Combined Balance Sheets

(In millions)

	June 30, 2006	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$50.1	$31.6
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	40.3	204.7
Accounts receivable, net	404.2	379.8
Securities clearing receivables	836.8	947.6
Other current assets	74.5	82.2
Assets of discontinued operations	—	36.2

Total current assets	1,405.9	1,682.1
Property, plant and equipment, net	80.7	75.4
Other non-current assets	111.3	107.0
Goodwill	480.4	492.1
Intangible assets, net	56.4	66.1

Total assets	$2,134.7	$2,422.7

Liabilities and Group Equity
Current liabilities:
Accounts payable	$78.4	$69.7
Accrued expenses and other current liabilities	172.9	170.5
Securities clearing payables	613.6	729.1
Deferred revenues	9.5	23.4
Notes payable to affiliated parties	115.9	65.2
Liabilities of discontinued operations	—	7.4

Total current liabilities	990.3	1,065.3
Other non-current liabilities	59.4	27.3
Deferred revenues	41.8	43.6

Total liabilities	1,091.5	1,136.2

Group equity:
Parent company’s net investment	998.0	1,269.3
Accumulated other comprehensive income	45.2	17.2

Group equity	1,043.2	1,286.5

Total liabilities and group equity	$2,134.7	$2,422.7

See notes to combined financial statements.

Brokerage Services Business of Automatic Data Processing, Inc.

Combined Statements of Group Equity

(In millions)

	Parent Company’s Net Investment	Comprehensive Income	Accumulated Other Comprehensive Income (Loss)
Balance at June 30, 2003	$718.8		$6.7
Net earnings	147.3	$147.3
Foreign currency translation adjustments		(2.8)	(2.8)

Comprehensive income		$144.5

Net contributions from (distributions to) Parent	(122.2)
Balance at June 30, 2004	743.9		3.9
Net earnings	165.4	$165.4
Foreign currency translation adjustments		13.3	13.3

Comprehensive income		$178.7

Net contributions from (distributions to) Parent	360.0
Balance at June 30, 2005	1,269.3		17.2
Net earnings	166.7	$166.7
Foreign currency translation adjustments		28.0	28.0

Comprehensive income		$194.7

Net contributions from (distributions to) Parent	(438.0)
Balance at June 30, 2006	$998.0		$45.2

See notes to combined financial statements.

Brokerage Services Business of Automatic Data Processing, Inc.

Combined Statements of Cash Flows

(In millions)

	Years ended June 30,
	2006	2005	2004
Cash Flows From Operating Activities
Net earnings	$166.7	$165.4	$147.3
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	48.2	45.6	43.1
Stock-based compensation expense	24.6	2.2	1.7
Amortization of other assets	26.1	23.5	20.7
Impairment of assets of discontinued operations business	18.6	—	—
Loss /(Gain) on sale of discontinued operations businesses, net of tax	—	1.3	(4.4)
Other	4.2	4.2	4.1
Operating activities of discontinued operations	1.7	(4.1)	5.8
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses:
Decrease (increase) in cash and securities segregated for regulatory purposes or deposited with clearing organizations	164.4	(179.8)	—
Increase in receivables and other assets	(52.1)	(26.7)	(38.4)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	28.4	47.1	(7.8)
Decrease in securities clearing receivables	110.8	1.3	—
Decrease in securities clearing payables	(115.5)	(70.8)	—

Net cash flows provided by operating activities	426.1	9.2	172.1

Cash Flows From Investing Activities
Capital expenditures	(34.6)	(33.3)	(34.9)
Purchases of intangibles	(6.1)	(5.5)	(44.8)
Purchase price adjustments and (acquisitions), net of cash acquired	12.4	(360.9)	(6.9)
Proceeds from the sale of businesses	7.5	0.1	20.5
Investing activities of discontinued operations	—	(1.1)	(0.4)

Net cash flows used in investing activities	(20.8)	(400.7)	(66.5)

Cash Flows From Financing Activities
Net proceeds from notes payable to parent and affiliates	50.7	39.8	14.5
Net (returns) advances of investments to parent and affiliates	(438.6)	357.8	(143.0)

Net cash flows (used in) provided by financing activities	(387.9)	397.6	(128.5)

Effect of exchange rate changes on cash and cash equivalents	0.2	0.3	0.1

Net change in cash and cash equivalents	17.6	6.4	(22.8)
Cash and cash equivalents, at beginning of year	32.5	26.1	48.9

Cash and cash equivalents, at end of year	50.1	32.5	26.1
Less cash and cash equivalents of discontinued operations, end of year	—	(0.9)	(2.5)

Cash and cash equivalents of continuing operations, end of year	$50.1	$31.6	$23.6

Supplemental disclosure of cash flow information:
Cash payments made for interest	$17.3	$11.0	$0.8
Cash payments made for income taxes	$2.8	$2.1	$2.3

See notes to combined financial statements.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements

(Tabular dollars in millions, except per share amounts)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

A. Proposed Spin-off. On August 1, 2006, the Board of Directors of Automatic Data Processing, Inc. (“ADP” or the “Parent”) approved the spin-off of its Brokerage Services Business (the “Company”) to its stockholders as an independent, publicly-traded company (the “Distribution”). The Company is comprised of both the Brokerage Services and Securities Clearing and Outsourcing Services segments of ADP. The Distribution is subject to a tax ruling by the Internal Revenue Service that would allow it to be tax-free to stockholders subject to U.S. Federal income taxes and various regulatory approvals. Immediately following the Distribution, ADP will no longer have a financial investment in the Company.

The Company expects to obtain initial debt funding of approximately $800.0 million and use the proceeds to declare and pay a dividend to ADP just prior to the Distribution. In addition, the Company and ADP will enter into several agreements providing for the separation of the companies and various existing governing relationships between the Company and ADP, including a Separation and Distribution Agreement, Tax Allocation Agreement, an Employee Matters Agreement, an Intellectual Property Transfer Agreement and a Data Center Outsourcing Services Agreement.

As of June 30, 2006, Broadridge Financial Solutions, LLC (“Broadridge”) had not commenced operations and did not have any assets or liabilities. Immediately prior to the distribution, all of the assets and liabilities of the Company will be transferred to Broadridge. Broadridge Financial Solutions, LLC will be converted to a Delaware corporation immediately prior to the distribution.

B. Description of Business. The Company is a global provider of investor communication, securities processing, and securities clearing and operations outsourcing solutions to the financial services industry. The Company classifies its operations into the following reportable segments:

•

Investor Communication Solutions — provides full-service investor communication services including internet delivery, personalized on-demand statements, trade confirmations, document fulfillment, content management and imaging, archival and workflow solutions that enable and enhance clients’ communications with investors; proxy statement and annual report distribution and processing; vote processing facilitation, regulatory distributions, tax reporting and corporate actions/reorganization solutions.

•

Securities Processing Solutions — provides advanced computerized real-time transaction processing services that automate the securities transaction cycle. Securities Processing Solutions’ products and services include productivity tools and portfolio management, order capture and execution, trade confirmation, settlement and accounting services.

•

Clearing and Outsourcing Solutions — provides securities clearing and settlement services which include matching, recording, and processing transaction instructions and then exchanging payments between counterparties. Securities clearing services enable clients to utilize the Company’s broker-dealer business to finance inventory and margin balances. Operations outsourcing allows brokers of all sizes to outsource the administrative functions of trade processing, from order entry to trade matching and settlement, while maintaining their ability to finance and capitalize their business.

C. Basis of Preparation. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements present the combined financial position and results of operations of the Company, which is under common control and common management by ADP. The historical financial results in the combined financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity. The combined financial statements included herein do not reflect any changes that may occur

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

in the financing and operations of the Company as a result of the Distribution. The Company is expected to have a capital structure different from the capital structure in the combined financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that the Company would have incurred as a separate, independent company. However, management believes that the combined financial statements include all adjustments necessary for a fair presentation of the business and all intercompany balances and transactions of the Company have been eliminated.

The combined financial statements combine the accounts of the Brokerage Services Business, which include the following entities owned directly or indirectly, by the Parent:

Name	Jurisdiction of Incorporation
ADP Financial Information Services, Inc.	Delaware
Global Trading Trf. Corp.	Delaware
ADP Investor Communications Corporation	Canada
Dataphile Software Limited	Canada
ADP Brokerage International, Ltd.	U.K.
ADP Wilco Inc.	New Jersey
ADP Wilco Ltd.	U.K.
ADP Wilco Asia Pacific Limited	Hong Kong
ADP Wilco Retail Systems	U.K.
Wilco Pty. Ltd.	Australia
ADP Wilco (Deutschland) Gmbh	Germany
ADP Wilco Czech Republic s.r.o.	Czech Republic
ICJ Inc.(1)	Japan
ADP Clearing and Outsourcing Services, Inc.	New York
Power Securities Systems, Inc.	Connecticut
ADP Output Services, Inc.	Delaware
ADP Investor Communications Services, Inc.	Delaware
Broadway, Inc.	Delaware
ADP Financial Information Services (Japan) Limited	Japan
ADP Hong Kong Ltd.	Hong Kong
ADP Information Services Limited	U.K.
ADP Comtrend Limited	U.K.
Elmbridge Financial Systems Ltd.	U.K.
Waveco Limited	U.K.
Synergo Limited	U.K.
Tarot Systems Limited	U.K.

(1)	This is a 50% subsidiary of the Company.

The accompanying historical financial statements reflect the assets, liabilities, revenues and expenses that were directly attributable to the Company as it was operated within ADP.

The combined financial statements include costs for facilities, functions and services used by the Company at shared ADP sites and costs for certain functions and services performed by centralized ADP organizations and directly charged to the Company based on usage. The expenses allocated to the Company for these services are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate,

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

independent entity and had otherwise managed these functions. The Company’s combined financial statements include the following transactions with ADP or its affiliates:

Overhead Expenses: The Combined Statements of Earnings of the Company include an allocation of certain general expenses of ADP and its affiliates, which were in support of the Company, including departmental costs for information technologies, travel, treasury, tax, internal audit, risk management, real estate, benefits and other corporate and infrastructure costs. The Company was allocated $10.2 million, $8.2 million and $7.3 million of these overhead costs related to ADP’s shared functions for the years ended June 30, 2006, 2005 and 2004, respectively, which are reported in selling, general and administrative expenses. These allocations were based on a variety of factors. The cost for information technology support is allocated based on the number of Company end users in relation to ADP’s total number of users. The allocation of the travel department costs is based on the estimated percentage of travel directly related to the Company. The allocation of the treasury department costs is a combination of an estimated percentage of support staff time and bank service charges that are directly related to the Company’s activities. The allocation of the internal audit department costs is based on the internal audit hours incurred for the Company in relation to ADP’s total internal audit hours. The allocation of the risk management department costs is based on the estimated percentage of insurance coverage for the Company in relation to ADP’s total insurance coverage. The allocation of the real estate department costs is based on the number of leased facilities for the Company managed by the Corporate real estate department in relation to ADP’s total leased facilities. All other allocations are based on an estimated percentage of support staff time related to the Company in comparison to ADP as a whole. Management believes that these allocations were made on a reasonable basis. Management estimates that the annualized incremental costs associated with operating as a stand-alone company would be approximately $30.0 million in each of the years presented.

Royalty Fees: The Combined Statements of Earnings include a trademark royalty fee charged by ADP to the Company based on revenues for licensing fees associated with the use of the ADP trademark. The Company was charged $36.1 million, $34.3 million and $30.0 million for the years ended June 30, 2006, 2005 and 2004, respectively, for such trademark royalty fees. The portion of the allocated costs that are reported as selling, general and administrative expenses are $35.0 million, $32.3 million and $30.0 million for the years ended June 30, 2006, 2005 and 2004, respectively. The portion of allocated costs that are reported within the loss (income) from discontinued operations are $1.1 million, $2.0 million and $0 for the years ended June 30, 2006, 2005 and 2004, respectively.

Services Received from Affiliated Companies: Certain systems development functions have been outsourced to an ADP shared services facility located in India. This facility provides services to the Company as well as to other ADP affiliates. The Company purchased $8.0 million of services from this facility in fiscal 2006. The charge for these services is included within cost of net revenues. Prior to fiscal 2006, this shared services facility was part of the Company. Prior to fiscal 2006, the Company allocated costs to ADP affiliates for services provided by this shared services facility. The Company allocated costs of $4.9 million and $0.8 million for these services for the years ended June 30, 2005 and 2004, respectively. The cost allocations reduce cost of revenues. Management believes that these charges were made on a reasonable basis.

Services Provided to Affiliated Companies: The Company has charged ADP and its affiliates for providing certain investor communication services and certain printing and distribution services. The Company recorded revenue of $19.3 million, $11.0 million and $6.1 million for these services for the years ended June 30, 2006, 2005 and 2004, respectively. The portion of this revenue that is reported within the loss from discontinued operations is $0.3 million, $3.1 million and $4.1 million for the years ended June 30, 2006, 2005 and 2004, respectively. Management believes that these charges were made on a reasonable basis.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

Notes Payable to Affiliated Parties: The amounts recorded in the combined financial statements as notes payable to affiliated parties represent amounts that are payable to affiliated parties under contractual arrangements. Interest expense on these transactions with affiliated companies is disclosed in Note 3.

Other Services: The Company receives other services from ADP and its affiliates including payroll processing services and the use of information technology software for recruiting employees. The Company is primarily charged at a fixed rate per employee per month for such payroll processing services. The charge for the use of information technology software for recruiting employees was based on the Company’s headcount in relation to ADP’s total headcount. Expense incurred for such services was $0.5 million, $0.5 million and $0.5 million for the years ended June 30, 2006, 2005 and 2004, respectively, and is included in the Combined Statements of Earnings in selling, general and administrative expenses.

Financing Arrangements with ADP: ADP manages and controls the treasury functions of the Company. Collections are swept by central treasury on a daily basis and ADP pays vendors, payroll, taxes and other disbursements on the Company’s behalf. Net contributions from (distributions to) ADP in the Combined Statements of Group Equity represents the excess of distributions to ADP over disbursements by ADP. Balances that have been recorded as notes payable to affiliated parties explained in Note 11 represent balances due where debt agreements exist and management intends to repay the balance. Amounts included in “Net contributions from (distributions to) Parent” include: (i) taxes paid by ADP on the Company’s behalf for the years ended June 30, 2006, 2005 and 2004 of $81.7 million, $107.6 million and $82.3 million, respectively, and (ii) as described above overhead expenses, royalty fees, services received from and provided to affiliated companies and other services totaling $35.5 million, $27.1 million, and $30.9 million for the years ended June 30, 2006, 2005 and 2004, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from these estimates.

B. Revenue Recognition. The Company’s revenues are primarily generated from fees for providing services. Revenues are recognized for the three reportable segments as follows:

•

Investor Communication Solutions — Revenues are generated from processing and distributing investor communications as well as vote processing and tabulation. The Company typically makes agreements with clients to provide services on a fee for service basis. Fees received from the rendering of services are recognized as revenue in the period in which the services have been provided and when collectibility is reasonably assured.

•

Securities Processing Solutions — Revenues are generated from fees for transaction processing. Client service agreements often include up-front consideration as well as a recurring fee for transaction processing. In accordance with SEC Staff Accounting Bulletin No. 104 “Revenue Recognition” and EITF 00-21 “Revenue Arrangements with Multiple Deliverables,” up-front implementation fees are deferred and recognized on a straight-line basis over the longer of the respective service term of the contract or the expected customer relationship period which commences after client acceptance when the processing term begins. Fees received from processing services are recognized as revenue in the period in which the services have been rendered and when collectibility is reasonably assured.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

•

Clearing and Outsourcing Solutions — Revenues generated from clearing and settlement activities are typically charged per transaction and recognized on a trade date basis. Revenues generated from outsourcing services are recognized based on fixed monthly fees in accordance with the respective contractual agreement.

C. Other Revenues and Interest Expense from Securities Operations. Other revenues includes $31.0 million, $30.9 million and $29.9 million for the three years ended June 30, 2006, 2005 and 2004, respectively, for software maintenance and license fees related to the Securities Processing Solutions segment.

Other revenues also includes interest income related to the Clearing and Outsourcing Solutions segment resulting from customer margin financing and securities-borrowed transactions that is recognized on a settlement date basis. Interest income included in other revenues totaled $41.7 million and $23.3 million for the two years ended June 30, 2006 and 2005, respectively.

Interest expense from securities operations includes interest incurred on securities loaned transactions and customer credit balances.

D. Cash and Cash Equivalents. Investment securities with a maturity of 90 days or less at the time of purchase are considered cash equivalents. U.S. Treasury bills which were deposited with clearing organizations are not considered to be cash equivalents.

E. Cash and Securities Segregated for Regulatory Purposes or Deposited with Clearing Organizations. The Company’s securities that are segregated for regulatory purposes or deposited with clearing organizations are recorded at market value with unrealized gains and loss included in revenues. These securities have been either pledged as collateral to exchanges and clearinghouses or segregated for the exclusive benefit of our Clearing and Outsourcing Solutions’ clients to meet regulatory requirements.

F. Property, Plant and Equipment. Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of the improvements. The estimated useful lives of assets are primarily as follows:

Equipment	3 to 5 years
Buildings	10 years
Furniture and fixtures	3 to 7 years

G. Securities Clearing Receivables and Payables. Securities Clearing Receivables and Payables include the following components:

Securities borrowed and loaned — Securities borrowed and loaned are recorded based on the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash with the lender. The Company takes possession of securities borrowed, monitors the market value of both securities borrowed and securities loaned and obtains additional collateral as appropriate.

Receivables from and payables to brokers, dealers and clearing organizations — Receivables from brokers and dealers primarily consist of securities failed to deliver, receivables from correspondents and deposits held at clearing organizations. Payables to brokers and dealers primarily consist of securities failed to receive and payables to correspondents. Receivables from and payables to brokers and dealers are short-term in nature, and accordingly, their carrying amounts are a reasonable estimate of fair value.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

H. Clearing Customer Securities Transactions. Clearing customer securities transactions are recorded on a settlement date basis, which is generally three business days after trade date. Receivables from and payables to customers include amounts related to securities transactions. The value of securities owned by customers collateralizing their balances due to the Company is not reflected in the accompanying Combined Balance Sheets. Costs related to customers securities transactions, including brokerage and exchange fees are recognized as incurred. The Company shares a portion of the margin interest revenue with its correspondent broker-dealers. Accordingly, the Company recognizes such revenue on a net basis in net revenues in the Combined Statements of Earnings.

I. Deferred Client Conversion Costs. Direct costs that are incurred to setup or convert a client’s systems to function with the Company’s technology are generally deferred and recognized on a straight-line basis which commences after client acceptance when the processing term begins. To the extent our deferred costs exceed our related implementation fees, such excess costs are amortized over the service term of the contract. Deferred costs up to the amount of the related implementation fees are recognized over the longer of the respective service term of the contract or expected customer relationship period. These capitalized costs are reflected in other non-current assets in the Combined Balance Sheets.

J. Goodwill and Other Intangible Assets. The Company accounts for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which states that goodwill and intangible assets with indefinite useful lives should not be amortized, but instead tested for impairment at least annually at the reporting unit level. If an impairment exists, a write-down to fair value (primarily measured by discounting estimated future cash flows) is recorded. Intangible assets with finite lives are amortized primarily on a straight-line basis over their estimated useful lives and are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”).

K. Impairment of Long-Lived Assets. In accordance with SFAS No. 144, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

L. Foreign Currency Translation. The net assets of the Company’s foreign subsidiaries are translated into U.S. dollars based on exchange rates in effect at the end of each period, and revenues and expenses are translated at average exchange rates during the periods. Currency transaction gains or losses, which are included in other expenses, are immaterial for all periods presented. Gains or losses from balance sheet translation are included in group equity within accumulated other comprehensive income on the Combined Balance Sheets.

M. Stock-Based Compensation. As an operating unit of ADP, certain employees of the Company (a) have been granted stock options to purchase common shares of ADP’s stock, (b) have been granted restricted stock under which shares of common stock have been sold to the employees for nominal consideration, and (c) participate in ADP’s stock purchase plan under which employees have the ability to purchase shares of common stock at 85% of the market value at the date the purchase price for the offering is determined.

As further discussed in Note 13, ADP adopted SFAS No. 123R “Share-Based Payment” (“SFAS No. 123R”), effective July 1, 2005, using the modified prospective method. Accordingly, prior period amounts have not been restated. The adoption of this standard requires the measurement of stock-based compensation

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

expense based on the fair value of the award on the date of grant. Prior to July 1, 2005, ADP followed Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations. Under APB No. 25, no stock-based compensation expense was recognized related to ADP’s stock option program and employee stock purchase plan, as all options granted under the stock option program had an exercise price equal to the market value of the underlying common stock on the date of grant and, with respect to the employee stock purchase plan, the discount did not exceed fifteen percent.

N. Internal Use Software. Expenditures for major software purchases and software developed or obtained for internal use are capitalized and amortized over a three- to five-year period on a straight-line basis. For software developed or obtained for internal use, the Company capitalizes costs in accordance with the provisions of Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company’s policy provides for the capitalization of external direct costs of materials and services associated with developing or obtaining internal use computer software. In addition, the Company also capitalizes certain payroll and payroll-related costs for employees who are directly associated with internal use computer software projects. The amount of capitalizable payroll costs with respect to these employees is limited to the time directly spent on such projects. Costs associated with preliminary project stage activities, training, maintenance and all other post-implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.

O. Computer Software to be Sold, Leased or Otherwise Marketed. The Company capitalizes certain costs of computer software to be sold, leased or otherwise marketed in accordance with the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” The Company’s policy provides for the capitalization of all software production costs upon reaching technological feasibility for a specific product. Technological feasibility is attained when software products have a completed working model whose consistency with the overall product design has been confirmed by testing. Costs incurred prior to the establishment of technological feasibility are expensed as incurred. The establishment of technological feasibility requires considerable judgment by management and in many instances is only attained a short time prior to the general release of the software.

P. Income Taxes. The Company’s operations are included in separate income tax returns filed with the appropriate taxing jurisdictions, except for U.S. federal and certain state and foreign jurisdictions in which the Company’s operations are included in the income tax returns of the Parent or an affiliate.

The provision for income taxes is computed as if the Company filed on a combined stand-alone or separate tax return basis, as applicable. The provision for income taxes does not reflect the Company’s inclusion in the tax returns of the Parent or an affiliate. Certain income taxes of the Company are paid by the Parent or an affiliate on behalf of the Company. The payment of income taxes by the Parent or affiliate on behalf of the Company is recorded within group equity on the Combined Balance Sheets.

Deferred income taxes and related tax expense have been recorded by applying the asset and liability approach to the Company as if it was a separate taxpayer. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the combined financial statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax bases of the particular assets and liabilities, using enacted tax rates and laws in effect for the years in which the differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

Q. Recently Issued Accounting Pronouncements. In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The requirements of SAB 108 are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company will adopt SAB 108 during fiscal 2007 and is currently evaluating the effect that the adoption will have on its results of operations and financial condition.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). This statement would require a company to (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and (c) recognize changes in the funded status of a defined postretirement plan in the year in which the changes occur (reported in comprehensive income). The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The Company plans to include the effect of adopting SFAS No. 158 in its Form 10-K for the year ending June 30, 2007 and is currently assessing the impact of adoption. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, which the Company does not believe will have a material impact on its results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have, if any, on its results of operations and financial condition.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 applies to all tax positions accounted for under SFAS No. 109 and defines the confidence level that a tax position must meet in order to be recognized in the financial statements. The interpretation requires that the tax effect of a position be recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If a tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are to be recognized. FIN 48 requires additional annual disclosures and is effective as of the beginning of the first fiscal year beginning after December 15, 2006. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its combined results of operations and financial condition.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”), which changes the requirements for the accounting and reporting of a change in accounting principle and error corrections. SFAS No. 154 applies to all voluntary changes in accounting principle, as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on July 1, 2006 and will apply its provisions on a prospective basis when applicable. The adoption of SFAS No. 154 did not have an impact on the Company’s financial position, results of operations or cash flows.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

In March 2005, the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations an interpretation of SFAS No. 143” (“FIN 47”). FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation in the period in which it is incurred if the liability’s fair value can be reasonably estimated. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Conditional Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 as of June 30, 2006 did not have a material impact on the Company’s financial position, results of operations or cash flows.

R. Fair Value of Financial Instruments. Substantially all of the financial instruments of the Company are carried at market or fair values, or at carrying amounts that approximate fair values because of the short maturity of the instruments.

S. Advertising Costs. Advertising costs are expensed at the time the advertising takes place. Selling, general and administrative expenses include advertising costs of $1.8 million, $1.8 million and $1.6 million for the years ended June 30, 2006, 2005 and 2004, respectively.

NOTE 3. OTHER EXPENSES, NET

Other expenses, net consists of the following:

	Years ended June 30,
	2006	2005	2004
Interest expense on notes payable to affiliated parties	$1.7	$1.5	$0.7
Interest income	(0.7)	(0.1)	(0.1)
Foreign exchange (gain) loss	0.5	(0.2)	0.2
Other	0.2	0.3	0.1

Other expenses, net	$1.7	$1.5	$0.9

NOTE 4. ACQUISITIONS AND DIVESTITURES

Assets acquired and liabilities assumed in business combinations were recorded on the Company’s Combined Balance Sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Company have been included in the Company’s Combined Statements of Earnings since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill. In certain circumstances, the allocations of the excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when the Company receives final information, including appraisals and other analyses.

The Company acquired one business in the Investor Communication Solutions segment in fiscal 2006 for $3.0 million. This acquisition resulted in approximately $0.9 million of goodwill. Intangible assets acquired, which totaled approximately $1.5 million, consist of customer contracts that are being amortized over a life of 10 years. This acquisition was not material to the Company’s operations, financial position or cash flows.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

The Company acquired the U.S. Clearing and Broker-Dealer Services divisions of Bank of America Corporation (“U.S. Clearing and Broker-Dealer Business”), in fiscal 2005 for approximately $359.6 million, net of cash acquired. A $15.4 million payment from the seller representing a purchase price adjustment was received in fiscal 2006 reducing the purchase price to $344.2 million, net of cash acquired. This acquisition resulted in approximately $110.4 million of goodwill after the purchase price adjustment. Intangible assets acquired, which totaled approximately $28.1 million, consist of software and customer contracts that are being amortized over a life of 3 years and 10 years, respectively. The U.S. Clearing and Broker-Dealer Business provides third-party clearing operations. The Company formed the Clearing and Outsourcing Solutions segment to report the results of the acquired business. The acquisition of the U.S. Clearing and Broker-Dealer Business enables the Company to provide execution, clearing, and customer financing (such as margin lending); securities borrowing to facilitate customer short sales to clearing clients; and outsourcing services for a variety of clearing and custody-related functions. The business is now incorporated as ADP Clearing and Outsourcing Services, Inc. (“ADPCOS”).

In fiscal 2006, the Company completed a series of transactions to divest its financial print businesses. In fiscal 2004, the Company completed the sale of its treasury processing solutions business. These divestitures are discussed further in Note 5.

NOTE 5. DISCONTINUED OPERATIONS

On January 20, 2006, the Company completed a series of transactions to divest its financial print businesses. The financial print businesses were part of the Company’s Investor Communication Solutions segment. The Company has classified the results of operations of the financial print businesses as discontinued operations. The Company divested these businesses for $7.5 million, $0.1 million and $0.8 million in fiscal 2006, 2005 and 2004, respectively. The Company recorded an impairment charge of $18.6 million in fiscal 2006 in order to reflect the assets of this business at fair value in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company recorded losses on disposal of these businesses of $1.3 million and $6.5 million in fiscal 2005 and 2004, respectively. The impairment charge and the losses on disposal are included in the losses from discontinued operations on the Combined Statements of Earnings.

In fiscal 2004, the Company sold its treasury processing solutions business for $19.7 million. This business was a part of the Securities Processing Solutions segment. The Company has classified the results of operations of this business as discontinued operations. The Company recorded a gain on sale of $10.9 million which is included in the losses from discontinued operations on the Combined Statements of Earnings.

Operating results of these discontinued operations were as follows:

	Years ended June 30,
	2006	2005	2004
Revenues	$46.6	$104.1	$144.4

Losses before income taxes from discontinued operations	(22.6)	(0.1)	(1.9)
Income tax benefit	8.8	—	0.4

Net losses from operations of discontinued businesses	(13.8)	(0.1)	(1.5)
Net (loss) income on disposal of discontinued operations, net of (benefit) provision for income taxes of $(0.4) and $1.8 at June 30, 2005 and 2004, respectively	—	(0.9)	2.6

Net (loss) income from discontinued operations	$(13.8)	$(1.0)	$1.1

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

The following are the major classes of assets and liabilities related to the discontinued operations as of June 30, 2005:

Assets:
Cash	$0.9
Accounts receivable, net	16.8
Property, plant and equipment, net	13.4
Other assets	5.1

Total	$36.2

Liabilities:
Accounts payable	$4.2
Accrued expenses	3.2

Total	$7.4

NOTE 6. CASH AND SECURITIES SEGREGATED FOR REGULATORY PURPOSES OR DEPOSITED WITH CLEARING ORGANIZATIONS

The Company’s trading securities include $40.3 million and $27.9 million at June 30, 2006 and 2005, respectively that have been pledged as collateral to exchanges and clearinghouses. Additionally, at June 30, 2005, $176.8 million of trading securities have been segregated for the exclusive benefit of our Clearing and Outsourcing Solutions’ clients to meet regulatory requirements. All securities consisted of U.S. Treasury bills.

NOTE 7. ACCOUNTS RECEIVABLE, NET

Accounts receivable is net of an allowance for doubtful accounts of $3.1 million and $4.8 million at June 30, 2006 and 2005, respectively.

NOTE 8. SECURITIES CLEARING RECEIVABLES AND PAYABLES

Securities clearing receivables and payables consist of the following:

	June 30,
	2006	2005
Receivables:
Clearing customers	$552.0	$472.0
Securities borrowed	100.7	122.3
Broker-dealers and other	63.3	147.1
Clearing organizations	27.7	87.0
Securities failed to deliver	93.1	119.2

Total	$836.8	$947.6

Payables:
Clearing customers	$449.7	$454.1
Securities loaned	5.8	117.7
Broker-dealers and other	90.8	113.2
Securities failed to receive	67.3	44.1

Total	$613.6	$729.1

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

Securities failed to deliver and failed to receive represent the contract value of securities that have not been delivered or received as of the settlement date. Securities failed to receive transactions are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed to receive, the Company may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

Under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, the Company is required to disclose the market value of collateral received under stock borrow, customer and non-customer agreements which it has the ability to sell or repledge and the amount of collateral that has been pledged or resold. As of June 30, 2006, the Company has received collateral and securities primarily in connection with customer margin loans, securities borrowed and correspondent accounts with a market value of approximately $5,178.9 million which it can sell or repledge. Of this amount, approximately $283.7 million has been pledged or sold as of June 30, 2006 in connection with securities loaned, street-side settlement and deposits with clearing organizations. As of June 30, 2005, the Company received collateral and securities primarily in connection with customer margin loans, securities borrowed and correspondent accounts with a market value of approximately $1,477.5 million which it can sell or repledge. Of this amount, approximately $571.8 million had been pledged or sold as of June 30, 2005 in connection with securities loaned, street-side settlement and deposits with clearing organizations.

Concurrent with the acquisition of the U.S. Clearing and Broker-Dealer Business by ADP, the Company’s management formulated a plan to restructure the business. In accordance with Emerging Issues Task Force issue 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, certain costs related to the plan were recognized as assumed liabilities, consisting primarily of facilities leases, relocation costs and severance costs. Additionally, the Company took a charge related to involuntary employee termination benefits unrelated to the acquisition. A roll forward of these restructuring reserves from June 30, 2005 to June 30, 2006 is as follows:

	Severance Costs	Facilities Costs	Other Costs	Total
Balance as of June 30, 2005	$6.1	$10.2	$0.9	$17.2
Change in estimates	1.6	0.8	0.4	2.8
Utilization — Year Ended June 30, 2006	(6.6)	(1.9)	(0.4)	(8.9)

Balance as of June 30, 2006	$1.1	$9.1	$0.9	$11.1

NOTE 9. PROPERTY, PLANT AND EQUIPMENT, NET

Depreciation and amortization expense for property, plant and equipment was $29.3 million, $24.5 million and $24.0 million for the three years ended June 30, 2006, 2005 and 2004, respectively. Property, plant and equipment at cost and accumulated depreciation at June 30, 2006 and 2005 are as follows:

	June 30,
	2006	2005
Property, plant and equipment:
Land and buildings	$2.8	$2.8
Equipment	158.6	169.0
Furniture, leaseholds and other	144.3	134.5

	305.7	306.3
Less: Accumulated depreciation	(225.0)	(230.9)

Property, plant and equipment, net	$80.7	$75.4

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

NOTE 10. GOODWILL AND INTANGIBLE ASSETS, NET

Changes in goodwill for the fiscal year ended June 30, 2006 and 2005 are as follows:

	Investor Communication Solutions	Securities Processing Solutions	Clearing and Outsourcing Solutions	Total
Balance as of June 30, 2004	$260.6	$105.0	$—	$365.6
Additions	1.3	91.7	32.8	125.8
Cumulative translation adjustments	—	0.7	—	0.7

Balance as of June 30, 2005	261.9	197.4	32.8	492.1
Additions	0.9	—	—	0.9
Purchase price adjustments	—	(11.8)	(4.2)	(16.0)
Fair value adjustments	—	—	1.8	1.8
Cumulative translation adjustments	—	1.6	—	1.6

Balance as of June 30, 2006	$262.8	$187.2	$30.4	$480.4

The acquisition of the U.S. Clearing and Broker-Dealer Services divisions of Bank of America Corporation resulted in approximately $110.4 million of goodwill. $80.0 million of the goodwill recognized as a result of this acquisition was allocated to the Securities Processing Solutions segment as this segment is expected to benefit from a significant portion of the synergies from this transaction.

The purchase price adjustments in 2006 for the Securities Processing Solutions and the Clearing and Outsourcing Solutions segment primarily represent a payment from the seller, based on resolution of certain provisions of the purchase agreement. Fair value adjustments primarily represent updated estimates of assumed liabilities.

During fiscal 2006, 2005 and 2004, the Company performed the required impairment tests of goodwill and determined that there was no impairment.

Components of intangible assets are as follows:

	June 30,
	2006			2005
	Original Cost	Accumulated Amortization	Intangible Assets, net	Original Cost	Accumulated Amortization	Intangible Assets, net
Software and software licenses	$182.2	$(150.0)	$32.2	$180.4	$(138.5)	$41.9
Customer contracts and lists	42.1	(18.8)	23.3	39.0	(15.1)	23.9
Other intangibles	1.5	(0.6)	0.9	0.8	(0.5)	0.3

	$225.8	$(169.4)	$56.4	$220.2	$(154.1)	$66.1

Other intangibles consist primarily of purchased rights, covenants, patents and trademarks (acquired directly or through acquisitions). All of the intangible assets have finite lives and, as such, are subject to amortization. The weighted average remaining useful life of the intangible assets is 3 years (2 years for software and software licenses, 9 years for customer contracts and lists, and 1 year for other intangibles). Amortization of intangibles totaled $18.9 million, $21.2 million and $19.1 million for fiscal 2006, 2005 and 2004, respectively. Estimated amortization expenses of the Company’s existing intangible assets for the next five fiscal years are as follows:

2007	$18.3
2008	14.7
2009	3.9
2010	3.0
2011	3.0

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

NOTE 11. NOTES PAYABLE TO AFFILIATED PARTIES

At June 30, 2006, the Company’s ADPCOS subsidiary had a subordinated loan payable of $65.0 million under a $250.0 million revolving cash subordination agreement with the Parent, the components of which are as follows:

Principal	Interest Rate	Maturity	Interest Expense Year Ended June 30, 2006	Fair Value
$30.0	0%	June 6, 2016	—	$16.6
$35.0	Fed Funds + 85 bps	June 6, 2016	$1.3	$35.0

Fair value of the non-interest bearing loan was estimated using an assumed interest rate of 6.01%, discounted back from the maturity date.

This loan is subordinated to the claims of general creditors of ADPCOS and has been approved as regulatory capital and, accordingly, is included as regulatory capital in computing ADPCOS’ net capital under Rule 15c3-1(see Note 12).

The interest expense on this loan is shown as a reduction of revenues in the Combined Statements of Earnings.

The following is a listing of all notes payable to affiliates including those discussed above:

Type of Issue	Interest Rate	Original Date of Maturity	June 30,
			2006	2005
Notes payable denominated in a foreign currency:
Note payable to affiliate	0.75%	3/13/08	$2.6	$—
Note payable to affiliate	3.25%	5/21/06	—	2.8
Note payable to affiliate	5.70%	3/20/08	2.3	—
Note payable to affiliate	0.00%		31.8	18.2

			36.7	21.0

Notes payable denominated in US dollars:
Note payable to affiliate	3.45%	1/20/07	14.2	14.2
Note payable to affiliate	0.00%	6/6/16	30.0	30.0
Note payable to affiliate	Fed Funds + 85 bps	6/6/16	35.0	—

			79.2	44.2

Total notes payable to affiliated parties			$115.9	$65.2

Notes payable to affiliates are to be repaid prior to the spin-off date. Accordingly, they have been classified as current liabilities on the Combined Balance Sheets.

Interest expense on notes payable to affiliates was $1.7 million, $1.5 million and $0.7 million for the years ended June 30, 2006, 2005 and 2004, respectively, and is reported in other expenses, net in the Combined Statements of Earnings.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

NOTE 12. REGULATORY REQUIREMENTS

As a registered broker-dealer and member of the NYSE, ADPCOS is subject to the Uniform Net Capital Rule 15c3-1 of the Securities Exchange Act of 1934 (“Rule 15c3-1”). ADPCOS computes its net capital under the alternative method permitted by Rule 15c3-1, which requires ADPCOS to maintain minimum net capital equal to the greater of $1.5 million or 2% of aggregate debit items arising from customer transactions. The NYSE may require a member firm to reduce its business if its net capital is less than 4% of aggregate debit items, or may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit items. At June 30, 2006, ADPCOS had net capital of $224.0 million, which was approximately 30.72% of aggregate debit items and exceeded the minimum requirements by $209.4 million.

ADPCOS is also subject to Rule 15c3-3 of the Securities Exchange Act of 1934 (“Rule 15c3-3”). At June 30, 2006, there were no requirements for funds or securities to be segregated in a special reserve account for either the benefit of customers or proprietary accounts of introducing broker-dealers, in accordance with Rule 15c3-3.

On November 1, 2004 ADPCOS purchased 142.8571 series A common shares of CAPCO Holdings, Inc. (“CAPCO”) to gain access to the Securities Investor Protection Corporation (“SIPC”) excess bond for customer asset protection that is furnished by CAPCO. The excess SIPC bond provides for unlimited insurance coverage and is a standard term in the clearing agreements that ADPCOS offers to its correspondents. Under the terms of the excess SIPC bond, ADPCOS is required to maintain net capital of $200.0 million as defined under the Uniform Net Capital Rule 15c3-1 of the Securities Exchange Act of 1934 (“Rule 15c3-1”). ADPCOS paid $5.0 million for the purchase of CAPCO shares and contributed them to the Company. The investment is included in other assets in the Combined Balance Sheets.

NOTE 13. STOCK-BASED COMPENSATION

As discussed in Note 2, effective July 1, 2005, ADP adopted SFAS No. 123R utilizing the modified prospective method. Accordingly, prior period amounts have not been restated. SFAS No. 123R requires the measurement of stock-based compensation expense based on the fair value of the award on the date of grant. Under the modified prospective method, the provisions of SFAS No. 123R apply to all awards granted or modified after the date of adoption. In addition, the unrecognized expense of awards not yet vested at the date of adoption, determined under the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), will be recognized in net earnings in the periods after the date of adoption. As an operating unit of ADP, certain employees of the Company are eligible to participate in ADP’s stock-based compensation programs primarily consisting of the following:

•

Stock Options. Stock options are granted to employees at exercise prices equal to the fair market value of ADP’s common stock at the dates of grant. Stock options are issued under a grade vesting schedule and, generally vest ratably over five years and have a term of 10 years. Compensation expense for stock options is recognized over the requisite service period for each separately vesting portion of the stock option award. In fiscal 2005, ADP reduced the amount of stock options issued by approximately one-third.

•

Employee Stock Purchase Plan. Prior to November 2005, ADP offered an employee stock purchase plan that allowed eligible employees to purchase shares of common stock at 85% of the lower of market value as of the date the purchase price for an offering was determined or as of the end of such offering. In November 2005, ADP revised the employee stock purchase plan offering beginning on January 1, 2006, whereby eligible employees can purchase shares of common stock at 85% of the market value at the date the purchase price for the offering is determined. Compensation expense for the employee stock purchase plan is recognized over the vesting period of 24 months on a straight-line basis.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

•

Restricted Stock. ADP has a restricted stock program under which shares of common stock have been sold at par value to certain key employees. These shares are restricted as to transfer and in certain circumstances must be resold to ADP at the original purchase price. Stock compensation expense relating to the issuance of restricted stock is recorded over the period during which the transfer restrictions exist, which is up to five years from the date of grant. The value of ADP’s restricted stock, based on market prices, is recognized as compensation expense over the restriction period on a straight-line basis.

The Company’s stock-based compensation expense of $24.6 million, $2.2 million and $1.7 million was recognized in earnings from continuing operations in fiscal 2006, 2005 and 2004, respectively, as well as related tax benefits of $7.5 million, $0.9 million, and $0.7 million, respectively:

	Years ended June 30,
	2006	2005	2004
Cost of net revenues	$14.8	$—	$—
Selling, general and administrative expenses	9.8	2.2	1.7

Total stock-based compensation expense included in earnings from continuing operations before income taxes	24.6	2.2	1.7
Total stock-based compensation expense included in earnings from discontinued operations before income taxes	0.7	—	—

Total stock-based compensation expense	$25.3	$2.2	$1.7

Total stock-based compensation expense included in earnings from continuing operations before income taxes includes expenses related to restricted stock awards of $2.4 million, $2.2 million and $1.7 million within selling, general and administrative expenses in fiscal 2006, 2005 and 2004, respectively. As of June 30, 2006, the Company’s total remaining unrecognized compensation cost related to non-vested stock options, the employee stock purchase plan and restricted stock awards amounted to $25.5 million, $2.7 million and $16.9 million respectively, which will be amortized over the weighted-average remaining requisite service period of 1.3 years, 0.7 years and 1.6 years, respectively.

A summary of changes of stock option activity under the ADP stock option plans for the Company’s employees for the three fiscal years ended June 30, 2006 is as follows:

	Number of Options (in thousands)			Weighted Average Price (in dollars)
	Years ended June 30,
	2006	2005	2004	2006	2005	2004
Options outstanding, beginning of year	11,199	11,050	9,884	$42	$41	$40
Options granted	1,300	1,402	2,736	$44	$43	$41
Options exercised	(1,230)	(617)	(670)	$30	$27	$24
Options canceled	(873)	(636)	(900)	$46	$45	$46

Options outstanding, end of year	10,396	11,199	11,050	$43	$42	$41

Options exercisable, end of year	6,008	6,066	5,360	$44	$41	$39

The aggregate intrinsic value of the Company’s stock options outstanding as of June 30, 2006 was $36.7 million and the aggregate intrinsic value for stock options exercised during fiscal 2006 was $18.5 million.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

Summarized information about stock options outstanding under the ADP stock option plans for the Company’s employees as of June 30, 2006 is as follows:

	Outstanding			Exercisable
Exercise Price Range	Number of Options (in thousands)	Remaining Life (in years)	Weighted Average Price (in dollars)	Number of Options (in thousands)	Weighted Average Price (in dollars)
Under $15	—	—	$—	—	$—
$15 to $25	121	0.6	$23	121	$23
$25 to $35	1,397	4.7	$32	1,059	$31
$35 to $45	5,682	6.9	$42	2,289	$42
$45 to $55	2,592	5.7	$49	1,938	$50
Over $55	604	4.1	$60	601	$60

As noted above, as an operating unit of ADP, certain employees of the Company participate in ADP’s stock purchase plan under which employees have the ability to purchase shares of common stock at 85% of the market value at the date the purchase price for the offering is determined. During fiscal 2006, 293 thousand shares of ADP stock were issued to the Company’s employees in connection with their participation in the employee stock purchase plan offering that vested on December 31, 2005. Approximately 408 thousand and 344 thousand shares are scheduled for issuance for the employee stock purchase plan offerings that vest on December 31, 2006 and 2007, respectively. The Company’s employees were issued approximately 65 thousand shares of ADP restricted stock during fiscal 2006.

The following table illustrates the effect on net earnings from continuing operations if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for periods prior to adoption of SFAS No. 123R.

	Years ended June 30,
	2005	2004
Net earnings from continuing operations, as reported	$166.4	$146.2
Add: Stock-based employee compensation expense included in reported net earnings from continuing operations, net of related tax effects	1.3	1.1
Deduct: Total stock-based employee compensation expense determined using the fair value-based method for all awards, net of related tax effects	(19.9)	(19.4)

Pro forma net earnings from continuing operations	$147.8	$127.9

The fair value of each stock option issued prior to January 1, 2005 was estimated on the date of grant using a Black-Scholes option-pricing model. For stock options issued on or after January 1, 2005, the fair value of each stock option was estimated on the date of grant using a binomial option-pricing model. The binomial option-pricing model considers a range of assumptions related to volatility, dividend yield, risk-free interest rate and employee exercise behavior. Expected volatilities utilized in the binomial option-pricing model are based on a combination of implied market volatilities, historical volatility of ADP’s stock price and other factors. Similarly, the dividend yield is based on ADP’s historical experience and expected future changes. The risk-free rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The binomial option-pricing model also incorporates exercise and forfeiture assumptions based on an analysis of historical data. The expected life of the stock option grants is derived from the output of the binomial option-pricing model and represents the period of time that options granted are expected to be outstanding.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

The fair value for these instruments was estimated at the date of grant with the following assumptions:

	Years ended June 30,
	2006	2005	2004
Risk-free interest rate	4.0% - 4.6%	2.1% - 4.2%	2.0% - 4.5%
Dividend yield	1.4% - 1.7%	1.2% - 1.4%	0.9% - 1.1%
Volatility factor	17.1% -24.7%	26.2% -29.2%	29.0% -31.0%
Expected life (in years):
Stock options	5.5 - 5.6	5.5 - 6.5	6.5
Stock purchase plans	2.0	2.0	2.0
Weighted average fair value (in dollars):
Stock options	$11.34	$10.87	$14.05
Stock purchase plans	$ 9.76	$12.66	$11.95

NOTE 14. EMPLOYEE BENEFIT PLANS

A. Defined Benefit Pension Plans. Certain employees of the Company are covered by ADP’s domestic defined benefit plans. In addition, certain employees of the Company are part of ADP’s Supplemental Officer Retirement Plan (“SORP”). The SORP is a defined benefit plan pursuant to which ADP will pay supplemental pension benefits to certain key officers upon retirement based upon the officers’ years of service and compensation. Liabilities and assets related to these plans will remain with the Parent. Domestic pension expense allocated to the Company for the years ended June 30, 2006, 2005 and 2004 was $3.0 million, $2.3 million and $1.1 million, respectively. SORP expense allocated to the Company for the years ended June 30, 2006, 2005 and 2004 was $0.5 million, $0.3 million and $0.4 million, respectively.

B. Defined Contribution Savings Plans. ADP has defined contribution plans that cover most of its domestic employees. This 401(k) plan provides company matching under various formulas. The costs allocated to the Company for the domestic associates for the years ended June 30, 2006, 2005 and 2004 were $4.9 million, $4.1 million, and $3.2 million, respectively.

The Company’ foreign subsidiaries have defined contribution plans that cover certain international employees. These retirement savings-type plans provide company matching under various formulas. The Company’s match amounted to approximately $1.5 million, $1.4 million and $1.5 million for the years ended June 30, 2006, 2005 and 2004, respectively.

NOTE 15. INCOME TAXES

The Company’s operations are included in separate income tax returns filed with the appropriate taxing jurisdictions, except for U.S. federal and certain state, local and foreign jurisdictions in which the Company’s operations are included in the income tax returns of the Parent or an affiliate.

The provision for income taxes on earnings from continuing operations is computed as if the Company filed on a combined stand-alone or separate tax return basis, as applicable. The provision for income taxes on earnings from continuing operations does not reflect the Company’s inclusion in the tax returns of the Parent or an affiliate. Certain income taxes of the Company are paid by the Parent or an affiliate on behalf of the Company. The payment of income taxes by the Parent or affiliate on behalf of the Company is recorded within group equity on the Combined Balance Sheets.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

The provision for income taxes on income (loss) from discontinued operations includes an income tax benefit from a loss on the sale of a discontinued operation in 2006 that was utilized by the Parent. The income tax benefit was recorded within group equity on the Combined Balance Sheets.

Earnings from continuing operations before income taxes shown below are based on the geographic location to which such earnings are attributable.

	Years Ended June 30,
	2006	2005	2004
Earnings from continuing operations before income taxes:
United States	$256.2	$233.9	$229.5
Foreign	46.5	40.0	20.9

	$302.7	$273.9	$250.4

The provision for income taxes consists of the following components:

	Years Ended June 30,
	2006	2005	2004
Current:
Federal	$56.3	$80.4	$60.7
Foreign	18.7	7.4	15.6
State	10.9	16.2	10.6

Total current	$85.9	$104.0	$86.9
Deferred:
Federal	$31.2	$1.4	$15.2
Foreign	(0.7)	1.8	(0.7)
State	5.8	0.3	2.8

Total deferred	$36.3	$3.5	$17.3

Total provision for income taxes	$122.2	$107.5	$104.2

A reconciliation between the Company’s effective tax rate on earnings from continuing operations and the U.S. federal statutory rate is as follows:

	Years Ended June 30,
	2006	%	2005	%	2004	%
Provision for taxes at U.S. statutory rate	$106.0	35.0	$95.9	35.0	$87.6	35.0
Increase (decrease) in provision from:
State taxes, net of federal tax	10.8	3.6	10.7	3.9	8.7	3.5
Valuation allowance for losses	4.5	1.5	6.0	2.2	6.3	2.5
Other	0.9	0.3	(5.1)	(1.8)	1.6	0.6

	$122.2	40.4%	$107.5	39.3%	$104.2	41.6%

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

The balance sheet classification and significant components of deferred income tax assets and liabilities are as follows:

	June 30,
	2006	2005
Classification:
Current deferred tax assets (included in other current assets)	$26.1	$23.6
Long term deferred tax assets (included in other non-current assets)	—	3.3
Long term deferred tax liabilities (included in other non-current liabilities)	(36.7)	(2.0)

Net deferred tax assets (liabilities)	$(10.6)	$24.9

Components:
Deferred tax assets:
Accrued expenses not currently deductible	$13.1	$17.1
Depreciation	14.4	11.0
Compensation and benefits not currently deductible	12.9	6.0
Net operating losses	18.1	13.4
Other	1.4	2.9

	59.9	50.4
Less: Valuation allowances	(19.8)	(15.4)

Deferred tax assets — net	40.1	35.0

Deferred tax liabilities:
Goodwill and identifiable intangibles	49.4	7.9
Other	1.3	2.2

Deferred tax liabilities	50.7	10.1

Net deferred tax assets (liabilities)	$(10.6)	$24.9

Income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested as of June 30, 2006, 2005 and 2004.

The Company has estimated foreign net operating loss carry forwards of approximately $28.4 million as of June 30, 2006 of which $4.7 million expires in 2009 through 2012 and $23.7 million which has an indefinite utilization period. In addition, the Company has estimated Federal net operating losses of a US subsidiary which is not included in the Company’s consolidated return of approximately $22.9 million as of June 30, 2006 which expires in 2023 through 2026.

The Company has recorded valuation allowances of $19.8 million and $15.4 million at June 30, 2006 and 2005, respectively, because the Company does not believe that it is more likely than not that it will be able to utilize net operating loss carryforwards and deferred tax assets of certain subsidiaries to offset future taxable earnings.

Income tax payments were approximately $2.8 million, $2.1 million and $2.3 million for the years ended June 30, 2006, 2005 and 2004, respectively, for payments made directly by the Company. The income tax payments exclude payments made by the Parent or an affiliate on behalf of the Company as these amounts are recorded within group equity on the Combined Balance Sheets. For the years ended June 30, 2006, 2005 and 2004, income tax payments that were paid on behalf of the Company by the Parent or an affiliate were $81.7 million, $107.6 million and $82.3 million, respectively, and are included within group equity on the Combined Balance Sheets.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

The Company is routinely examined by the Internal Revenue Service (the “IRS”) in conjunction with the IRS audit of the Parent and examined by tax authorities in countries in which it conducts business, as well as states in which it has significant business operations. The tax years under examination vary by jurisdiction. The Company is included in the IRS examination of the Parent for the years ended June 30, 1998 through the year ended June 30, 2002 which is expected to be substantially completed in fiscal 2007. The Company regularly considers the likelihood of assessments in each of the jurisdictions resulting from examinations. The Company has established tax reserves which it believes are adequate in relation to the potential assessments. Once established, reserves are adjusted when there is more information available, when an event occurs necessitating a change to the reserves or the statute of limitations for the relevant taxing authority to examine the tax position has expired. The resolution of tax matters should not have a material effect on the combined financial condition of the Company, the Company’s Combined Statements of Earnings for a particular future period or on the Company’s effective tax rate.

NOTE 16. CONTRACTUAL COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET ARRANGEMENTS

The Company has obligations under various facilities and equipment leases and software license agreements. Total expense for continuing operations under these agreements was approximately $92.2 million, $86.1 million and $85.7 million in fiscal 2006, 2005 and 2004, respectively, with minimum commitments at June 30, 2006 as follows:

Years Ending June 30,
2007	$48.8
2008	39.7
2009	23.4
2010	16.7
2011	14.3
Thereafter	19.6

$162.5

In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices.

As of June 30, 2006, the Company has purchase commitments of approximately $0.7 million relating to software and equipment purchases and maintenance contracts, the majority of which relates to fiscal 2007.

From time to time the Company will extend a temporary subordinated loan (“TSL”) to its correspondent broker-dealers in the Clearing and Outsourcing Solutions segment. In addition, the Company will provide committed revolving lines of credit. As of both June 30, 2006 and 2005, there were no TSLs outstanding and unfunded committed revolving lines of credit totaled $5 million.

The Company is subject to various claims and litigation in the normal course of business. The Company does not believe that the resolution of these matters will have a material impact on the combined financial statements.

It is not the Company’s business practice to enter into off-balance sheet arrangements. However, the Company is exposed to market risk from changes in foreign currency exchange rates that could impact its financial position, results of operations and cash flows. The Company manages its exposure to these market risks through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The Company uses derivative financial instruments as risk management tools

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

and not for trading purposes. The Company was not a party to any derivative financial instruments at June 30, 2006. In the normal course of business, the Company also enters into contracts in which it makes representations and warranties that relate to the performance of the Company’s products and services. The Company does not expect any material losses related to such representations and warranties.

In the normal course of business, the securities activities of the Company’s Clearing and Outsourcing Solutions segment primarily involve executions, settlement and financing of various securities transactions for a nationwide retail and institutional, customer and non-customer client base, introduced by its correspondent broker-dealers. These activities may expose the Company to risk in the event customers, other brokers and dealers, banks, clearing organizations or depositories are unable to fulfill contractual obligations.

The Company’s Clearing and Outsourcing Solutions segment conducts business with brokers and dealers, clearing organizations and depositories that are primarily located in the New York area. Banking activities are conducted mainly with commercial banks located in the New York area and throughout the country to support customer securities activities of correspondent broker-dealers.

For transactions in which the Company’s Clearing and Outsourcing Solutions segment extends credit to customers and non-customers, the Company seeks to control the risk associated with these activities by requiring customers and non-customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requests the deposit of additional collateral or reduces securities positions, when necessary. In addition, the Company’s correspondent broker-dealers may be required to maintain deposits relating to its security clearance activities.

The Company’s Clearing and Outsourcing Solutions segment records customers’ securities transactions on a settlement date basis, which is generally three business days after trade date. The Company is therefore exposed to off-balance sheet risk of loss on unsettled transactions in the event customers and other counterparties are unable to fulfill contractual obligations.

The Company may be exposed to a risk of loss not reflected in the Combined Balance Sheets for securities sold, not yet purchased, should the value of such securities rise. The securities lending activities of the Company’s Clearing and Outsourcing Solutions segment requires the Company to pledge securities as collateral. In the event the counterparty is unable to meet its contractual obligation, the Company may be exposed to off-balance sheet risk of acquiring securities at prevailing market prices. The Company monitors the credit standing of counterparties with whom it conducts business. Risk is further controlled by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral level in the event of excess market exposure or instituting securities buy-in procedures when required.

The Company also provides guarantees to securities clearinghouses and exchanges. Under the standard membership agreement, members are required to guarantee the performance of the other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearinghouse, the other members would be required to meet any shortfalls. The Company’s liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is carried on the Combined Balance Sheets for these transactions.

NOTE 17. ACCUMULATED OTHER COMPREHENSIVE INCOME

Comprehensive income is a measure of income that includes both net earnings and other comprehensive income (loss). Accumulated other comprehensive income (loss) which is comprised entirely of foreign currency

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

translation adjustments was $28.0 million, $13.3 million and $(2.8) million in fiscal 2006, 2005 and 2004, respectively. The cumulative foreign currency translation adjustment was $45.2 million, $17.2 million and $3.9 million as of June 30, 2006, 2005 and 2004, respectively.

NOTE 18. FINANCIAL DATA BY SEGMENT

The Company manages its business operations through strategic business units. Based upon similar economic characteristics and operational characteristics, the Company’s strategic business units are aggregated into the following three reportable segments: Investor Communication Solutions, Securities Processing Solutions, and Clearing and Outsourcing Solutions. The primary components of “Other” are corporate allocations and expenses. Certain revenues and expenses are charged to the reportable segments at a standard rate for management reasons. Other costs are recorded based on management responsibility. The fiscal 2005 and 2004 reportable segments’ net revenues and earnings before income taxes have been adjusted to reflect updated fiscal 2006 budgeted foreign exchange rates. Foreign exchange differences is a reconciling item between the actual foreign exchange rates and fiscal 2006 budgeted foreign exchange rates. This adjustment is eliminated in combination and as such represents a reconciling difference to net revenues and earnings from continuing operations before income taxes.

	Investor Communication Solutions	Securities Processing Solutions	Clearing and Outsourcing Solutions	Other	Foreign Exchange	Total
Year ended June 30, 2006
Net revenues	$1,391.2	$476.2	$80.6	$(16.8)	$2.1	$1,933.3
Earnings from continuing operations before income taxes	204.9	129.7	(25.0)	(8.0)	1.1	302.7
Assets	704.6	412.0	986.6	31.5	—	2,134.7
Capital expenditures for continuing operations	28.2	4.7	1.6	0.1	—	34.6
Depreciation and amortization	21.6	19.8	4.7	2.1	—	48.2
Year ended June 30, 2005
Net revenues	$1,215.3	$461.4	$61.5	$(14.1)	$(7.0)	$1,717.1
Earnings from continuing operations before income taxes	176.3	128.8	(20.7)	(7.2)	(3.3)	273.9
Assets	685.9	396.4	1,264.6	39.6	—	2,386.5
Capital expenditures for continuing operations	24.4	8.9	—	—	—	33.3
Depreciation and amortization	21.2	19.9	2.5	2.0	—	45.6

Year ended June 30, 2004
Revenues	$1,092.5	$450.6	$—	$(0.1)	$(17.2)	$1,525.8
Earnings from continuing operations before income taxes	150.7	112.5	—	(5.7)	(7.1)	250.4
Assets	627.2	337.5	—	35.8	—	1,000.5
Capital expenditures for continuing operations	22.0	11.9	—	1.0	—	34.9
Depreciation and amortization	19.6	21.5	—	2.0	—	43.1

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Combined Financial Statements—(Continued)

(Tabular dollars in millions, except per share amounts)

Revenues and assets by geographic area are as follows:

	United States	Canada	United Kingdom	Other	Total
Year ended June 30, 2006
Net revenues	$1,722.6	$180.1	$16.2	$14.4	$1,933.3
Assets	$2,026.4	$59.6	$35.1	$13.6	$2,134.7

Year ended June 30, 2005
Net revenues	$1,545.7	$138.1	$18.9	$14.4	$1,717.1
Assets	$2,310.0	$37.2	$25.6	$13.7	$2,386.5

Year ended June 30, 2004
Revenues	$1,379.7	$116.8	$17.4	$11.9	$1,525.8
Assets	$916.6	$38.4	$30.3	$15.2	$1,000.5

NOTE 19. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

Summarized quarterly results of operations for the two fiscal years ended June 30, 2006 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended June 30, 2006
Net revenues	$375.3	$389.4	$450.5	$718.1
Gross margin	$85.9	$91.9	$102.1	$220.4
Net earnings from continuing operations	$20.2	$26.4	$33.3	$100.6
Net earnings	$18.8	$13.6	$33.6	$100.7

Year ended June 30, 2005
Net revenues	$310.3	$354.4	$419.1	$633.3
Gross margin	$72.2	$83.1	$101.4	$187.2
Net earnings from continuing operations	$29.4	$21.5	$36.1	$79.4
Net earnings	$28.9	$20.9	$33.6	$82.0

*    *    *    *    *    *    *

Brokerage Services Business of Automatic Data Processing, Inc.

Condensed Combined Statements of Earnings

(In millions)

(Unaudited)

	Six months ended December 31,
	2006	2005
Revenues:
Services revenues	$842.9	$735.9
Other	40.1	36.1

Total revenues	883.0	772.0
Interest expense from securities operations	11.6	7.3

Net revenues	871.4	764.7

Cost of net revenues	675.8	586.9
Selling, general and administrative expenses	101.6	99.1
Other expenses, net	1.6	0.6

	779.0	686.6

Earnings from continuing operations before income taxes	92.4	78.1
Provision for income taxes	35.9	31.5

Net earnings from continuing operations	56.5	46.6
Loss from discontinued operations, net of benefit for income taxes of $9.2 for the six months ended December 31, 2005	—	(14.2)

Net earnings	$56.5	$32.4

See notes to condensed combined financial statements.

Brokerage Services Business of Automatic Data Processing, Inc.

Condensed Combined Balance Sheets

(In millions)

(Unaudited)

	ADP Dividend Pro Forma December 31, 2006	December 31, 2006	June 30, 2006
Assets
Current assets:
Cash and cash equivalents	$84.8	$84.8	$50.1
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	40.4	40.4	40.3
Accounts receivable, net	344.7	344.7	404.2
Securities clearing receivables	924.0	924.0	836.8
Other current assets	46.6	46.6	74.5

Total current assets	1,440.5	1,440.5	1,405.9
Property, plant and equipment, net	70.3	70.3	80.7
Other non-current assets	115.3	115.3	111.3
Goodwill	480.8	480.8	480.4
Intangible assets, net	32.4	32.4	56.4

Total assets	$2,139.3	$2,139.3	$2,134.7

Liabilities and Group Equity
Current liabilities:
Accounts payable	$65.8	$65.8	$78.4
Accrued expenses and other current liabilities	153.6	153.6	172.9
Securities clearing payables	790.5	790.5	613.6
Deferred revenues	2.7	2.7	9.5
Notes payable to affiliated parties	84.4	84.4	115.9
Dividend payable to ADP	800.0	—	—

Total current liabilities	1,897.0	1,097.0	990.3
Other non-current liabilities	48.9	48.9	59.4
Deferred revenues	43.4	43.4	41.8

Total liabilities	1,989.3	1,189.3	1,091.5

Group equity:
Parent company’s net investment	113.3	913.3	998.0
Accumulated other comprehensive income	36.7	36.7	45.2

Total group equity	150.0	950.0	1,043.2

Total liabilities and group equity	$2,139.3	$2,139.3	$2,134.7

See notes to condensed combined financial statements.

Brokerage Services Business of Automatic Data Processing, Inc.

Condensed Combined Statements of Cash Flows

(In millions)

(Unaudited)

	Six Months Ended December 31,
	2006	2005
Cash Flows From Operating Activities
Net earnings	$56.5	$32.4
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Depreciation and amortization	19.8	21.8
Amortization of other assets	10.3	10.9
Stock-based compensation expense	12.1	12.5
Impairment of assets of discontinued operations business	—	19.0
Other	2.7	2.4
Operating activities of discontinued operations	—	3.3
Changes in operating assets and liabilities:
(Increase) decrease in cash and securities segregated for regulatory purposes or deposited with clearing organizations	(0.1)	178.4
Decrease in receivables and other assets	68.6	68.3
Decrease in accounts payable, accrued expenses and other liabilities	(42.7)	(16.0)
Increase in securities clearing receivables	(87.2)	(102.2)
Increase in securities clearing payables	176.9	122.6

Net cash flow provided by operating activities	216.9	353.4

Cash Flows From Investing Activities
Capital expenditures	(9.0)	(15.8)
Purchases of intangibles	(3.3)	(2.5)

Net cash flows used in investing activities	(12.3)	(18.3)

Cash Flows From Financing Activities
Net proceeds from (payments on) notes payable to parent and affiliates	(31.5)	16.9
Net returns of investments to parent and affiliates	(138.3)	(268.4)

Net cash flows used in financing activities	(169.8)	(251.5)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.2)

Net change in cash and cash equivalents	34.7	83.4
Cash and cash equivalents, at beginning of period	50.1	32.5

Cash and cash equivalents, at end of period	84.8	115.9
Less cash and cash equivalents of discontinued operations, end of period	—	(1.1)

Cash and cash equivalents of continuing operations, end of period	$84.8	$114.8

Supplemental disclosure of cash flow information:
Cash payments made for interest	$13.2	$8.8
Cash payments made for income taxes	$4.1	$0.4

See notes to condensed combined financial statements.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Condensed Combined Financial Statements

(Tabular dollars in millions)

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

The condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These financial statements present the combined financial position and results of operations of the Brokerage Services Business (the “Company”) of Automatic Data Processing, Inc. (“ADP” or the “Parent”), which is under common control and common management by ADP. The historical financial results in the condensed combined financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone entity. The condensed combined financial statements included herein do not reflect any changes that may occur in the financing and operations of the company as a result of the Distribution. The Company is expected to have a capital structure different from the capital structure in the condensed combined financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that the Company would have incurred as a separate, independent company. However, management believes that the condensed combined financial statements include all adjustments necessary for a fair presentation of the business and all intercompany balances and transactions of the Company have been eliminated.

The accompanying condensed combined financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods. These condensed combined financial statements should be read in conjunction with the combined financial statements and related notes of the Company as of and for the year ended June 30, 2006. The results of operations for the six months ended December 31, 2006 may not be indicative of the results to be expected for the fiscal year ending June 30, 2007.

The condensed combined financial statements include costs for facilities, functions and services used by the Company at shared ADP sites and costs for certain functions and services performed by centralized ADP organizations and directly charged to the Company based on usage. The expenses allocated to the Company for these services are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, independent entity and had otherwise managed these functions. The Company’s condensed combined financial statements include the following transactions with ADP or its affiliates:

Overhead Expenses: The Condensed Combined Statements of Earnings of the Company include an allocation of certain general expenses of ADP and its affiliates, which were in support of the Company, including departmental costs for information technologies, travel, treasury, tax, internal audit, risk management, real estate, benefits and other corporate and infrastructure costs. The Company was allocated $5.3 million and $5.1 million of these overhead costs related to ADP’s shared functions for the six months ended December 31, 2006 and 2005, respectively. These allocated costs are reported in selling, general and administrative expenses. These allocations were based on a variety of factors. The cost for information technology support is allocated based on the number of Company end users in relation to ADP’s total number of users. The allocation of the travel department costs is based on the estimated percentage of travel directly related to the Company. The allocation of the treasury department costs is a combination of an estimated percentage of support staff time and bank service charges that are directly related to the Company’s activities. The allocation of the internal audit department costs is based on the internal audit hours incurred for the Company in relation to ADP’s total internal audit hours. The allocation of the risk management department costs is based on the estimated percentage of insurance coverage for the Company in relation to ADP’s total insurance coverage. The allocation of the real estate department costs is based on the number of leased facilities for the Company managed by the Corporate real estate department in relation to ADP’s total leased facilities. All other allocations are based on an estimated percentage of support

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Condensed Combined Financial Statements—(Continued)

(Tabular dollars in millions)

(Unaudited)

staff time related to the Company in comparison to ADP as a whole. Management believes that these allocations were made on a reasonable basis. Management estimates that the incremental costs associated with operating as a stand-alone company would be approximately $15.0 million in each of the periods presented.

Royalty Fees: The Condensed Combined Statements of Earnings include a trademark royalty fee charged by ADP to the Company based on revenues for licensing fees associated with the use of the ADP trademark. The Company was charged $20.4 million and $19.6 million for the six months ended December 31, 2006 and 2005, respectively, for such trademark royalty fees. The portion of the allocated costs that are reported as selling, general and administrative expenses are $20.4 million and $18.6 million for the six months ended December 31, 2006 and 2005, respectively. The portion of allocated costs that are reported within the loss from discontinued operations are $0 and $1.0 million for the six months ended December 31, 2006 and 2005, respectively.

Services Received from Affiliated Companies: Certain systems development functions have been outsourced to an ADP shared services facility located in India. This facility provides services to the Company as well as to other ADP affiliates. The Company purchased $4.8 million and $4.3 million of services from this facility for the six months ended December 31, 2006 and 2005, respectively. The Company recorded a charge of $55.3 million for the use of ADP’s shared services data center for the six months ended December 31, 2006. The charge for these services is included within cost of revenues.

Services Provided to Affiliated Companies: The Company has charged ADP and its affiliates for providing certain investor communication services. The Company recorded revenue of $9.1 million and $9.1 million for these services for the six months ended December 31, 2006 and 2005, respectively. The portion of this revenue that is reported within the loss from discontinued operations is $0.2 million for the six months ended December 31, 2005. Management believes that these charges were made on a reasonable basis.

Notes Payable to Affiliated Parties: The amounts recorded in the condensed combined financial statements as notes payable to affiliated parties represent amounts that are payable to affiliated parties under contractual arrangements. Interest expense on these transactions with affiliated companies is disclosed in Note 3.

Other Services: The Company receives other services from ADP and its affiliates including payroll processing services and the use of information technology software for recruiting employees. The Company is primarily charged at a fixed rate per employee per month for such payroll processing services. The charge for the use of information technology software for recruiting employees was based on the Company’s headcount in relation to ADP’s total headcount. Expenses incurred for such services was $0.3 million and $0.3 million for the six months ended December 31, 2006 and 2005, respectively. These costs are included in the Condensed Combined Statements of Earnings in selling, general and administrative expenses.

Financing Arrangements with ADP: ADP manages and controls the treasury functions of the Company. Collections are swept by central treasury on a daily basis and ADP pays vendors, payroll, taxes and other disbursements on the Company’s behalf. The parent company’s net investment in the Condensed Combined Balance Sheets includes the excess of distributions to ADP over disbursements by ADP. Balances that have been recorded as notes payable to affiliated parties explained in Note 6 represent balances due where debt agreements exist and management intends to repay the balance. Amounts included in the Parent company’s net investment include: (i) taxes paid by ADP on the Company’s behalf for the six months ended December 31, 2006 and 2005 of $34.1 million and $32.1 million, respectively, (ii) equipment and software at net book value of $24.0 million for the six months ended December 31, 2006, and (iii) as described above, overhead expenses, royalty fees, services received from and provided to affiliated companies and other services totaling $77.0 million and $20.2 million for the six months ended December 31, 2006 and 2005, respectively.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Condensed Combined Financial Statements—(Continued)

(Tabular dollars in millions)

(Unaudited)

Unaudited Pro Forma Balance Sheet for ADP Dividend: In connection with the separation from ADP, the Company expects to enter into a $800.0 million interim term facility. At or prior to the distribution, the Company intends to pay $800.0 million to ADP in the form of a cash dividend. The accompanying unaudited pro forma balance sheet as of December 31, 2006 gives effect to the $800.0 million dividend expected to be paid to ADP.

NOTE 2. NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The requirements of SAB 108 are effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company will adopt SAB 108 during fiscal 2007 and is currently evaluating the effect that the adoption will have on its consolidated results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). This statement provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided that the entity: makes that choice in the first 120 days of that fiscal year; has not yet issued financial statements for any interim period of the fiscal year of adoption; and also elects to apply the provisions of Statement No. 157, Fair Value Measurements (“SFAS No. 157”). The Company intends to early adopt SFAS No. 159 as of the first quarter of fiscal 2008 and is currently assessing the impact of adoption on its results of operations and financial condition.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). This statement would require a company to (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status, (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, and (c) recognize changes in the funded status of a defined postretirement plan in the year in which the changes occur (reported in comprehensive income). The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The Company plans to include the effect of adopting SFAS No. 158 in its Form 10-K for the year ending June 30, 2007. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, which the Company does not believe will have a material impact on its consolidated results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect that the adoption of SFAS No. 157 will have, if any, on its consolidated results of operations and financial condition.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Condensed Combined Financial Statements—(Continued)

(Tabular dollars in millions)

(Unaudited)

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 applies to all tax positions accounted for under SFAS No. 109, “Accounting for Income Taxes” and defines the confidence level that a tax position must meet in order to be recognized in the financial statements. The interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If a tax position is not considered “more-likely-than-not” to be sustained then no benefits of the position are to be recognized. FIN 48 requires additional annual disclosures and is effective as of the beginning of the first fiscal year beginning after December 15, 2006. The Company expects to adopt FIN 48 on July 1, 2007 and is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition.

NOTE 3. OTHER EXPENSES, NET

Other expenses, net consists of the following:

	Six months ended December 31,
	2006	2005
Interest expense on notes payable to affiliated parties	$1.2	$0.8
Foreign exchange loss (income)	0.3	(0.3)
Other	0.1	0.1

Other expenses, net	$1.6	$0.6

NOTE 4. DISCONTINUED OPERATIONS

On January 20, 2006, the Company completed the sale of its Investor Communication Solutions’ financial print business for $7.5 million. The Company has classified the results of operations of this business as discontinued operations. In connection with the plan to dispose of the financial print business, the Company recorded an impairment charge of $19.0 million in the six months ended December 31, 2005 in order to reflect the assets of this business at fair value in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This impairment charge is included in the loss from discontinued operations on the Condensed Combined Statements of Earnings.

Operating results of this discontinued operation for the six months ended December 31, 2005 were as follows:

Revenues	$42.4

Losses before income taxes from discontinued operations	(23.4)
Income tax benefit	9.2

Net loss from discontinued operations	$(14.2)

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Condensed Combined Financial Statements—(Continued)

(Tabular dollars in millions)

(Unaudited)

NOTE 5. SECURITIES CLEARING RECEIVABLES AND PAYABLES

Securities clearing receivables and payables consist of the following:

	December 31, 2006	June 30, 2006
Receivables:
Clearing customers	$551.9	$552.0
Securities borrowed	110.2	100.7
Broker-dealers and other	111.5	63.3
Clearing organizations	24.3	27.7
Securities failed to deliver	126.1	93.1

Total	$924.0	$836.8

Payables:
Clearing customers	$550.2	$449.7
Securities loaned	13.3	5.8
Broker-dealers and other	132.8	90.8
Securities failed to receive	94.2	67.3

Total	$790.5	$613.6

As of December 31, 2006, the Company had received collateral, primarily in connection with securities borrowed and customer margin loans, with a market value of approximately $6,749.2 million, which it can sell or repledge. Of this amount, approximately $380.0 million had been pledged or sold as of December 31, 2006 in connection with securities loaned and deposits with clearing organizations.

The Clearing and Outsourcing Solutions segment is comprised of one subsidiary, which is subject to the Uniform Net Capital Rule of the Securities and Exchange Commission. At December 31, 2006, the aggregate net capital of such subsidiary was $216.5 million, exceeding the net capital requirement by $200.8 million. This subsidiary has secured unlimited Excess Securities Industry Protection Corporate (“SIPC”) insurance coverage for its customers. Under the terms of the unlimited Excess SIPC insurance coverage, this subsidiary is required to maintain net capital of $200.0 million.

NOTE 6. NOTES PAYABLE TO AFFILIATED PARTIES

At December 31, 2006 and June 30, 2006, the Company’s ADP Clearing & Outsourcing Services, Inc. (“ADPCOS”) subsidiary had a subordinated loan payable of $65.0 million under a $250.0 million revolving cash subordination agreement with the Parent, the components of which are as follows:

			Expense
Principal	Interest Rate	Maturity	Six Months Ended December 31,		Fair Value
			2006	2005
$ 30.0	0%	June 6, 2016	$—	$—	$17.1
$ 35.0	Fed Funds + 85 bps	June 6, 2016	$1.1	$0.3	$35.0

Fair value of the non-interest bearing loan was estimated using an assumed interest rate of 6.01%, discounted back from the maturity date.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Condensed Combined Financial Statements—(Continued)

(Tabular dollars in millions)

(Unaudited)

This loan is subordinated to the claims of general creditors of ADPCOS and has been approved as regulatory capital and, accordingly, is included as regulatory capital in computing the ADPCOS’ net capital under Rule 15c3-1.

The interest expense on this loan is shown as a reduction of revenues in the Condensed Combined Statements of Earnings.

The following is a listing of all notes payable to affiliates including those discussed above:

Type of Issue	Interest Rate	Original Date of Maturity	December 31, 2006	June 30, 2006
Notes payable denominated in a foreign currency:
Note payable to affiliate	0.75%	3/13/08	$2.6	$2.6
Note payable to affiliate	5.70%	3/20/08	2.3	2.3
Note payable to affiliate	0.00%		—	31.8

			4.9	36.7

Notes payable denominated in US dollars:
Note payable to affiliate	3.45%	1/20/07	14.5	14.2
Note payable to affiliate	0.00%	6/6/16	30.0	30.0
Note payable to affiliate	Fed Funds + 85 bps	6/6/16	35.0	35.0

			79.5	79.2

Total notes payable to affiliated parties			$84.4	$115.9

Notes payable to affiliates are to be repaid prior to the spin-off date. Accordingly, they have been classified as current liabilities on the Condensed Combined Balance Sheets. Interest expense on notes payable to affiliates was $1.2 million and $0.8 million for the six months ended December 31, 2006 and 2005, respectively. Interest expense on notes payable to affiliates is reported in other expenses, net in the Condensed Combined Statements of Earnings.

NOTE 7. EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plans. Certain employees of the Company are covered by ADP’s domestic defined benefit plans. In addition, certain employees of the Company are part of ADP’s Supplemental Officer Retirement Plan (“SORP”). The SORP is a defined benefit plan pursuant to which ADP will pay supplemental pension benefits to certain key officers upon retirement based upon the officers’ years of service and compensation. Liabilities and assets related to these plans have not been allocated to the Company and are therefore included in group equity on the Condensed Combined Balance Sheets. Domestic pension expense allocated to the Company for the six months ended December 31, 2006 and 2005 was $2.3 million and $1.5 million, respectively. SORP expense allocated to the Company for the six months ended December 31, 2006 and 2005 was $0.1 million and $0.2 million, respectively.

Defined Contribution Savings Plans. ADP has defined contribution plans that cover most of its domestic employees. This 401(k) plan provides company matching under various formulas. The costs allocated to the Company for the domestic associates plans for the six months ended December 31, 2006 and 2005 were $2.5 million and $2.4 million, respectively.

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Condensed Combined Financial Statements—(Continued)

(Tabular dollars in millions)

(Unaudited)

NOTE 8. INCOME TAXES

The Company is routinely examined by the Internal Revenue Service (the “IRS”) as a part of the IRS audit of the Parent and examined by tax authorities in countries in which it conducts business, as well as states in which it has significant business operations. The tax years under examination vary by jurisdiction. The Company is included in the IRS examination of the Parent for the years ended June 30, 1998 through the year ended June 30, 2002 which is expected to be substantially completed in fiscal 2008. In addition, the IRS is conducting an examination of fiscal 2003 through 2006 of the Parent. The Company regularly considers the likelihood of assessments in each of the jurisdictions resulting from examinations. The Company has established tax reserves which it believes are adequate in relation to the potential assessments. Once established, reserves are adjusted when there is more information available, when an event occurs necessitating a change to the reserves or the statute of limitations for the relevant taxing authority to examine the tax position has expired. The resolution of tax matters should not have a material effect on the combined financial condition of the Company, on the Company’s Condensed Combined Statements of Earnings for a particular future period or on the Company’s effective tax rate.

NOTE 9. CONTRACTUAL COMMITMENTS, CONTINGENCIES AND OFF-BALANCE SHEET ARRANGEMENTS

From time to time the Company will extend a temporary subordinated loan (“TSL”) to its correspondent broker-dealers in the Clearing and Outsourcing Solutions segment. In addition, the Company will provide committed revolving lines of credit. As of December 31, 2006 and June 30, 2006, there were no TSL’s outstanding.

The Company is subject to various claims and litigation in the normal course of business. The Company does not believe that the resolution of these matters will have a material impact on the consolidated financial statements.

It is not the Company’s business practice to enter into off-balance sheet arrangements. However, the Company is exposed to market risk from changes in foreign currency exchange rates that could impact its financial position, results of operations and cash flows. The Company manages its exposure to these market risks through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. The Company uses derivative financial instruments as risk management tools and not for trading purposes. In the normal course of business, the Company also enters into contracts in which it makes representations and warranties that relate to the performance of the Company’s services. In addition, the securities transactions of the Clearing and Outsourcing Solutions segment involve collateral arrangements required by various regulatory and internal guidelines, which are monitored daily. The Company was not a party to any derivative financial instruments at June 30, 2006. In the normal course of business, the Company also enters into contracts in which it makes representations and warranties that relate to the performance of the Company’s products and services. The Company does not expect any material losses related to such representations and warranties or collateral arrangements.

The Company is a member of numerous exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet these shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post

Brokerage Services Business of Automatic Data Processing, Inc.

Notes to Condensed Combined Financial Statements—(Continued)

(Tabular dollars in millions)

(Unaudited)

collateral. The Company’s maximum potential liability under these arrangements cannot be quantified. However, the Company believes that it is unlikely that the Company will be required to make payments under these arrangements. Accordingly, no contingent liability is recorded in the combined financial statements for these arrangements.

NOTE 10. INTERIM FINANCIAL DATA BY SEGMENT

Investor Communication Solutions, Securities Processing Solutions and Clearing and Outsourcing Solutions are the Company’s reportable segments. The primary components of “Other” are corporate allocations and expenses.

Certain revenues and expenses are charged to the reportable segments at a standard rate for management reasons. Other costs are recorded based on management responsibility. The prior year’s reportable segment net revenues and earnings from continuing operations before income taxes have been adjusted to reflect updated fiscal 2007 budgeted foreign exchange rates.

Foreign exchange differences is a reconciling item between the actual foreign exchange rates and fiscal 2007 budgeted foreign exchange rates. This adjustment is eliminated in consolidation and as such represents a reconciling difference to net revenues and earnings from continuing operations before income taxes.

Segment Results:

	Net revenues		Earnings from Continuing Operations before Income Taxes
	Six Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Investor Communication Solutions	$592.0	$512.1	$42.2	$42.7
Securities Processing Solutions	238.4	224.5	64.2	55.4
Clearing and Outsourcing Solutions	45.0	37.5	(10.2)	(15.8)
Other	(8.0)	(8.3)	(5.3)	(3.8)
Foreign exchange	4.0	(1.1)	1.5	(0.4)

Total	$871.4	$764.7	$92.4	$78.1

NOTE 11. RELATED PARTY TRANSACTION

On July 1, 2006 the Company transferred at net book value $3.0 million of equipment and $21.0 million of software and software licenses to the Parent. This transfer was related to the consolidation of ADP’s data center operations. These assets are now part of ADP’s shared services data center.

* * * * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Automatic Data Processing, Inc.

Roseland, New Jersey

We have audited the financial statements of the Brokerage Services Business of Automatic Data Processing, Inc. as of June 30, 2006 and 2005, and for each of the three years in the period ended June 30, 2006, and have issued our report thereon dated December 18, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards No. 123(R), “Share-Based Payment,” as revised, effective July 1, 2005 and an explanatory paragraph relating to the corporate-office income and expense allocations) included elsewhere in this Information Statement. Our audits also included the financial statement schedule included in this Information Statement. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/    DELOITTE & TOUCHE LLP

New York, New York

December 18, 2006

Brokerage Services Business of Automatic Data Processing, Inc.

Schedule II—Valuation and Qualifying Accounts

(In thousands)

Column A	Column B	Column C		Column D	Column E
		Additions
	Balance at beginning of period	Charged to costs and expenses	Other (1)	Deductions	Balance at end of period
Year ended June 30, 2006:
Allowance for doubtful accounts:
Accounts receivable, net	$4,816	$18	—	$(1,769)	$3,065
Securities clearing receivables	$3,678	$34	—	$(1,049)	$2,663
Deferred tax valuation allowance	$15,400	$4,400	—	—	$19,800

Year ended June 30, 2005:
Allowance for doubtful accounts:
Accounts receivable, net	$4,390	$2,863	—	$(2,437)	$4,816
Securities clearing receivables	—	—	$3,735	$(57)	$3,678
Deferred tax valuation allowance	$9,400	$6,000	—	—	$15,400

Year ended June 30, 2004:
Allowance for doubtful accounts:
Accounts receivable, net	$5,655	$2,571	—	$(3,836)	$4,390
Securities clearing receivables	—	—	—	—	—
Deferred tax valuation allowance	$3,100	$6,300	—	—	$9,400

(1)	Represents the allowance for doubtful accounts recorded in purchase accounting.